     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 21, 1997


                                                      REGISTRATION NO. 333-13499
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3


                                       TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------


               SIMULA, INC.                             ARIZONA                             86-0320129
           SIMULA HOLDINGS, INC.                        ARIZONA                             86-0846951
     SIMULA GOVERNMENT PRODUCTS, INC.                   ARIZONA                             86-0742551
         SIMULA TECHNOLOGIES, INC.                      ARIZONA                             86-0842935
          SAFETY EQUIPMENT, INC.                        ARIZONA                             86-0505970
          SEDONA SCIENTIFIC, INC.                       ARIZONA                             86-0778600
INTERNATIONAL CENTER FOR SAFETY EDUCATION,              ARIZONA                             86-0787589
                   INC.
SIMULA TRANSPORTATION EQUIPMENT CORPORATION              ARIZONA                            86-0742552
          AIRLINE INTERIORS, INC.                       ARIZONA                             86-0768865
    COACH AND CAR EQUIPMENT CORPORATION                 ARIZONA                             86-0763929
         ARTCRAFT INDUSTRIES CORP.                      ARIZONA                             86-0772587
               INTAERO, LTD.                            ARIZONA                               PENDING
  SIMULA AUTOMOTIVE SAFETY DEVICES, INC.                ARIZONA                             86-0789385
               VIATECH, INC.                           DELAWARE                             86-0763930
 SIMULA AUTOMOTIVE SAFETY DEVICES, LIMITED          UNITED KINGDOM                              N/A
         (Exact name of Registrant             (State of Incorporation)                  (I.R.S. Employer
         as specified in charter)                                                       Identification No.)


                            ------------------------


           2700 NORTH CENTRAL AVENUE, SUITE 1000                             BRADLEY P. FORST, ESQ.
                  PHOENIX, ARIZONA 85004                               VICE PRESIDENT AND GENERAL COUNSEL
                      (602) 631-4005                                  2700 NORTH CENTRAL AVENUE, SUITE 1000
    (Address, including zip code, and telephone number,                      PHOENIX, ARIZONA 85004
  including area code, of Registrant's principal executive                       (602) 631-4005
                         offices)                           (Name, address including zip code, and telephone number,
                                                                   including area code, of agent for service)


                                with copies to:

             CHRISTIAN J. HOFFMANN, III, ESQ.                                 ROBERT S. KANT, ESQ.
                    STREICH LANG, P.A.                                     MICHELLE S. MONSEREZ, ESQ.
                      RENAISSANCE ONE                                     O'CONNOR, CAVANAGH, ANDERSON,
                 TWO NORTH CENTRAL AVENUE                                KILLINGSWORTH & BESHEARS, P.A.
                PHOENIX, ARIZONA 85004-2391                            ONE EAST CAMELBACK ROAD, SUITE 1100
                      (602) 229-5200                                       PHOENIX, ARIZONA 85012-1656
                                                                                 (602) 263-2400

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                                                                          PROPOSED
TITLE OF EACH CLASS                                             AMOUNT TO BE         MAXIMUM AGGREGATE           AMOUNT OF
OF SECURITIES TO BE REGISTERED                                 REGISTERED(1)           OFFERING PRICE         REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------------
    % Senior Subordinated Convertible Notes...............       $34,500,000            $34,500,000               $11,896
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share(2).................     2,300,000 shares              --                     (4)
----------------------------------------------------------------------------------------------------------------------------------
Subsidiary Guarantees(5)..................................           (6)                                            (5)
==================================================================================================================================



(1) Includes $       aggregate principal amount that may be purchased pursuant
    to the Underwriters' over-allotment option.


(2) This number is estimated on the date of this Registration Statement. The actual number of shares of Common Stock issuable upon conversion will be determined by the Conversion Price on the date this Registration Statement becomes effective.

(3) Estimated solely for purposes of calculating the registration fee.

(4) The shares of Common Stock being registered hereby are issuable upon
    conversion of    % Senior Subordinated Convertible Notes. Accordingly, no
    additional filing fee is required pursuant to Rule 457(i) under the Securities Act of 1933.


(5) Simula Holdings, Inc., Simula Government Products, Inc., Simula Technologies, Inc., Safety Equipment, Inc., Sedona Scientific, Inc., International Center for Safety Education, Inc., Simula Transportation Equipment Corporation, Airline Interiors, Inc., Coach and Car Equipment Corporation, Artcraft Industries Corp., Intaero, Ltd., Simula Automotive Safety Devices, Inc., ViaTech, Inc., and Simula Automotive Safety Devices Limited are all wholly-owned subsidiaries of Simula, Inc. and each is registering guarantees of payment of principal, premium, if any, and interest on the % Senior Subordinated Convertible Notes registered hereby. Pursuant to Rule 457(n) under the Securities Act of 1933, no registration fee is required with respect to the Subsidiary Guarantees.


(6) No separate consideration will be received from the purchasers of the    %
    Senior Subordinated Notes with respect to the Subsidiary Guarantees.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED APRIL 21, 1997

PROSPECTUS

                                     $30,000,000


                                     SIMULA, INC.


                 % SENIOR SUBORDINATED CONVERTIBLE NOTES DUE          , 2004

SIMULA LOGO W/O NAME


     Simula, Inc. (the "Company") is offering hereby its   % Senior Subordinated
Convertible Notes due           ,2004 (the "Notes"). Interest on the Notes is
payable on January 30 and July 30 of each year commencing July 30, 1997. The Notes are convertible at the option of the holder at any time, unless previously redeemed, into shares of the Company's Common Stock, par value $.01 per share
("Common Stock") at a price of $          per share of Common Stock (the
"Conversion Price"), subject to adjustment in certain events.



     The Notes may be redeemed at the Company's option, upon at least 30 days'
notice, in whole or in part on a pro rata basis, on and after           , 1999,
at certain specified redemption prices plus accrued interest payable to the
redemption date. However, on or after           , 1999 and prior to           ,
2000, the Notes will not be redeemable unless the closing price of the Company's Common Stock as quoted on the New York Stock Exchange ("NYSE") has equaled or
exceeded $       for 20 trading days within a period of 30 consecutive trading days. In the event of a Change of Control of the Company, the Company will offer to purchase all outstanding Notes. See "Description of Notes."



     The Notes will be general unsecured obligations of the Company and will be subordinated to all present and future Senior Indebtedness (as defined herein). The Notes will rank pari passu in right of payment with all Senior Subordinated Indebtedness (as defined herein) and senior in right of payment to any future Subordinated Indebtedness (as defined herein) of the Company. At February 28, 1997, the Company had approximately $19.4 million of Senior Indebtedness outstanding, of which $4.2 million was at the subsidiary level. In addition, the Company had $20.0 million of Senior Subordinated Indebtedness outstanding at February 28, 1997.



     The Common Stock of the Company is traded on the NYSE under the symbol "SMU." On April 18, 1997, the closing price of the Common Stock on the NYSE was $14.38 per share. See "Price Range of Common Stock." The Notes have been approved for listing on the NYSE, subject to official notice of issuance under
the symbol     .



     INVESTORS SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH UNDER "RISK FACTORS," BEGINNING ON PAGE 8.


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                                   PRICE TO        UNDERWRITING      PROCEEDS TO
                                                  PUBLIC(1)        DISCOUNT(2)      COMPANY(1)(3)
----------------------------------------------------------------------------------------------------
Per Note......................................         %                %                 %
----------------------------------------------------------------------------------------------------
Total(4)......................................    $30,000,000           $                 $
====================================================================================================



(1) Plus accrued interest, if any, from the date of original issuance.


(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities arising under the Securities Act of 1933, as amended. See "Underwriting."

(3) Before deducting expenses payable by the Company estimated at $        .


(4) The Company has granted to the Underwriters an option for 45 days to
    purchase up to an additional $         aggregate principal amount of the
    Notes at the Price to Public less the Underwriting Discount, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discount, and Proceeds to Company will be
    $        , $        , and $        , respectively. See "Underwriting."



    The Notes are being offered by the Underwriters, when, as and if delivered to and accepted by them and subject to the right of the Underwriters to withdraw, cancel, modify, or reject any orders, in whole or in part, and subject to certain other conditions. It is expected that delivery of the Notes will be
made against payment therefor in New York, New York, on or about           ,
1997.


HD BROUS & CO., INC.
                        BREAN MURRAY & CO., INC.
                                                 L.H. FRIEND, WEINRESS, FRANKSON
                                             & PRESSON, INC.

                 The date of this Prospectus is April   , 1997

                       COMMERCIAL TRANSPORTATION SEATING

[Photo of mass transit     [Photo of rail seating]              [Photo of 16g seat]           16g Seat designed
       seating]                                                                               to absorb 16 times
                                Rail Seating                                                  the force of
 Mass Transit Seating                                                                         gravity upon
                                                                                              impact.

                           AUTOMOBILE SAFETY PRODUCTS

                                         The Company's patented inflatable
            [Photo of ITS]              tubular structure ("ITS") technology       [Graphic of Inflatable Tubular
                                          incorporates a tube that becomes                Cushion ("ITC")]
  ITS for side-impact head and neck        shorter in length and wider in
             protection.                diameter as it inflates. It forms a      Inflatable Tubular Cushion ("ITC")
                                         rigid structure and does not vent
                                            like a conventional airbag.
                                           [Graphic of Inflatable Tubular
                                                  Bolster ("ITB")]
                                         Inflatable Tubular Bolster ("ITB")

                            ------------------------


     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Unless otherwise noted, all information in this Prospectus assumes that the over-allotment option granted to the Underwriters will not be exercised. All information in this Prospectus gives retroactive effect to the Company's 3-for-2 stock split of its Common Stock on September 28, 1995.

                                  THE COMPANY


     The Company is a market-focused developer of technologies and advanced products and solutions addressing safety-related problems. A recognized world leader in energy absorption and related technologies, the Company designs and manufactures occupant seating, safety systems, and other devices engineered to safeguard human life in a wide range of air, ground, and sea transportation vehicles. Through strategic acquisitions and successful application of its various proprietary technologies in a variety of industries, the Company in recent years has expanded its market focus and is introducing new products for commercial and military applications. The Company currently conducts operations in three principal market segments including commercial transportation seating, government and defense contracting, and automobile safety systems. Products include commercial airliner seating systems, rail and mass-transit seating, helicopter and other military aircraft crashworthy seats, advanced composite materials including armor, and a side-impact head protection inflatable restraint system for automobiles. In late 1997 the Company will commence volume production for roll out of additional products including a bulkhead airbag system for commercial airliners and two cockpit inflatable restraint systems for military aircraft.


     Energy-Absorbing and Other Seating Systems. For over 20 years, the Company has been a leading provider of energy-absorbing, or "crashworthy," seating systems. As an outgrowth of this core business, in late 1995 the Company commenced the manufacture and sale of commercial airliner seating systems utilizing its technology to comply with stringent new FAA safety standards mandating seats designed to absorb 16 times the force of gravity upon impact ("16g"). Seating systems incorporating this crashworthy technology absorb shock upon impact that would otherwise be absorbed by an occupant of the vehicle. This is accomplished through engineering and utilization of the Company's proprietary data bases regarding the properties of materials, failure characteristics, and human body dynamics. Based on internal market surveys and data, management believes that the Company is the world's largest supplier of energy-absorbing military helicopter and other military aircraft seats and also is the leading North American provider of seating systems for rail and other mass transit vehicles.

     Inflatable Restraint Systems. The Company has developed proprietary and patented structures and systems that are used as inflatable restraints. The first product for automobiles, the inflatable tubular structure ("ITS"), is being introduced in certain BMW models to be delivered in 1997 to provide head and neck protection in side-impact collisions. The Company has a variety of other inflatable restraint applications and configurations for automobiles. The Company has also developed and certified the first airbag systems for commercial and military aircraft, which will be introduced in late 1997. In addition to providing inflatable restraint products directly to automobile and aircraft manufacturers, the Company licenses its proprietary inflatable restraint technology and products to first tier component suppliers.

     Armor and Other Composite Materials. The Company develops and manufactures a variety of composite materials which are integrated into its products and the products of third parties. The Company's principal composite products include high-strength, ultra-lightweight armor systems for use in targeted applications, such as surrounding crew seats in aircraft (V-22 Osprey, Apache, Blackhawk, and CH-53 Sea Stallion), protecting vital components of aircraft (C-17 cockpits and tank power units), and providing additional floor protection (multi-wheeled and transport vehicles). Other new products utilizing the Company's composite technology include portable transparent armor products for use in commercial vehicles, such as police cars and executive vehicles.

     Introductory Stage Technologies. The Company has several technologies and products in various phases of development that it believes will provide it with new products over the next several years. These products include additional applications of the Company's inflatable restraint technology, light-weight transparent armor, advanced sensors with multi-axial sensing ability, a vacuum-packed sealed parachute, and new polymers that may be used for high-performance windows, lenses, visors, and a number of other applications.

     The Company has experienced substantial growth since fiscal 1992 resulting from the broader application of its technology, its strategic acquisitions, and its development of new products. The Company's revenue increased from $18.8 million in 1992 to $65.8 million in 1996. During this time period, the percentage of the Company's revenue derived from government and defense contracts declined from 100% in 1990 to approximately 49% in 1996, with the balance from commercial customers. The Company's principal customers include America West Airlines, Autoliv GmbH, BMW, Boeing, Continental Airlines, Matsushita, McDonnell Douglas, Morton International, Sikorsky Aircraft, Southwest Airlines, metropolitan transit authorities in major North American cities, and various branches of the United States armed forces and agencies.

     The Company's strategy is to maintain its leading position in creating and applying proprietary technologies and advanced solutions to safety related problems and to develop its products for commercial sale to a wide range of customers in each of its three market segments. The key elements in executing this strategy are to (i) develop and utilize technology to enhance current products and create new products, (ii) focus on new product markets and regulatory requirements, (iii) expand manufacturing capabilities and maximize internal synergies, and (iv) pursue acquisitions and strategic alliances that complement existing businesses or provide manufacturing or distribution opportunities.

     The Company maintains its principal executive offices at 2700 North Central Avenue, Suite 1000, Phoenix, Arizona 85004, and its telephone number is (602) 631-4005. Unless the context indicates otherwise, all references to the "Company" or "Simula" refer to Simula, Inc. and its subsidiaries.

                                  THE OFFERING


                          See "Description of Notes."



Securities Offered.........  $30,000,000 aggregate principal amount of      %
                             Senior Subordinated Convertible Notes due,
                             2004.



Seniority..................  The Notes will be general unsecured obligations of the Company and will be subordinated to all present and future Senior Indebtedness (as defined herein). The Notes will rank pari passu in right of payment with all Senior Subordinated Indebtedness (as defined herein) and senior in right of payment to any future Subordinated Indebtedness (as defined herein) of the Company.



Interest Payments..........  The Notes will bear interest at   % per annum,
                             payable semiannually on January 30 and July 30, commencing July 30, 1997.



Maturity...................  If not earlier converted or redeemed, the Notes will be due and payable in full with all accrued
                             interest on           , 2004.



Conversion Rights..........  The Notes and the accrued interest payable thereon are convertible into shares of the Company's Common
                             Stock at a conversion price of $       per share
                             (the "Conversion Price"), subject to adjustment in certain events to protect against dilution of the Conversion Price.



Change of Control
Redemption.................  Within 30 days following the occurrence of any
                             Change of Control (as defined herein), the Company will offer to purchase all outstanding Notes at a purchase price equal to 100% of the aggregate principal amount of the Notes plus accrued and unpaid interest to the date of purchase. No assurance can be given that upon such event the Company would have adequate resources to pay such redemption price.

Optional Redemption........  If not earlier converted or redeemed, the Notes may be redeemed at the Company's option, upon at least 30 days' notice, in whole or in part on a pro rata
                             basis, on and after             , 1999, at certain
                             specified redemption prices (expressed in
                             percentages of principal amount) together with accrued interest payable thereon to the redemption
                             date. However, on or after             , 1999 and
                             prior to             , 2000, the Notes will not be
                             redeemable unless the closing price of the
                             Company's Common Stock as quoted on the NYSE has
                             equaled or exceeded $          for 20 trading days
                             within a period of 30 consecutive trading days.



Guarantees.................  The Notes are fully and unconditionally guaranteed, jointly and severally, by all of the Company's subsidiaries. See "Description of Notes."



Listing....................  The Notes have been approved for listing on the
                             NYSE, upon official notice of issuance, under the
                             symbol "SMU-     ." The Company's Common Stock is
                             listed on the NYSE under the symbol "SMU."


Use of Proceeds............  Expansion of manufacturing facilities, working capital and other general purposes, and potentially for acquisitions. See "Use of Proceeds."


Risk Factors...............  Prospective purchasers of the Notes offered hereby should carefully consider certain risk factors as detailed in this Prospectus and contained in all documents incorporated by reference into this Prospectus. Included among such factors are the Company's recent and anticipated losses, subordination, leverage and liquidity, entry into new markets, production risks and manufacturing experience, investment in and dependence on proprietary technology, need for additional capital, quarterly operating results, cyclicality, possible volatility of stock price, and management of growth. See "Risk Factors."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                                                          YEAR ENDED DECEMBER 31,
                                       --------------------------------------------------------------
                                          1996         1995         1994         1993         1992
                                       ----------   ----------   ----------   ----------   ----------
                                               (Dollars in thousands, except per share data)
INCOME STATEMENT DATA:
  Revenue............................  $   65,762   $   59,089   $   41,158   $   24,781   $   18,833
  Operating (loss) income(1).........      (9,226)       4,443        5,184        2,665        2,387
  (Loss) earnings before cumulative
     effect of change in accounting
     principle.......................      (6,810)       2,657        2,114        1,121        1,270
  Cumulative effect of change in
     accounting principle(2).........      (3,240)
                                       ----------   ----------   ----------   ----------   ----------
  Net (loss) earnings................  $  (10,050)  $    2,657   $    2,114   $    1,121   $    1,270
                                       ==========   ==========   ==========   ==========   ==========
PER SHARE AMOUNTS:
  (Loss) earnings before cumulative
     effect of a change in accounting
     principle.......................  $    (0.76)  $      .31   $      .37   $      .22
  Cumulative effect of change in
     accounting principle............       (0.36)
                                       ----------   ----------   ----------   ----------
  Net (loss) earnings per share......  $    (1.12)  $      .31   $      .37   $      .22
                                       ==========   ==========   ==========   ==========
PRO FORMA AMOUNTS(2)(3):
  Net earnings.......................               $      194   $    1,675   $      947   $    1,313
                                                    ==========   ==========   ==========   ==========
  Net earnings per share.............               $      .02   $      .29   $      .19   $      .29
                                                    ==========   ==========   ==========   ==========
WEIGHTED AVERAGE SHARES
  OUTSTANDING(4).....................   8,947,060    8,576,817    5,704,926    5,024,679    4,608,825
                                       ----------   ----------   ----------   ----------   ----------
OTHER DATA:
Ratio of earnings to fixed charges
  and preferred dividends(5).........          --        2.19x        2.67x        3.00x        5.86x
Research and development:
  Funded by the Company..............  $    1,916   $    1,419   $      688   $      376   $      240
  Costs incurred on funded
     contracts.......................       8,588        4,722        3,165        1,813        4,529


                                                                 DECEMBER 31,
                                         -------------------------------------------------------------
                                         AS ADJUSTED   ACTUAL
                                           1996(6)      1996      1995      1994      1993      1992
                                         -----------   -------   -------   -------   -------   -------
BALANCE SHEET DATA:
  Working capital......................    $50,706     $23,206   $21,069   $ 5,236   $ 8,209   $ 4,049
  Total assets.........................    109,788      86,688    73,136    47,691    26,787    18,007
  Long-term debt.......................     54,697      24,697    11,261    15,339    12,794     4,839
  Shareholders' equity(7)..............     37,187      37,187    46,087    16,649     8,078     7,232


---------------
(1) The operating loss for 1996 is primarily due to expenses attributable to pre-contract development costs, the start-up costs of the ITS manufacturing facilities in Phoenix, Arizona and the United Kingdom and 16g Seat manufacturing facilities in San Diego, California and Chicago, Illinois, losses arising from research and development contracts for which the Company anticipates profitable follow-on contracts, increased research and development and the expenses of the administrative and sales infrastructure that will be necessary in 1997 to support manufacturing and the generation of sales of the ITS and 16g Seat. See "Risk Factors -- Recent and Anticipated Losses."

(2) During the second quarter of 1996, the Company adopted a new method of accounting for pre-contract costs. These costs were previously deferred and recovered over the revenue streams from the Company's customers. Effective January 1, 1996, these costs have been expensed. Pro forma amounts for 1995, 1994 and 1993 assume the new accounting method is applied retroactively. The change in accounting would not have affected 1992.

(3) Prior to the Company's April 1992 initial public offering, the Company was an S corporation for tax purposes. Pro forma net earnings and net earnings per share amounts for 1992 reflect pro forma tax provisions as if all income taxes for 1992 had been payable by the Company.

(4) The Company effected a 3-for-2 split of its Common Stock on September 28, 1995. As a result, all shares and related references have been restated for all prior periods and transactions.

(5) Ratio of earnings to fixed charges and preferred dividends is computed by dividing (i) earnings (loss) before income taxes plus fixed charges and preferred stock dividend requirements by (ii) fixed charges and preferred stock dividend requirements. Fixed charges consist of interest on indebtedness, amortization of debt issuance cost and the estimated interest component (one-third) of rental and lease expense. There were no preferred stock dividend requirements during the periods presented. Earnings were insufficient to cover fixed charges by approximately $11.6 million for the year ended December 31, 1996.


(6) Adjusted to reflect the issuance of the Notes offered hereby and the application of the estimated net proceeds of $27.5 million. The actual 1996 balances are adjusted to reflect: (i) an increase in working capital of $27.5 million, reflecting the reduction of the revolving line of credit of $6.9 million and an increase in cash of $20.6 million, of which approximately $10.0 million is anticipated to be used for future expansion of manufacturing facilities; (ii) an increase in total assets of $23.1 million; and (iii) an increase in long-term debt of $30 million.


(7) The Company has not paid any cash dividends since its April 1992 initial public offering.

                                  RISK FACTORS


     Prospective purchasers of the Notes offered hereby should carefully consider the following factors in addition to the other information in this Prospectus. This Prospectus contains certain forward-looking statements and information. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. Forward-looking statements, by their very nature, include risks and uncertainties. Accordingly, the Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include those discussed below as well as those discussed elsewhere herein. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


RECENT AND ANTICIPATED LOSSES


     In order to prepare for the production of the crashworthy seating systems for commercial airliners (the "16g Seat") in commercial quantities and the commercial introduction of the ITS and bulkhead airbag, the Company incurred significant pre-contract costs, which were charged to expense in 1996. In prior years, such costs were capitalized. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 2 to the Consolidated Financial Statements. In order to support the introduction and production of these products, the Company incurred plant start-up costs and significantly increased expenses applicable to its corporate and sales infrastructure, which expenses were necessary to develop markets and support the production of these products that are anticipated to produce revenue in 1997. In addition, the Company accelerated research and development expenses applicable to potential new products related to these technologies. The incurrence of these costs resulted in a loss before the cumulative effect of the change in accounting principle of $6.8 million for the year ended December 31, 1996, and will result in a net loss in the first quarter of 1997. The Company cannot estimate the amount of this loss at this time. The Company's contracts for the 16g Seat and ITS provide for deliveries of significant commercial quantities in 1997. In the first quarter of 1997, the Company received approximately $28 million in new 16g Seat orders and follow-on options primarily from two major U.S. carriers, and expects revenues therefrom to be recorded over a period of 18 months from the date of this Prospectus. As of April 1, 1997, the Company has in excess of $65 million in outstanding bid proposals to seat customers, and expects revenues from successful bids to be recorded over the next 24 months. The Company cannot predict what portion of these orders may ultimately be awarded to the Company, if any. The Company commenced production and started deliveries of the ITS in March 1997. The Company has an initial purchase order of approximately $3 million and anticipates additional orders and revenues in 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



SUBORDINATION



     The Notes will be subordinated to the prior payment when due of the principal of, and premium, if any, and accrued and unpaid interest on, all existing and future Senior Indebtedness (as defined herein). The Indenture contains a covenant that limits the Company's ability to incur additional indebtedness including Senior Indebtedness. See "Description of Notes -- Certain Covenants." At February 28, 1997, the Company had approximately $19.4 million of Senior Indebtedness outstanding, of which $4.2 million was at the subsidiary level. By reason of such subordination of the Notes, in the event of insolvency, liquidation, reorganization, dissolution or winding up of the business of the Company or upon a default in payment with respect to any indebtedness of the Company or an event of default with respect to such indebtedness resulting in the acceleration thereof, the assets of the Company will be available to pay the amounts due on the Notes only after all Senior Indebtedness has been paid in full. The Notes will rank pari passu in all respects with all other Senior Subordinated Indebtedness of the Company. At February 28, 1997 the Company had approximately $20.0 million in Senior Subordinated Indebtedness outstanding. The Notes will be senior and unsecured subordinated obligations of the Company.



     The Company conducts a significant portion of its operations through its subsidiaries. Accordingly, the Company's ability to meet its cash obligations is dependent in part upon the ability of its subsidiaries to make cash distributions to the Company. Each Subsidiary Guarantor's Guarantee will be subordinate to Senior Indebtedness of such Subsidiary Guarantor, including such Subsidiary Guarantor's guarantees of Senior

Indebtedness of the Company, generally on the same basis as the Company's obligations under the Indenture and the Notes will be subordinate to Senior Indebtedness of the Company. The Guarantees will, however, rank at least on a parity with claims of all other unsecured creditors of the respective Subsidiary Guarantors. The obligations of each Subsidiary Guarantor are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal, state, or foreign law.



LEVERAGE AND LIQUIDITY



     Upon completion of the offering, the Company's long-term indebtedness will be approximately $54.7 million (calculated using the Company's long-term indebtedness as of December 31, 1996 and assuming the issuance of $30,000,000 in principal amount of the Notes), representing approximately 57% of total capitalization. There can be no assurance that the Company will have adequate cash available to make required principal and interest payments. The Company's ability to pay interest and principal on the Notes and to satisfy its other debt obligations will depend upon its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond its control. The Company anticipates that its operating cash flow, together with borrowings under the Senior Indebtedness, will be sufficient to meet its operating expenses and to service its debt requirements as they become due. However, if the Company is unable to service its indebtedness, whether upon acceleration of such indebtedness or in the ordinary course of business, the Company would be required to pursue one or more alternative strategies such as restructuring or refinancing its indebtedness, or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all. See "Management's Discussion and Analysis of Results of Operations and Financial
Condition -- Liquidity and Capital Resources."


ENTRY INTO NEW MARKETS


     In the first quarter of 1997 the Company commenced full scale production for its 16g Seats and ITS and plans to enter full scale production for new product roll-outs for a bulkhead airbag system for commercial aircraft and two cockpit inflatable restraint systems for military aircraft in late 1997. There can be no assurance that the Company will be successful in the introduction of its new products. Such success will depend on a variety of factors, including successful product testing and acceptance by its potential customers, particularly airlines and automobile manufacturers; the success of the Company's sales and marketing efforts in markets not previously addressed by the Company; successful and rapid expansion of the Company's manufacturing capacity, including the expansion or establishment of additional manufacturing facilities, particularly for inflatable restraints and aircraft seating systems; the ability of the Company's products to provide their intended benefits; and increasing government safety regulations and consumer safety concerns, particularly for energy-absorbing seating systems and for inflatable restraints. If the Company is unable to manufacture and market its new products successfully, its business, results of operations, and financial condition will be materially and adversely affected. See "Business."


PRODUCTION RISKS AND MANUFACTURING EXPERIENCE


     The Company does not have experience in high-volume manufacturing and must build capacity to meet anticipated demand for certain of its new products. The Company is currently adding to its production capabilities through new plant and equipment. The Company plans to use approximately $10 million of the net proceeds of this offering to expand existing manufacturing facilities, primarily for the manufacture of aircraft inflatable restraint systems and components related to the ITS. See "Use of Proceeds." The Company has received purchase orders for the ITS and has invested substantial resources for its manufacture prior to receipt of additional orders. From January 1, 1995 to December 31, 1996, the Company invested approximately $14.4 million in the purchase of plant and equipment. The Company funded this investment with its bank credit facilities. The Company believes that it currently has sufficient capacity to meet 1997 delivery requirements. The Company could incur significant start-up costs, expenses, and delays in connection with its attempts to manufacture commercial quantities of its new products. There can be no assurance that the anticipated level of demand will occur or that the Company will not experience either overcapacity or undercapacity in its new production facilities. Further, there can be no assurance that the Company will be successful in overcoming the technological, engineering, and management challenges associated with the production of commercial quantities of its new products, at any given volume, at acceptable costs, or on a timely or profitable basis. Operating results could be adversely affected if the expansion of the Company's manufacturing capacity is delayed or inefficiently implemented. No assurance can be given that the Company will not experience manufacturing inefficiencies or delivery problems in the future in the event of fluctuations in demand. When and if the Company receives volume orders for its products, it may determine to license or outsource the manufacturing of certain of the components. There can be no assurance that the Company will be able to identify manufacturers that will meet its requirements as to quality, reliability, timeliness, and cost-effectiveness. Any such failure will limit the Company's ability to satisfy customer orders and would have a material adverse effect on the Company's business, results of operations, and financial condition. See "Business -- Production, Manufacturing, and Licensing."

     The Company believes that its products and components have passed, and will continue to pass, certain product performance and reliability testing by its customers; however, there can be no assurance that its products will continue to pass such testing in the future, particularly as the Company moves toward higher production volumes. If such problems occur, the Company could experience increased costs, delays, reductions or cancellations of orders and shipments, and warranty issues, any of which could adversely affect the Company's business, results of operations, and financial condition.


INVESTMENT IN AND DEPENDENCE ON PROPRIETARY TECHNOLOGY


     The Company's future success and competitive position depend to a significant extent upon its proprietary technology. The Company must make significant investments to continue to develop and refine its technologies. Technological advances, the introduction of new products, and new design and manufacturing techniques could adversely affect the Company's operations unless the Company is able to adapt to the resulting change in conditions. As a result, the Company will be required to expend substantial funds for and commit significant resources to the conduct of continuing research and development activities, the engagement of additional engineering and other technical personnel, the purchase of advanced design, production, and test equipment, and the enhancement of design and manufacturing processes and techniques. The Company's future operating results will depend to a significant extent on its ability to continue to provide design and manufacturing services for new products that compare favorably on the basis of time to introduction, cost, and performance with the design and manufacturing capabilities of aircraft, automobile, and other transportation vehicle suppliers. The success of new design and manufacturing services depends on various factors, including utilization of advances in technology, innovative development of new solutions for customer products, efficient and cost-effective services, timely completion and delivery of new product solutions, and market acceptance of customers' end products. Because of the complexity of the Company's products, the Company may experience delays from time to time in completing the design and manufacture of new product solutions. In addition, there can be no assurance that any new product solutions will receive or maintain customer or market acceptance. If the Company were unable to design and manufacture solutions for new products of its customers on a timely and cost-effective basis, its future operating results would be adversely affected.

     The Company relies in part on patent, trade secret, and copyright law to protect its intellectual property. There can be no assurance that any patent owned by the Company will not be invalidated or challenged, that the rights granted thereunder will provide competitive advantages to the Company, or that any of the Company's pending or future patent applications will be issued with the scope of the claims sought by the Company, if at all. Furthermore, there can be no assurance that others will not develop technologies that are similar or superior to the Company's technology, duplicate the Company's technology, or design around the patents owned by the Company. In addition, effective patent and other intellectual property protection may be unavailable or limited in certain foreign countries. There can be no assurance that the steps taken by the Company will prevent misappropriation of its technology. Litigation may be necessary in the future to enforce the Company's patents and other intellectual property rights, to protect the Company's trade secrets, and to determine the validity and scope of the proprietary rights of others. Similarly, there can be no assurance that the Company's technologies will not be subject to claims that they infringe the rights of others, which would require the Company to defend such claims. Patent and trade secret litigation could result in substantial costs and diversion of resources, which could have a material adverse effect on the Company's operating results and financial condition. See "Business -- Proprietary Technology."

DEPENDENCE ON INDUSTRY RELATIONSHIPS

     A number of the Company's products are components in its customers' final products. In particular, the Company's automobile and aircraft inflatable restraint systems are intended for use as components in automobiles or aircraft. Accordingly, to gain market acceptance, the Company must demonstrate that its products will provide advantages to the manufacturers of final products, including increasing the safety of their products, providing such manufacturers with competitive advantages, or assisting such manufacturers in complying with existing or new government regulations affecting their products. There can be no assurance that the Company's products will be able to achieve any of these advantages for the products of its customers. Furthermore, even if the Company is able to demonstrate such advantages, there can be no assurance that such manufacturers will elect to incorporate the Company's products into their final products, or if they do, that the Company's products will be able to meet such customers' manufacturing requirements. Additionally, there can be no assurance that the Company's relationships with its manufacturer customers will ultimately lead to volume orders for the Company's products. The failure of manufacturers to incorporate the Company's products into their final products would have a material adverse effect on the Company's business, results of operations, and financial condition. The Company also depends on its relationships with first tier component suppliers to which it licenses its proprietary technology to facilitate the marketing and distribution of its products, particularly its inflatable restraint products. See "Business -- Operating and Growth Strategy -- Expanding Manufacturing Capabilities and Maximizing Internal Synergies."

SUBSTANTIAL RELIANCE UPON MAJOR CUSTOMERS

     The Company's business has relied to a great extent on relatively few major customers, although the mix of major customers has varied from year to year depending on the status of then current contracts. During fiscal 1995 and fiscal 1996, no commercial customer accounted for more than 10% of the Company's revenue. Although the Company has long-established relationships with a number of its customers, the Company does not have long-term supply contracts with any customers. The Company's customers also generally do not commit to long-term production schedules and, as a result, customer orders generally can be canceled and volume levels changed or delayed. The timely replacement of canceled, delayed, or reduced orders cannot be assured. The loss or reduction in sales to a major customer may have a more material adverse effect on the Company's operations and financial condition than would be the case if the Company's revenue were less concentrated by customer. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and
"Business -- Customers."


     The Company believes that the United States Army and other branches of the United States armed forces as well as prime defense contractors, to which the Company has supplied products for approximately 20 years, will continue to be major customers, although the percentage of the Company's revenue attributable to them can be expected to decrease as a result of the Company's expanding commercial operations. See "Business -- Customers" and "Business -- Backlog." For the year ended December 31, 1996, approximately 23%, 4%, and 9% of the Company's revenue was attributable to the Company's contracts with the United States Army, other branches of the United States armed forces, and prime defense contractors, respectively. Reliance upon defense contracts involves certain inherent risks, including dependence on Congressional appropriations, changes in governmental policies that reflect military and political developments, and other factors characteristic of the defense industry. The Company believes that the impact of reductions in military expenditures have been and may continue to be less significant on the Company than on many other military suppliers because completed and currently announced reductions in military expenditures have tended to relate more to strategic programs than to the types of tactical programs that the Company's products address. There can be no assurance, however, that reductions in military expenditures or the type of reductions instituted will not adversely affect the Company's business, operating results, and financial condition. See "Business -- Overview of Market Segments and Industries -- Government and Defense."

EFFECT OF GOVERNMENT CONTRACT PROVISIONS

     As a contractor and subcontractor to the United States government, the Company is subject to various laws and regulations that are more restrictive than those applicable to non-government contractors. Sales of many of the Company's products are governed by rules favoring the government's contractual position. As a consequence, such contracts may be subject to protest or challenge by unsuccessful bidders or to termination, reduction, or modification in the event of changes in government requirements, reductions of federal spending, or other factors. The Company's government-related revenue has resulted almost exclusively from firm, fixed-price contracts. Fixed-price contracts involve certain inherent risks to the Company, including underestimating costs, problems with new technologies, and economic and other changes that may occur over the contract period. The accuracy and appropriateness of certain costs and expenses used to substantiate direct and indirect costs of the Company for the United States government under both cost-plus and fixed-price contracts are subject to extensive regulation and audit by the Defense Contract Audit Agency ("DCAA"), an arm of the United States Department of Defense. The DCAA has the right to challenge the Company's cost estimates or allocations with respect to any such contract. If a DCAA audit establishes overcharges or discrepancies in costs or accounting, it can seek the repayment of such overcharges or seek other reconciliations. DCCA audits are routine in the defense contracting industry, and the Company has been subject to such audits from time to time. Since the inception of the Company's operations, no DCAA audit has resulted in an adverse determination against the Company. In September 1993, however, the Company agreed to pay $445,000 over a 12-month period to resolve an overcharge dispute, without any admission of liability. The investigation and settlement resulted in the review of virtually all of the Company's government contracts entered into between April 1987 and June 1990. The settlement agreement concluded any other potential defective pricing claims on all of the Company's contracts with the United States Department of Defense negotiated during that period.

NEED FOR ADDITIONAL CAPITAL


     In order to meet the anticipated demand for its products in 1998 and beyond, the Company must continue to make significant investments in research and development, equipment, and facilities, including capital expenditures to construct and equip the facilities. The Company's operating results may be adversely affected if its revenue does not increase sufficiently to offset the increase in fixed costs and operating expenses relating to these capital expenditures. The continued expansion of the Company's business may require it, from time to time, to seek debt or equity financing in addition to the funds to be provided by this offering. Such capital expenditures may be required to maintain or expand the Company's engineering, design, and production facilities and equipment as well as to otherwise finance the growth of its business. The Company cannot predict the timing or amount of any such capital requirements. The Company anticipates that such financing may include bank financing or the issuance of debt or equity securities. The Company's ability to incur indebtedness is limited by covenants and restrictions under the Indenture and the Company's loan agreement with Wells Fargo Bank N.A. See "Management's Discussions and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources." The ability of the Company to obtain bank financing or raise additional debt or equity capital also will depend on its financial condition and results of operations. In addition, there can be no assurance that additional financing will be available to the Company if and when required and under terms acceptable to the Company.


ACQUISITIONS

     The Company's acquisition strategy depends in large part on its continued ability to successfully acquire, integrate, and operate additional companies that have complementary businesses that can utilize or enhance the Company's technologies or that can provide benefits in terms of manufacturing, distribution, or availability of component parts. The Company has completed three major acquisitions since August 1993. There can be no assurance that the Company will be able to identify additional suitable acquisition candidates, that it will be able to consummate or finance any such acquisitions, or that it will be able to integrate any such acquisitions successfully into its operations. See
"Business -- Operating and Growth Strategy -- Exploring Acquisition and Strategic Alliance Opportunities" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

QUARTERLY OPERATING RESULTS; CYCLICALITY

     Since the beginning of 1993, the Company has experienced significant growth in its revenue and net income as a result of internal growth and its acquisitions. As a growth company, the Company's quarterly results may be especially variable and historic results are not a reliable basis on which to predict future operating results. Further, during the second quarter of 1996, the Company adopted a new method of accounting for pre-contract costs under which various costs are expensed as incurred rather than being deferred. The effect of changing this accounting principle resulted in a restatement and reduction of earnings per share previously reported for the first quarter of 1996. The Company's change in accounting method in 1996 will make year to year and quarter to quarter comparisons of earnings difficult. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The continued success of the Company will be impacted by the cyclical nature of the airline, rail, and automobile industries as well as other markets served by the Company's products; the level and makeup of military expenditures; technological changes; competition and competitive pressures on pricing; new government regulations; and economic conditions in the United States and worldwide markets served by the Company and its customers. The Company's products are incorporated into a variety of transportation vehicles. A slowdown in demand for such new transportation vehicles or modification services to existing transportation vehicles as a result of economic or other conditions in the United States or in the worldwide markets served by the Company and its customers or other broad-based factors could adversely affect the Company's operating results and financial condition. Conversely, an increase in demand for new transportation vehicles or modification services could strain the Company's capacity, its manufacturing efficiency, and delivery schedules. See "Business."

POSSIBLE VOLATILITY OF STOCK PRICE

     The trading price of the Company's Common Stock has been and in the future may be subject to wide fluctuations in response to quarterly variations in operating results of the Company or its competitors, actual or anticipated announcements of technical innovations or new products by the Company or its competitors, contracts with key customers, new agreement negotiations, changes in analysts' estimates of the Company's financial performance, general industry conditions, military expenditures, worldwide economic and financial conditions, and other events or factors. In addition, the stock market has experienced extreme price and volume fluctuations, which have particularly affected the market price of many technology companies and which often have been unrelated to the operating performance of such companies. These broad market fluctuations and other factors may adversely affect the market price of the Company's Common Stock. See "Price Range of Common Stock" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

     The markets served by the Company's aircraft and rail seating and inflatable restraint systems are intensely competitive. The Company's principal competitors in the military seating market are Martin Baker (U.K.) and Israel Aircraft Industries Ltd. (Israel). The Company does not have financial or market share data concerning these two competitors. However, based on internal market surveys and data, the Company believes that it is the supplier for a majority of the world's energy-absorbing seating programs under domestic and foreign military contracts. The Company has 10 principal competitors in the commercial airline seating market, dominated by BE Aerospace, Inc. The Company has four principal competitors in the North American rail and mass transit seating market. Most of the Company's competitors have greater marketing capabilities and financial resources than the Company.

     Although most of the Company's technology is proprietary, many businesses are actively engaged in the research and development of new products and in the manufacture and sale of products that may compete with the Company's seating and inflatable restraint systems. The Company's present or future products could be rendered obsolete by technological advances by one or more of its competitors or by future entrants into its markets. Competition for commercial contracts relates primarily to technical know-how, cost, and marketing efforts. Competition for government contracts relates primarily to the award of contracts for the development of proposed products rather than for the supply of products that have been developed under contracts. Numerous suppliers compete for government defense contracts as prime contractors or subcontractors. The demand for aircraft seating, which is one of the Company's target markets, currently exceeds supply; however, the Company's competitors may seek to cover such undercapacity. As a result, there is no assurance that such undercapacity in those markets will continue to exist in the future. A substantial increase in the capacity of all manufacturers in those markets may have an adverse impact on the Company's results of operations and financial condition. See
"Business -- Competition."

MANAGEMENT OF GROWTH

     The Company currently is experiencing a period of significant growth. The Company's ability to manage its growth effectively will require it to enhance its operational, financial, and management information systems. In addition, the Company must also effectively oversee operations of geographically dispersed subsidiaries in diverse lines of business. The Company is increasing staffing and other expenses as well as its expenditures on manufacturing plants, capital equipment, and leasehold improvements in order to meet the anticipated demand of its customers for its new products. However, the Company's customers generally do not commit to firm production schedules for other than a relatively short time in advance. The Company's profitability would be adversely affected if the Company increased its expenditures in anticipation of future orders that do not materialize. Its customers may also require, from time to time, rapid increases in design and production services, which place an excessive short-term burden on the Company's resources. The failure of the Company to manage its growth effectively could have a material adverse effect on the Company's business, operating results, and financial condition.

PRODUCT LIABILITY


     The Company will face increasing exposure to product liability claims as it increases its presence in commercial markets. Product liability claims may be particularly significant in connection with the Company's commercial aircraft and automobile products. The Company maintains product liability insurance, including general product liability, special aircraft product liability, and intends in the summer of 1997 to obtain product recall insurance. In connection with its government business, product liability defense is available to some extent under the so-called "government contractor defense." In addition, the Company's product liability insurance also provides protection with respect to exposure, if any, under government contracts and products. The Company believes its insurance is adequate.


GOVERNMENT SAFETY REGULATIONS

     The Company regularly monitors regulations adopted or being considered by the Federal Aviation Administration ("FAA") relating to airlines, particularly those relating to seating and restraints, and by the National Highway Traffic Safety Administration ("NHTSA"), particularly those relating to airbags and other safety features in automobiles, rail, and other mass transit vehicles. Administratively promulgated regulations are typically subject to industry resistance, comment periods, and significant delays in implementation. To the extent that proposed regulations are withdrawn or that new or existing regulations are subsequently amended, rescinded, or deadlines for compliance extended, the demand for improved safety systems, such as those provided by the Company, could be adversely impacted. See "Business -- Overview,"
"Business -- Operating and Growth Strategy -- Market and Regulatory Focus," "Business -- Overview of Market Segments and Industries -- Commercial Transportation Seating," and "Business -- Overview of Market Segments and Industries -- Automobile Safety Systems."

HOLDING COMPANY STRUCTURE


     The Company is a holding company with no business operations of its own. The Company's only material assets are the outstanding capital stock of its subsidiaries, through which it conducts its operations. See
"Business -- Operating and Growth Strategy." As a holding company, the Company depends on distributions from its subsidiaries to pay interest on the Notes. See "-- Subordination" and "Description of Notes -- Subsidiary Guarantees."


ENVIRONMENTAL REGULATIONS

     The Company is subject to a variety of federal, state, and local government regulations related to the storage, use, discharge, and disposal of toxic, volatile, or otherwise hazardous chemicals used in its manufacturing processes. There can be no assurance that changes in environmental regulations will not impose the need for additional capital equipment or other requirements. Any failure by the Company to obtain required permits for, control the use of, or adequately restrict the discharge of, hazardous substances under present or future regulations could subject the Company to substantial liability or could cause manufacturing operations to be suspended. Such liability or suspension of manufacturing operations could have a material adverse effect on the Company's operating results and financial condition. See "Business -- Environmental Regulations."

INTERNATIONAL TRADE AND CURRENCY EXCHANGE

     Approximately 24% of the Company's revenue in fiscal 1996 was derived from international customers, all of which is billed and recorded in U.S. dollars. The Company has acquired manufacturing facilities outside the United States in anticipation of an increased volume of business overseas, particularly with respect to its inflatable restraint systems for automobiles. Therefore, the Company purchases an increasing portion of its raw materials and equipment from foreign suppliers and incurs labor costs in foreign locations. The foreign sale of products and the purchase of raw materials and equipment from foreign suppliers may be adversely affected by political and economic conditions abroad. Protectionist trade legislation in either the United States or foreign countries, such as a change in current tariff structures, export compliance laws, or other trade policies, could adversely affect the Company's ability to sell its products in foreign markets and purchase materials or equipment from foreign suppliers.

DEPENDENCE ON MANAGEMENT AND OTHER KEY PERSONNEL

     The Company's success depends upon the retention of key personnel, particularly Stanley P. Desjardins, its founder and Chairman, and Donald W. Townsend, its President. The Company has entered into five-year employment contracts with Messrs. Desjardins and Townsend through the year 2001. The loss of Messrs. Desjardins or Townsend or other existing key personnel or the failure to recruit and retain necessary additional personnel would adversely affect the Company's business prospects. Additionally, the covenants of one of the Company's credit facilities requires that the Company continue to employ Messrs. Desjardins and Townsend. There can be no assurance that the Company will be able to retain its current personnel or attract and retain necessary additional personnel. See "Business -- Employees" and "Management."

CONTROL BY MANAGEMENT


     Following the completion of this offering and assuming the conversion of the Notes into Common Stock, the directors and executive officers of the Company will own an aggregate of 4,244,974 shares of Common Stock, or approximately 47% of the outstanding Common Stock of the Company, of which Stanley P. Desjardins owns 3,543,052 shares, or approximately 39% of the outstanding Common Stock of the Company. Through the ownership of such Common Stock, the ability to elect or otherwise designate members of the Board of Directors, as a practical matter, will continue to reside with the current management of the Company. The directors and executive officers have the right to acquire additional shares upon exercise of options granted under the Company's stock option plans, and the executive officers may acquire additional shares under the Company's Employee Stock Purchase Plan. See "Principal Shareholders," "Management -- Stock Options," and "Management -- Employee Stock Purchase Plan."

SHARES ELIGIBLE FOR FUTURE SALE


     As of April 17, 1997, the Company had 9,022,348 shares of Common Stock outstanding, of which 3,682,049 shares are "restricted securities" (the "Restricted Shares") as that term is defined in Rule 144 under the Securities Act of 1933, as amended (the "Act"). Such Restricted Shares may be subject to volume and other resale limitations described below. The directors and executive officers have agreed with the Company at the request of the Underwriters not to sell or otherwise dispose of any shares of Common Stock in the public market for a period of 90 days after the date of this Prospectus without the prior written consent of the Underwriters. In general, under Rule 144 as amended effective April 29, 1997, any person (or persons whose shares are aggregated for purposes of Rule 144) who beneficially owns restricted securities with respect to which at least one year has elapsed since the later of the date the shares were acquired from the Company or from an affiliate of the Company, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock of the Company, or (ii) the average weekly trading volume in Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 also are subject to certain manner-of-sale provisions and notice requirements and to the availability of current public information about the Company. A person who is not an affiliate, has not been an affiliate within three months prior the sale, and who beneficially owns restricted securities with respect to which at least two years have elapsed since the later of the date the shares were acquired from the Company or from an affiliate of the Company, is entitled to sell such shares under Rule 144(k) without regard to any of the volume limitations or other requirements described above. See "Principal Shareholders -- Shares Eligible For Future Sale" and "Underwriting."



RECENT REGISTRATION



     In September 1996, the Company issued $14.3 million principal amount of the 10% Notes in a private placement. Based upon the conversion prices fixed prior to December 31, 1996 and the average market price of the Company's Common Stock for the ten (10) days ended December 31, 1996 for the 10% Notes not yet fixed, the 10% Notes would be convertible into approximately 975,000 shares of the Company's Common Stock. See "Description of Other Capital Stock and Debt Securities" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company's registration statement covering resales by the holders of the Common Stock issuable upon conversion of the 10% Notes became effective April 3, 1997. Sales of substantial amounts of Common Stock in the public market subsequent to the completion of this offering, and the possibility that such sales may be made, could adversely affect the prevailing market price of the Company's Common Stock into which the Notes may be converted.


NO PRIOR PUBLIC MARKET


     There has been no public market for the Notes prior to this offering, and there can be no assurance that such market will develop or be sustained upon completion of this offering. Because of the conversion feature, the trading values of the Notes, if issued, will most likely be based on the market price of the Company's Common Stock and the value attributed to the interest rates and other priorities of the Notes.

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the Notes offered hereby are estimated to be approximately $27.5 million, after deducting estimated underwriting discounts and offering expenses. The Company plans to use approximately $10.0 million of the net proceeds to expand existing manufacturing facilities, primarily for the manufacture of aircraft and rail seating systems and components related to the Company's automobile side-impact inflatable restraint system. The Company also intends to use approximately $6.9 million of the net proceeds for repayment of the outstanding balance of its revolving line of credit which bears interest at LIBOR plus 2% (7.5% at December 31, 1996) and matures June 1, 1998. The remaining net proceeds will be used for working capital and other general corporate purposes, including potential future acquisitions. The Company does not have any acquisitions pending at this time.


     Pending the uses described above, the Company will invest the net proceeds of this offering in high quality government and short-term investment grade, interest bearing securities.

     The foregoing represents the Company's best estimate of its allocation of the proceeds of this offering based upon its present plans and business conditions. However, there can be no assurance that unforeseen events or changed business conditions will not result in the application of the proceeds of this offering in a manner other than as described in this Prospectus. Any such reallocation of the net proceeds of this offering would be substantially limited to the categories set forth above.

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock has been listed on the NYSE under the symbol "SMU" since January 31, 1996. The Company's Common Stock traded on the American Stock Exchange from October 14, 1993 until January 30, 1996, and on the Nasdaq National Market System from April 14, 1992 until October 13, 1993.

     On September 28, 1995, the Company completed a 3-for-2 stock split for all holders of record of the Company's Common Stock as of September 15, 1995, thereby increasing the number of shares of the Company's Common Stock then issued and outstanding from 5,904,647 to 8,856,952.

     Giving effect to the stock split, the following table sets forth the quarterly high and low closing prices of the Company's Common Stock for each calendar quarter of the years indicated.


                                                                  HIGH       LOW
                                                                 ------     ------
            1995:
            First Quarter......................................  $14.92     $12.83
            Second Quarter.....................................   16.42      13.50
            Third Quarter......................................   25.13      14.83
            Fourth Quarter.....................................   24.13      16.50

            1996:
            First Quarter......................................  $19.25     $12.75
            Second Quarter.....................................   20.63      15.88
            Third Quarter......................................   18.38      15.75
            Fourth Quarter.....................................   15.88      13.00

            1997:
            First Quarter......................................  $18.38     $13.63
            Second Quarter (through April 18, 1997)............   15.50      14.00



     The number of holders of the Common Stock of the Company, including beneficial holders of shares held in street name, is estimated to be in excess of 2,500. On April 18, 1997, the closing price of the Common Stock was $14.38 per share.

                                 CAPITALIZATION


     The following table sets forth (i) the actual capitalization of the Company at December 31, 1996 and (ii) the capitalization as adjusted to give the effect to the estimated net proceeds of this offering of $27.5 million and the application of the net proceeds therefrom as described under "Use of Proceeds." See "Use of Proceeds" and Consolidated Financial Statements contained elsewhere in this Prospectus.



                                                                          DECEMBER 31, 1996(1)
                                                                         -----------------------
                                                                         ACTUAL      AS ADJUSTED
                                                                         -------     -----------
                                                                         (Dollars in thousands)
Current portion of long-term debt......................................  $ 4,536       $ 4,536
                                                                         -------       -------
                                                                           4,536         4,536
                                                                         -------       -------
LONG-TERM DEBT:
    % Senior Subordinated Convertible Notes due 2004...................                 30,000
  12% Senior Subordinated Notes Due November 1998......................    5,700         5,700
  10% Senior Subordinated Convertible Notes due September 1999.........   14,300        14,300
  Mortgage notes and other(2)..........................................    4,697         4,697
                                                                         -------       -------
                                                                          24,697        54,697
                                                                         -------       -------
SHAREHOLDERS' EQUITY:
  Common Stock, par value $.01 per share; 50,000,000 shares authorized;
     8,992,598 shares issued...........................................       90            90
  Additional paid-in capital...........................................   39,031        39,031
  Retained deficit.....................................................   (1,966)       (1,966)
  Currency translation adjustment......................................       32            32
                                                                         -------       -------
                                                                          37,187        37,187
                                                                         -------       -------
Total capitalization...................................................  $66,420       $96,420
                                                                         =======       =======


---------------
(1) Excludes shares of Common Stock reserved for issuance under stock option plans, the Employee Stock Purchase Plan and an estimate of 975,000 shares of Common Stock reserved for issuance upon conversion of the 10% Notes. See "Management -- Stock Option Plans, "Management -- Employee Stock Purchase Plan" and "Description of Other Capital Stock and Debt Securities."


(2) Consists of various loans payable, secured by property and equipment; unsecured installment notes; and obligations under capital leases. See Note 9 to Consolidated Financial Statements.


                                DIVIDEND POLICY


     The Company has not paid any cash dividends since its April 1992 initial public offering and does not plan to pay cash dividends on its Common Stock in the foreseeable future. Instead, the Company intends to apply any earnings to the expansion and development of its business. Any payment of cash dividends on its Common Stock in the future will depend upon the Company's earnings, financial condition and capital requirements and other factors which the Board of Directors deems relevant. The Company may not pay dividends on Common Stock at any time that the Company's Credit Agreement with Wells Fargo Bank N.A. is in effect.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The Selected Consolidated Financial Data presented below has been derived from historical audited consolidated financial statements of the Company for each of the five years in the period ended December 31, 1996. The financial statements included elsewhere herein, at December 31, 1996 and 1995 and for the three years in the period ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and the Notes thereto.

                                                          YEAR ENDED DECEMBER 31,
                                       --------------------------------------------------------------
                                          1996         1995         1994         1993         1992
                                       ----------   ----------   ----------   ----------   ----------
                                               (Dollars in thousands, except per share data)
INCOME STATEMENT DATA:
  Revenue............................  $   65,762   $   59,089   $   41,158   $   24,781   $   18,833
  Cost of revenue....................      55,239       39,037       27,709       15,728       12,135
                                       ----------   ----------   ----------   ----------   ----------
  Gross margin.......................      10,523       20,052       13,449        9,053        6,698
  Administrative expenses............      19,749       15,609        8,265        5,469        4,311
  Unusual item.......................                                                919
                                       ----------   ----------   ----------   ----------   ----------
  Operating (loss) income(1).........      (9,226)       4,443        5,184        2,665        2,387
  Interest expense...................      (2,377)      (2,030)      (1,832)        (800)        (209)
  Interest income....................          52          440           22                        57
                                       ----------   ----------   ----------   ----------   ----------
  (Loss) income before taxes.........     (11,551)       2,853        3,374        1,865        2,235
  Income tax benefit (expense).......       4,741         (196)      (1,260)        (744)        (965)
                                       ----------   ----------   ----------   ----------   ----------
  (Loss) earnings before cumulative
     effect of change in accounting
     principle.......................      (6,810)       2,657        2,114        1,121        1,270
  Cumulative effect of change in
     accounting principle(2).........      (3,240)
                                       ----------   ----------   ----------   ----------   ----------
  Net (loss) earnings................  $  (10,050)  $    2,657   $    2,114   $    1,121   $    1,270
                                       ==========   ==========   ==========   ==========   ==========
PER SHARE AMOUNTS:
  (Loss) earnings before cumulative
     effect of a change in accounting
     principle.......................  $    (0.76)  $      .31   $      .37   $      .22
  Cumulative effect of change in
     accounting principle............       (0.36)
                                       ----------   ----------   ----------   ----------
  Net (loss) earnings per share......  $    (1.12)  $      .31   $      .37   $      .22
                                       ==========   ==========   ==========   ==========
PRO FORMA AMOUNTS(2)(3):
  Net earnings.......................               $      194   $    1,675   $      947   $    1,313
                                                    ==========   ==========   ==========   ==========
  Net earnings per share.............               $      .02   $      .29   $      .19   $      .29
                                                    ==========   ==========   ==========   ==========
WEIGHTED AVERAGE SHARES
  OUTSTANDING(4).....................   8,947,060    8,576,817    5,704,926    5,024,679    4,608,825
OTHER DATA:
Ratio of earnings to fixed charges
  and preferred dividends(5).........          --        2.19x        2.67x        3.00x        5.86x
Research and development:
  Funded by the Company..............  $    1,916   $    1,419   $      688   $      376   $      240
  Costs incurred on funded
     contracts.......................  $    8,588   $    4,722   $    3,165   $    1,813   $    4,529

                                                          YEAR ENDED DECEMBER 31,
                                       --------------------------------------------------------------
                                          1996         1995         1994         1993         1992
                                       ----------   ----------   ----------   ----------   ----------
                                               (Dollars in thousands, except per share data)
BALANCE SHEET DATA:
Assets:
  Current assets.....................  $   48,010   $   36,857   $   20,594   $   13,779   $    9,616
  Property and equipment.............      23,356       15,779       13,199        7,803        7,540
  Deferred costs.....................         929        6,385        1,460        1,460          595
  Intangibles........................      10,964       11,455       12,164        3,517          169
  Other..............................       3,429        2,660          274          228           87
                                       ----------   ----------   ----------   ----------   ----------
Total assets.........................  $   86,688   $   73,136   $   47,691   $   26,787   $   18,007
                                       ==========   ==========   ==========   ==========   ==========
Liabilities:
  Current liabilities................  $   24,804   $   15,788   $   15,358   $    5,570   $    5,567
  Long-term debt.....................      24,697       11,261       15,339       12,794        4,839
  Other..............................                                   345          345          369
                                       ----------   ----------   ----------   ----------   ----------
Total liabilities....................      49,501       27,049       31,042       18,709       10,775
Shareholders' equity(6)..............      37,187       46,087       16,649        8,078        7,232
                                       ----------   ----------   ----------   ----------   ----------
Total liabilities and shareholders'
  equity.............................  $   86,688   $   73,136   $   47,691   $   26,787   $   18,007
                                       ==========   ==========   ==========   ==========   ==========

---------------
(1) The operating loss for 1996 is primarily due to expenses attributable to pre-contract development costs, the start-up costs of the ITS manufacturing facilities in Phoenix, Arizona and the United Kingdom and 16g Seat manufacturing facilities in San Diego, California and Chicago, Illinois, losses arising from research and development contracts for which the Company anticipates profitable follow-on contracts, increased research and development and the expenses of the administrative and sales infrastructure that will be necessary in 1997 to support manufacturing and the generation of sales of the ITS and 16g Seat. See "Risk Factors -- Recent and Anticipated Losses."

(2) During the second quarter of 1996, the Company adopted a new method of accounting for pre-contract costs. These costs were previously deferred and recovered over the revenue streams from the Company's customers. Effective January 1, 1996, these costs have been expensed. Pro forma amounts for 1995, 1994 and 1993 assume the new accounting method is applied retroactively. The change in accounting would not have affected 1992.

(3) Prior to the Company's April 1992 initial public offering, the Company was an S corporation for tax purposes. Pro forma net earnings and net earnings per share amounts for 1992 reflect pro forma tax provisions as if all income taxes for 1992 had been payable by the Company.

(4) The Company effected a 3-for-2 split of its Common Stock on September 28, 1995. As a result, all shares and related references have been restated for all prior periods and transactions.

(5) Ratio of earnings to fixed charges and preferred dividends is computed by dividing (i) earnings (loss) before income taxes plus fixed charges and preferred stock dividend requirements by (ii) fixed charges and preferred stock dividend requirements. Fixed charges consist of interest on indebtedness, amortization of debt issuance cost and the estimated interest component (one-third) of rental and lease expense. There were no preferred stock dividend requirements during the periods presented. Earnings were insufficient to cover fixed charges by approximately $11.6 million for the year ended December 31, 1996.

(6) The Company has not paid any cash dividends since its April 1992 initial public offering.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                     OF OPERATIONS AND FINANCIAL CONDITION

GENERAL

     The following discussion and analysis provides information that the Company's management believes is relevant to an assessment and understanding of the Company's results of operations and financial condition for the three years ended December 31, 1996 compared to the same periods of the prior years. This discussion should be read in conjunction with the Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus. This Prospectus contains certain forward-looking statements and information. The cautionary statements should be read as being applicable to all related forward-looking statements wherever they appear. The Company's actual future results could differ materially from those discussed herein. See "-- Forward Looking Information and Risks of the Business."

OVERVIEW

     The Company designs and manufactures occupant safety systems and devices engineered to safeguard human life in a wide range of air, ground, and sea transportation vehicles. Utilizing its substantial proprietary technology in energy-absorbing seating, inflatable restraints, and composite materials, the Company focuses on reducing injury and increasing survivability in vehicle crashes.

     The Company's core historic business has been as a government contractor. Additionally, through recent acquisitions, the Company has become the largest North American-based supplier of seating systems for rail and other mass transit vehicles and a successful new entrant in the manufacture of new commercial airliner seating. Utilizing its proprietary safety technology, customer relationships, and manufacturing capacity expertise, recently enhanced through acquisitions, the Company has introduced crashworthy seating systems for a variety of aircraft, various inflatable restraint systems for automobiles, a bulkhead airbag system for commercial airliners, and two cockpit inflatable restraint systems for military aircraft.

     In 1993, management made a strategic decision to enter the commercial aircraft seating market to bring its proprietary energy-absorbing technologies to a new industry and take advantage of positive industry trends. To implement its decision the Company completed three acquisitions that allowed it to develop the necessary infrastructure to support future growth. In August 1993, the Company acquired Airline Interiors, Inc. (the "Airline Acquisition"), which was primarily involved with the refurbishment, reupholstery, reconditioning, and reconfiguring of existing passenger seats. The Airline Acquisition provided certain FAA certifications, enhanced the Company's management team and customer base, and provided substantial assembly capacity. During 1994, the Company acquired Coach and Car Equipment Corporation ("Coach and Car") and Artcraft Industries Corp. ("Artcraft"). The acquisitions of Coach and Car and Artcraft are collectively referred to as the 1994 Acquisitions. The 1994 Acquisitions' existing operations included providing a majority of all manufacturing and refurbishment of rail and mass transit seating systems in North America. The 1994 Acquisitions also provided the Company with substantial large-scale manufacturing capacity and synergies, which will be utilized in the production of its 16g Seat for airliners. The Company has taken advantage of the synergies between these three entities in the manufacture of rail and mass transit seating systems. The full strategic value of these businesses will not be realized until the Company begins large scale manufacturing of its 16g Seat. As a result of the size and timing of its acquisitions, the financial statements for the years 1996, 1995, and 1994 may not be directly comparable.

     Simula's revenue has historically been derived from three sources: sales of Company manufactured products; contract research and development for third parties; and technology sales and royalties. A substantial portion of its current revenue is accounted for under the percentage of completion method of accounting. Under this method, revenue is recorded as production progresses so that revenue less costs incurred to date yields the percentage of gross margin estimated for each contract. Overall gross margin percentages can increase or decrease based upon changes in estimated gross margin percentages over the lives of individual contracts. Note 18 of the Notes to Consolidated Financial Statements provides a break down of revenues for each significant segment of the Company. Note 17 of the Notes to Consolidated Financial Statements provides the revenues and related costs associated with contract research and development for third parties.

     The Company is a holding company for wholly owned subsidiaries, including Simula Government Products, Inc., the principal entity conducting the Company's "Government and Defense" business, and Simula Transportation Equipment Corporation ("SimTec" -- formerly known as Intaero), an entity conducting the Company's commercial seating businesses. Other includes general corporate operations and subsidiaries engaged in technology development including Simula Automotive Safety Devices, Inc. ("Simula ASD") which was established in 1995 and conducts substantially all of the Company's operations encompassing inflatable restraints for automobiles. Through 1996, Simula ASD has not had significant revenue.

RESULTS OF OPERATIONS


                                                                    YEAR ENDED DECEMBER 31,
                                                                -------------------------------
                                                                 1996        1995        1994
                                                                -------     -------     -------
                                                                    (Dollars in thousands)
REVENUE:
  Government and Defense......................................  $32,312     $25,533     $22,034
  SimTec......................................................   32,603      29,609      18,093
  Other.......................................................      847       3,947       1,031
                                                                -------     -------     -------
          Total...............................................  $65,762     $59,089     $41,158
                                                                =======     =======     =======
GROSS MARGIN:
  Government and Defense......................................  $ 9,253     $ 9,632     $ 8,652
  SimTec......................................................    3,740       7,537       4,944
  Other.......................................................   (2,470)      2,883        (147)
                                                                -------     -------     -------
          Total...............................................  $10,523     $20,052     $13,449
                                                                =======     =======     =======
ADMINISTRATIVE EXPENSES:
  Government and Defense......................................  $ 7,897     $ 6,337     $ 5,114
  SimTec......................................................   10,068       6,885       2,775
  Other.......................................................    1,784       2,387         376
                                                                -------     -------     -------
          Total...............................................  $19,749     $15,609     $ 8,265
                                                                =======     =======     =======
OPERATING (LOSS) INCOME:
  Government and Defense......................................  $ 1,356     $ 3,295     $ 3,038
  SimTec......................................................   (6,328)        652       2,168
  Other.......................................................   (4,254)        496         (22)
                                                                -------     -------     -------
          Total...............................................  $(9,226)    $ 4,443     $ 5,184
                                                                =======     =======     =======


     The following table sets forth, for the periods indicated, the components of the consolidated statements of income expressed as a percentage of revenues.

                                                                    YEAR ENDED DECEMBER 31,
                                                            ----------------------------------------
                                                            1996     1995     1994     1993     1992
                                                            ----     ----     ----     ----     ----
INCOME STATEMENT DATA
  Revenue.................................................  100%     100%     100%     100%     100%
  Cost of revenue.........................................   84       66       67       63       64
  Gross margin............................................   16       34       33       37       36
  Administrative expenses.................................   30       26       20       22       23
  Unusual item............................................                               4
                                                            ---      ---      ---      ---      ---
  Operating (loss) income.................................  (14)%      8 %     13%      11%      13%
                                                            ===      ===      ===      ===      ===

     During the second quarter of 1996, the Company adopted a new method of accounting for pre-contract costs as more fully described in Note 2 of the Notes to Consolidated Financial Statements. Beginning in 1996, the Company now expenses these pre-contract costs as incurred rather than deferring these costs to be amortized over the revenue streams from the Company's customers. This change resulted in a cumulative catch-up adjustment for the effect of costs capitalized as of December 31, 1995. The effect of the change on the year ended December 31, 1996 was to increase cost of revenue by $5.3 million, resulting in an increase in the loss before cumulative effect of a change in accounting principle of $3.2 million ($.36 per share) net of the related income tax benefit. In addition, net income for year ended December 31, 1996 was reduced by $3.2 million ($.36 per share) for the cumulative effect on prior years (to December 31, 1995) of changing accounting for pre-contract costs. Assuming the change in accounting had been applied retroactively to the year ended December 31, 1995, cost of revenue would have increased $4.1 million to $43.2 million and gross margins would have decreased from 34% to 27%. See "Risk Factors -- Recent and Anticipated Losses."

  1996 Compared to 1995

     Revenue for the year ended December 31, 1996 increased 11% to $65.8 million from $59.1 million in 1995. Government and Defense revenue increased 27%, or $6.8 million as a result of increased contract activity principally resulting from an armor contract completed during the second quarter of 1996 and funded research and development. SimTec revenue increased 10%, or $3.0 million, primarily as a result of increased deliveries of the 16g Seats. Other revenue decreased principally as a result of a reduction of technology sales and royalties which approximated $2.0 million in 1995.

     Gross margin for the year ended December 31, 1996 decreased 48% to $10.5 million from $20.1 million for 1995. As a percent of sales, gross margin decreased to 16% from 34%. The effect of expensing pre-contract costs increased cost of revenue by $5.3 million for the year ended December 31, 1996. Excluding the effect of expensing pre-contract costs, the gross margin percentage for 1996 would have been 24%. Gross margin percentages of Government and Defense in 1996 decreased to 29% from 38%. The decrease in gross margin percentage at Government and Defense was primarily due to: 1) the expensing of pre-contract costs principally related to the bulkhead airbag ("BABS") which is anticipated to begin deliveries in 1997; 2) funding deficiencies incurred on funded research and development contracts which typically result in follow-on production contracts in future years; and 3) a decrease in royalties. The gross margin percentage at SimTec decreased to 11% from 25% in 1995. The decrease in gross margin percentage at SimTec was primarily due to: 1) the expensing of precontract costs principally related to the 16g Seat, including the related new "composite" seat back; 2) high material costs related to the low volume production of the 16g Seat; 3) reduced throughput at Coach and Car as it was repositioned to begin high volume manufacturing of 16g Seat components; and 4) lower individual gross margin percentages from the mix of contracts in process or completed during the year at Coach and Car and Artcraft. The negative gross margins of the Other category was primarily due to the expensing of pre-contract costs for the Inflatable Tubular Structure ("ITS") and certain start-up costs related to the production facilities in Arizona and the United Kingdom for the manufacture of the ITS which began shipments in March 1997.

     Administrative expenses for the year ended December 31, 1996 increased 27% to $19.7 million from $15.6 million for 1995. As a percent of sales, administrative expenses increased to 30% from 26%. Research and development expenses increased 35% to $1.9 million from $1.4 million as a result of the Company's increased investment in several products and developmental subsidiaries that are expected to begin generating revenue subsequent to 1996. Government and Defense administrative expenses increased 25% or $1.6 million primarily as a result of increased activity and increased research and development. SimTec's administrative expenses increased 46% or $3.2 million, primarily as a result of the corporate and sales infrastructure necessary to support the anticipated increase in activity related to the 16g Seat. Other administrative expenses decreased 25% or approximately $600,000, primarily as a result of the elimination or reduction of the supporting operations for certain technologies.

     For the year ended December 31, 1996, the Company incurred an operating loss of $9.2 million compared to operating income of $4.4 million in 1995. The reduction in operating income resulted primarily from the reduction in gross margins and increased administrative expenses noted above. Excluding the effect of expensing pre-contract costs during 1996, the operating loss would have been $3.9 million. This loss is primarily due to the start-up costs of the ITS manufacturing facilities in Phoenix, Arizona and the United Kingdom and 16g Seat manufacturing facilities in San Diego, California and Chicago, Illinois, losses arising from research and development contracts for which the Company anticipates profitable follow-on contracts, increased research and development and the expenses of the administrative and sales infrastructure that will be necessary in 1997 to support manufacturing and the generation of sales of the ITS and 16g Seat.

     Interest expense for the year ended December 31, 1996 increased 17% to $2.4 million from $2.0 million for the year ended December 31, 1995. This increase is due to increased borrowings on the Company's bank credit facilities and the issuance of $14.3 million of Series C 10% Senior Subordinated Convertible Notes (the "10% Notes") in a private placement to accredited investors in September 1996. These borrowings were made to fund the growth in working capital and fixed assets necessary to support the anticipated growth in revenues in 1997.

     The effective income tax rate approximated the statutory rate of 40% in 1996. For 1995, the effective income tax rate was disproportionate at 7% primarily due to the realization of tax attributes of an acquired subsidiary. The effects of the tax attributes of this acquired subsidiary were substantially recognized in 1995.

  1995 Compared to 1994

     Revenue for the year ended December 31, 1995 increased 44% to $59.1 million from $41.2 million in 1994. Government and Defense increased 16%, or $3.5 million, as a result of increased contract activity including increases in funded research and development. SimTec revenue increased 64%, or $11.5 million, primarily as a result of the full year inclusion of the 1994 Acquisitions and the initial delivery of the 16g Seats. Other revenue increased principally as a result of technology sales and royalties of approximately $2.0 million in 1995.

     Gross margin for the year ended December 31, 1995 increased 50% to $20.1 million from $13.4 million in 1994. The increase is attributable to increased revenue noted above. As a percent of sales, gross margin increased to 34% from 33%. Gross margin percentages of Government and Defense in 1995 decreased to 38% from 39%. The gross margin percentage at SimTec decreased to 25% from 27% in 1994. The decrease for SimTec resulted from $2.4 million in losses recorded on contracts which were acquired in the acquisition of Artcraft. These losses were substantially offset by the full integration of the 1994 Acquisitions, which allowed the Company to increase its vertical integration, thereby eliminating several third party vendors. These benefits were offset to a certain extent by the acceleration of two low-margin contracts that were committed to by Coach and Car prior to its acquisition by the Company. The gross margin percentage of the Other category increased to 73% from a negative margin of (14%) in 1994 as a result of the technology sales and royalties.


     Administrative expenses for the year ended December 31, 1995 increased 89% to $15.6 million from $8.3 million in 1994. As a percent of sales, administrative expenses increased to 26% from 20%. Research and development expenses increased 106% to $1.4 million from approximately $700,000 as a result of the Company's increased investment in several products and developmental subsidiaries that are expected to begin generating revenue subsequent to 1996. Depreciation and amortization expenses increased 86% to $3.1 million from $1.7 million, primarily as a result of amortization relating to the 1994 Acquisitions. Government and Defense administrative expenses increased 24%, or $1.2 million, primarily as a result of increased activity and increased research and development. SimTec's administrative expenses increased 148% or $4.1 million, primarily as a result of the inclusion of the acquired companies for the entire 1995 period and the expansion of the corporate and sales infrastructure necessary to support the anticipated increase in activity related to the 16g Seat. Other administrative expenses increased 536%, or $2.0 million, primarily as a result of an increased investment in personnel and operations of the Company's developmental subsidiaries.


     Operating income for the year ended December 31, 1995 decreased 14% to $4.4 million from $5.2 million for the comparable period in 1994. Operating income decreased primarily due to the recording of losses on the contracts at Artcraft and increased administrative costs. These costs were substantially offset by the increased gross margins resulting from increased revenue.

     Interest expense for the year ended December 31, 1995 increased by approximately $200,000 over the comparable period in 1994 as a result of a higher average debt balance in 1995. Additional debt was incurred to finance working capital requirements and assumed in connection with the 1994 Acquisitions. Approximately $8.2 million of debt was retired in the second quarter of 1995 with a portion of the proceeds of the Company's 1995 public offering.

     The effective income tax rate was approximately 7% for 1995 and 37% for 1994. The decrease in the effective tax rate in 1995 is attributable to the realization of tax attributes of an acquired subsidiary. The effects of the tax attributes of this acquired subsidiary were substantially recognized in 1995. Accordingly, management does not expect that the remaining tax attributes will have a significant impact on the Company's effective income tax rate in future periods.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has historically financed its operations through operating cash flow, lines of credit and debt and equity offerings. In August 1993, the Company began to acquire companies, primarily with borrowed funds. The Company issued $5.7 million of 12% Senior Subordinated Notes (the "12% Notes") in connection with the acquisition of Airline Interiors in August 1993; the Company issued approximately $6.5 million of 9% Senior Subordinated Convertible Notes (the "9% Notes") in connection with the acquisition of Coach and Car in June 1994; and the Company issued Common Stock and assumed a bank line of credit of $1.7 million, of which $650,000 was repaid simultaneously with the closing, in connection with the acquisition of Artcraft in September 1994. But for the acquisitions, the Company would have been able to satisfy its financial needs through operating cash flow. These acquisitions resulted in substantially increased working capital needs to fund the large vendor payable balances, contract advances of Coach and Car existing at the date of acquisition, and the increase in receivables and inventories of all the acquired companies after the respective dates of acquisition. In addition, restrictive covenants under the Company's then existing bank line of credit required the Company to seek alternative financing. In September 1994, prior to the closing of the Artcraft acquisition, the Company obtained an aggregate of $6.2 million of financing from three non-bank lenders, including $2.0 million from the Company's Chairman.

     The 9% Notes were converted into Common Stock during 1994. The Company completed a public offering of Common Stock, which closed and funded in April 1995. As a result of this offering, 2,328,750 shares were sold by the Company at $12 per share. Approximately $8.2 million of indebtedness was repaid at that time, including the $6.2 million described above.


     In September 1996, the Company issued $14.3 million of the 10% Notes in a private placement to accredited investors. The 10% Notes bear interest at 10% payable semi-annually and are due in September 1999. At the date of issuance, the 10% Notes were convertible into Common Stock of the Company at 103% of the average closing price of the Company's Common Stock as quoted on the New York Stock Exchange for the 10 consecutive trading days immediately preceding notice by the individual holder fixing the conversion price. Based upon the conversion prices fixed prior to December 31, 1996 and the average market price of the Company's Common Stock for the 10 days ended December 31, 1996 for the 10% Notes not yet fixed, the 10% Notes would be convertible into approximately 930,000 shares of the Company's Common Stock. At the date of issuance, the Company had the right to call the 10% Notes at par plus accrued interest through the date of redemption any time after June 15, 1997 and earlier under certain circumstances. The indenture relating to the 10% Notes and the 12% Notes contains certain covenants including limitations on the incurrence of additional indebtedness, limitation on sale of assets, transactions with affiliates, and restricted dividend payments. In accordance with the indenture, the Company may incur indebtedness based upon the specified ratio of cash flow, as defined, to interest expense. All of the Company's 1996 borrowings, including the availability under the Company's line of credit, are allowable borrowings under the terms of the indenture. As of December 31, 1996 the Company was in compliance with all covenants of the indenture.



     Subsequent to December 31, 1996, the Company undertook to obtain the consent of the holders of the 10% Notes and the 12% Notes to amend the indenture to eliminate the covenants limiting the incurrence of additional indebtedness and making certain dividend payments, to allow the Company greater flexibility with future financings consistent with the Company's growth. Consistent with the procedures under the indenture, effective March 14, 1997, the Company obtained the consent of in excess of the majority of the principal amount of such Notes and by act of the Company and the trustee under the indenture, the amendments eliminating these covenants were adopted. The Company was in compliance with all of the covenants on the effective date of the amendment. In consideration for the consent of the holders of the 10% Notes, the 10% Notes were amended to change the conversion ratio from 103% to 98% or reduce the conversion price for the 10% Notes previously fixed by $.75 per share. In addition, the Company's optional redemption date was extended from June 15, 1997 to December 15, 1997 and certain fees to be paid to the holders of the 10% Notes were eliminated. Based on the revised terms of the 10% Notes and the average market price of the Company's Common Stock for the 10 days ended December 31, 1996, the 10% Notes would be convertible into approximately 975,000 shares of the Company's Common Stock.



     In 1996 and 1997, the Company entered into modifications of its existing loan agreement with Wells Fargo Bank, N.A. These modifications provided for an increase in the existing revolving line of credit to $20 million and $1.5 million of availability for equipment purchases. The modified agreement contains a covenant that limits the Company's ability to incur additional indebtedness. Specifically, the modified agreement allows the Company to incur up to $65.0 million of subordinated debt, a foreign loan facility of $5.0 million, computer equipment financing and certain refinancing indebtedness. In addition, the modified agreement contains certain covenants that require the maintenance of various financial ratios, including minimum tangible net worth, as defined, of $45.0 million, a maximum leverage ratio, a minimum current ratio of 1.5 to 1 and a minimum debt coverage ratio. As of December 31, 1996 the Company was in compliance with all covenants.


     The Company's liquidity is greatly impacted by the nature of the billing provisions under its government contracts. Generally, in the early period of contracts, cash expenditures and accrued profits are greater than allowed billings while contract completion results in billing previously unbilled costs and profits. Contract receivables increased $4.1 million for the year ended December 31, 1996 principally due to the timing of billings, increased volume at Coach and Car and the reduction of advances on contracts at Coach and Car and Artcraft.

     Operating activities required the use of $15.6 million of cash during the year ended December 31, 1996 compared to the use of $14.5 million of cash during 1995. This resulted primarily from significant investment in research and development expenses, pre-contract costs and plant start-up costs, including the associated general and administrative costs, all of which have been expensed, for products the Company will not begin to ship in substantial quantities until 1997, the working capital required for the reduction in advances on contracts noted above and the funding of the $7.0 million investment in inventories primarily at SimTec and Government and Defense. The increase in inventories at SimTec primarily represents the buildup necessary to support anticipated future deliveries of the 16g Seat. The increase in inventories at Government and Defense represents inventory necessary to support certain programs which require the buildup of components necessary to support rapid deliveries of various configurations of seats. In addition, both SimTec and Government and Defense have purchased inventory in larger quantities to reduce per unit costs.

     Investing activities required the use of $9.3 million of cash during the year ended December 31, 1996 primarily for the purchase of equipment for the Company's new ITS manufacturing facilities in Phoenix, Arizona and the United Kingdom, manufacturing equipment for the 16g Seat and computer and test equipment at Government and Defense. For 1995, cash used by investing activities was $3.4 million and was expended primarily for the acquisition of property and equipment.

     Financing activities provided $23.0 million of cash during the year ended December 31, 1996, of which $6.9 million resulted from borrowings on the revolving credit facility primarily for working capital needs and $3.2 million resulted from borrowings on the equipment credit facility for the financing of fixed assets. In addition, the Company issued the 10% Notes in September 1996. Cash provided by financing activities for 1995 was $20.1 million and primarily resulted from the sale of the Company's Common Stock for $26.4 million offset by the net reduction of borrowings of $6.3 million.

     Included in current portion of long-term debt is a mortgage of $2.6 million on one of the Company's facilities that is due in March 1998. The Company is currently pursuing various alternatives for this property and believes it will be able to repay or refinance the mortgage on a long term basis prior to its maturity.


     The Company believes it has sufficient manufacturing capacity, at December 31, 1996, to meet its estimated 1997 delivery requirements. The Company anticipates cash provided by operating activities and the availability under its bank credit facilities will be sufficient to meet its current working capital requirements. The Company believes that the net proceeds of this offering will be sufficient to fund purchases of property and equipment and future working capital requirements necessary to address the anticipated growth of demand and markets for its new technologies and products for the next 18 months. The Company may, however, seek to obtain additional capital. The modification to the indenture noted above will allow the Company more flexibility in pursuing financing alternatives. The raising of additional capital in public markets will be primarily dependent upon prevailing market conditions and the demand for the Company's technologies and products. The net proceeds of this offering will be used to expand existing manufacturing facilities, primarily for the manufacture of aircraft and rail seating systems and components related to the Company's automobile inflatable restraint systems, working capital requirements attendant to growth in markets and revenues and other general corporate purposes, including potential future acquisitions.


INFLATION

     The Company does not believe that it is significantly impacted by inflation.

RESEARCH AND DEVELOPMENT

     The Company's research and development occurs primarily under fixed-price, government-funded contracts as well as Company-sponsored efforts. The revenue received under government-funded contracts is recorded under the percentage completion method of accounting, and the costs of independent research and development efforts are expensed as incurred.

     Historically, research and development efforts have fluctuated based upon available government-funded contracts. The Company anticipates that future fluctuations may also occur and that absent government funded research, the Company will directly fund research and development efforts to expand its inflatable restraint, commercial airliner seating, and rail seating technologies. As noted in Note 17 to the Consolidated Financial Statements, the Company's costs for research and development to advance its technologies were $10.5 million in 1996.

SEASONALITY

     The Company's operations and financial results are affected by the seasonal variations in deliveries by suppliers. Historically, the Company has experienced its highest level of deliveries of materials in the fourth quarter and its lowest level of deliveries in the first quarter. Accordingly, for those contracts accounted for under the percentage of completion method, the Company has historically recorded its highest revenue in the fourth quarter and lower revenue in the first quarter.

FORWARD LOOKING INFORMATION AND RISKS OF THE BUSINESS

     During fiscal 1997 the Company will enter large scale production of the ITS and 16g Seats and expects to complete roll-out of other new products, including CABS, BABS, and IBAHRS. The Company expects that in late 1997 and in 1998, it will begin to realize significant revenues from the introduction of these products. The other core businesses of the Company are expected to remain at current revenue and profit levels.

     Projected operating results and capital needs will be affected by a wide variety of factors which could adversely impact revenues, profitability and cash flows, many of which are beyond the control of the Company. The factors include the Company's ability to design and introduce new products on a timely basis; market acceptance and demand of both the Company's and its customers' products; success in building strategic alliances with large prime contractors and first tier suppliers; the level of orders which are received and can be shipped and invoiced in a quarter; customer order patterns and seasonality; levels of accounts receivable; changes in product mix; product performance and reliability; product obsolescence; availability and utilization of manufacturing capacity; fluctuations in manufacturing yield; the availability and cost of raw materials, equipment, and other supplies; the cyclical nature of the airline, rail and automobile industries and other markets addressed by the Company's products; the level and makeup of military expenditures; technological changes; competition and competitive pressures on pricing; and economic conditions in the United States and worldwide markets served by the Company. The Company's products are incorporated into a variety of transportation vehicles. A slowdown in demand for new transportation vehicles or modifications services to transportation vehicles as a result of economic or other conditions in the United States or worldwide markets served by the Company and its customers or other broad-based factors could adversely affect the Company's operating results or financial condition.

                                    BUSINESS

OVERVIEW

     The Company was formed in 1975 when its founder accepted a government research contract to focus on engineering solutions that could be used to protect the lives of American helicopter crews in crash situations. Because of the rotary blade utilized by helicopters, helicopter pilots cannot eject in the same manner as pilots in fixed-wing aircraft. The contract led to the Company's development of a crashworthy seat, first introduced in the Army Blackhawk helicopter.

     The core technology developed under the Company's first contract was energy-absorbing seating which, upon impact, absorbs shock that otherwise would be directed onto the occupant. In the course of supplying the United States armed forces and agencies with crashworthy seating, the Company performed years of research and tests and developed proprietary databases with respect to how materials stretch, bend, and break. Similarly, in an effort to provide additional protection for pilots, the Company conducted extensive research and development in the late 1970s on armor systems composed of a variety of lightweight, high-strength composites and ceramics. Such lightweight armor systems were eventually incorporated into most helicopter seating systems. This armor technology has also led to the development of a variety of other armor and occupant protection systems. In the 1980s, the Army asked the Company to develop a solution to injuries suffered by pilots caused by contact with instrumentation on hard landings or during crashes. From its extensive research, the Company developed its inflatable restraint systems, which include harnesses, belts, and other types of sophisticated airbags. The Company has leveraged this evolving research and development into applications in a variety of technologies and products.


     The Company, through its 11 operating subsidiaries, conducts operations in three principal market segments: commercial transportation seating systems, government and defense, and automobile safety systems. Operations can be described in three phases: (i) providing contracted research and development activities to third parties to solve specific safety related issues and undertaking Company funded research to expand existing technologies to new applications, (ii) leveraging such research into advanced, high-performance, cost-efficient product solutions to influence market preferences in a wide range of applications and industries, and (iii) manufacturing, selling, and marketing such products.


OPERATING AND GROWTH STRATEGY

     The Company's strategy is to maintain its leading position in creating and applying proprietary technologies and advanced solutions to safety related problems and to develop its products for commercial sale to a wide range of customers. The key elements in executing this strategy are to (i) develop and utilize technology to enhance current products and create new products, (ii) focus on new product markets and regulatory requirements, (iii) expand manufacturing capabilities and maximize internal synergies, and (iv) pursue acquisitions and strategic alliances that complement existing businesses or provide manufacturing or distribution opportunities.

TECHNOLOGY AND PRODUCT DEVELOPMENT

     The Company focuses on the development of technologically advanced, high-performance, cost-efficient solutions to influence existing markets to move in new directions or create entirely new markets. The Company's growth strategy is "engineering-driven," taking technologies learned, developed, and refined in one arena, and applying them to another sector. Management's objective is to selectively identify and manage engineering solutions to create market opportunities rather than allow the Company's current product base to define the Company's markets. The Company believes that its competitive advantage is technology and innovation. The Company employs approximately 150 engineers and scientists and maintains an active research and development program to enhance its existing products and to develop new products and product applications. The Company has a substantial data base, available to its biomechanical engineers, based on which analysis is made regarding human body dynamics in crash environments. Additionally, the Company's proprietary technologies are embodied in numerous trade secrets, 13 patents, and 35 patents pending. The

Company enhances and supports products by the development of a compatible family of products, such as its various inflatable restraint technologies designed into four automobile applications and three aircraft applications. The Company seeks to pursue a diverse technology and product base that minimizes dependence on one or a few products and technologies. See "Risk Factors -- Investment in and Dependence on Proprietary Technology."

MARKET AND REGULATORY FOCUS

     The Company endeavors to demonstrate the technological feasibility of new standards, provide the basis for new regulations, and utilize its technological expertise to develop and introduce products that meet these new standards and regulations ahead of its competitors. The Company seeks to remain at the forefront of industry developments by being proactive in developing industry trends and regulatory guidelines. The Company's long-standing involvement with governmental departments and agencies facilitates its ability to anticipate regulatory safety requirements and consumer safety issues and to develop products that address these concerns. In this regard, the Company authors the "Aircraft Crash Survival Design Guide," a five-volume text published by the United States Army regarding crash survival technology, which is commonly used worldwide as a guide in the design of crashworthy aircraft. The Company also co-authored "The Transport Seat Performance and Cost Benefit Study," a study commissioned by the FAA to analyze the performance of seats in commercial airliner accidents. This study, which was first published in October 1986, was cited as a principal consideration in the FAA's changes in commercial airliner seat design specifications. The Company also owns and operates the International Center for Safety Education ("ICSE"), a Phoenix-based training school established in 1958 that sponsors courses which have been attended by more than 5,000 safety investigators from United States and foreign government agencies, armed services, the aircraft industry, and the field of aviation medicine. The function of ICSE is to teach the analysis of aircraft behavior in a crash, the causes of injury or death to passengers and crew, and the design and structural changes that can be made to improve survivability. See "Risk
Factors -- Government Safety Regulations."

EXPANDING MANUFACTURING CAPABILITIES AND MAXIMIZING INTERNAL SYNERGIES

     The Company seeks to maintain integrated testing and manufacturing capacity for its products; however, the Company may also subcontract certain non-proprietary components of its products and provide its proprietary products for integration and sale in the final products of customers. Over the last three years, the Company has significantly expanded its manufacturing capabilities and infrastructure, through both acquisitions and internal development, to support the commercial production of several new product lines. In addition, the Company has vertically integrated the manufacturing of several components used in its seating systems, which has positively impacted overall profitability. The Company expects to continue to expand its manufacturing capabilities, to develop its infrastructure to support its new product development programs, and to enter into licensing relationships to facilitate the distribution of its products. See "Risk Factors -- Production Risks and Manufacturing Experience" and "Risk Factors -- Dependence on Industry Relationships."

EXPLORING ACQUISITION AND STRATEGIC ALLIANCE OPPORTUNITIES

     The Company explores acquisition opportunities as they arise and enters into strategic alliances when it believes such acquisitions or alliances will enable the Company to introduce new products or enhance existing products, to exploit its technologies or acquire complementary technologies, to improve its manufacturing capabilities, to broaden its distribution channels, or to obtain components or supplies necessary for its products. In its last three fiscal years, the Company has experienced substantial growth resulting from strategic acquisitions to maximize the market potential of new technologies, wider application of technologies, and new product introductions. The Company has no present commitments or agreements with respect to any additional acquisitions or alliances. See "Risk Factors -- Acquisitions."

OVERVIEW OF MARKET SEGMENTS AND INDUSTRIES

     The Company believes that the entire transportation market is poised for transformation as society's awareness of safety issues increases. The Company seeks to position itself to benefit from consumer demand and government regulations requiring progressive safety equipment on all forms of transportation, from automobiles and aircraft, to school buses and high speed trains.

COMMERCIAL TRANSPORTATION SEATING

     Airliner Seating Systems. At the end of 1995, there were approximately 11,000 passenger aircraft in operation worldwide, representing over 2.0 million passenger seats. A study conducted by the Boeing Commercial Airplane Group projects that 3,142 new passenger aircraft will be put into service during the next five years, replacing 1,532 older aircraft and adding 1,610 additional aircraft to airline fleets. The study further projects that 14,054 aircraft will be manufactured and put into service over the next 20 years, representing over
3.2 million passenger seats.

     Historically, annual production of new aircraft seats has been between 120,000 and 130,000 worldwide, exclusive of repaired and refurbished seats. The Company believes that the recent growth of the airline industry, with the resulting increase in passenger miles flown and the recent trend toward installation of communication and entertainment systems in aircraft seats, will increase demand for new seats. Additionally, there has been a recent significant consolidation in the new seat industry, which the Company believes will benefit it because of the desire of airlines to have a broader supplier base. Although the Boeing study did not include refurbished seats, the Company also believes that the demand for refurbished aircraft seats will grow as the airline industry expands and new airlines purchase used aircraft.

     Additionally, demand for both new and refurbished aircraft passenger seats may further increase as new regulations are adopted or enforced that raise the standards for crashworthiness in light of recent heightened attention to airline safety and FAA initiatives. For example, the continued phase-in of FAA standards requiring airliner passenger seats to withstand the force of 16g's (16 times the force of gravity) in a crash is expected to create increased demand for new aircraft seating systems meeting such requirements. Similarly, in 1988, the FAA adopted regulations requiring that all passengers on an aircraft have a certain specified level of head injury protection, as measured by Head Injury Criteria ("HIC"). Presently, most commercial aircraft certificated since the adoption of the FAA regulations are flying under waivers granted by the FAA because such aircraft do not meet the HIC criteria for passengers sitting immediately behind bulkheads and other cabin partitions. The Company believes that the FAA waiver policy will be reviewed and updated, thus creating an increased demand for installation of inflatable bulkhead restraints on commercial aircraft to improve the safety of passengers. See "Risk Factors -- Government Safety Regulations."


     The FAA initiatives, and the resulting products of the Company focusing on 16g seats and bulkhead HIC standards, are intended to address injuries in "survivable" crashes. According to NTSB statistics, there were 2,211 aviation accidents in the United States in 1995. Scheduled commercial, commuter, and charter airlines were involved in 145 of such accidents, 20% of which had some fatalities and 80% of which resulted only in injuries. Of these injuries, approximately 80% were to passengers and 20% to the crew. Common causes of aircraft accidents include overruns, hard landings, and ground collisions with objects. These survivable accidents, which have historically resulted in injuries, are the type for which the Company's products increase safety and reduce the risk or severity of injuries on commercial airliners.


     Rail and Mass Transit Seating. The rail and mass transit industries are undergoing significant changes, including growth in ridership and upgrading of fleets. Demand for rail and mass transit seating results from the traveling public's desire for safety and comfort as well as new laws and regulations, such as the new safety regulations recently proposed by the Federal Railroad Administration, the Clean Air Act Amendments of 1990 and the Americans with Disabilities Act, which require that transit authorities and rail operators purchase new, upgrade, or retrofit existing equipment.

     The Company believes that the United States bus industry will purchase over 13,000 new buses between 1995 and 1998 and that railcar-purchasing agencies will purchase up to 3,500 rail and mass transit cars during the same period. Rail and mass transit seat manufacturers may also potentially benefit from the development of lighter weight and high-speed rail systems in North America.

GOVERNMENT AND DEFENSE

     The Company believes that the United States government will continue to fund a significant defense budget and will increasingly support high technology and safety improvements. In part as a result of a shifting focus on tactical weaponry designed to meet the needs of a military primarily adopting a containment defense posture, certain strategic programs, such as the Stealth B-2 Bomber and the MX missile, have been cut or eliminated, while government contract revenue for containment, mobile, and tactical programs has increased. Certain technical military aircraft programs in which the Company is involved, such as the Black Hawk helicopter, C-17 utility air transport, and Apache attack helicopter, continue to be funded. The Company expects that pilot and passenger safety will continue to be a critical part of these and other programs, although no assurances can be offered in this regard. As part of the shifting focus of the military, defense forces are more mobile than ever before, with the United States and many foreign governments placing greater emphasis on transportation safety. The United States is widely regarded as the world leader in military safety and technology development, and expenditures in these areas are expected to continue in the future as military forces become increasingly mobile. The Company believes that there will be continued government spending on and demand for military safety technology products, such as advanced energy-absorbing seating, lightweight armor systems, and inflatable restraints. See "Risk
Factors -- Substantial Reliance Upon Major Customers."

     The Company regards its reputation and relationship with various military branches and regulatory agencies throughout the world, including the FAA, National Highway Traffic and Safety Administration ("NHTSA"), National Aeronautics and Space Administration ("NASA"), and the National Transportation Safety Board ("NTSB") to be a significant asset and intends to continue to pursue government-funded research and development when it can retain proprietary rights. The Company intends to continue to expand its government business; however, this segment's revenue has declined as a percentage of overall Company revenue as demand for the Company's commercial products has steadily increased.

AUTOMOBILE SAFETY SYSTEMS

     Demand for automobile safety products results primarily from government regulations and consumer demands. One regulation, adopted in 1984 by NHTSA, provided the impetus for the development of the airbag market in the United States by requiring installation of passive restraints in all new cars sold after 1989. Passive restraints typically consist of either frontal airbags or passive seat belt systems. Applicable 1991 regulations require the use of airbags for both sides of the front passenger compartment of all new cars sold in the United States by the 1998 model year. Frontal impact is the leading cause of automobile injuries and third leading cause of automobile fatalities, accounting for approximately 51% of all injuries and 31% of all fatalities in automobile collisions. See "Risk Factors -- Government Safety Regulations."

     Consumer demand has outpaced regulation as the primary impetus for the growth of the airbag market. According to publicly available automotive industry data, in the 1989 model year, only 7% of the automobiles produced in the United States included an airbag. This percentage increased to 28% in 1990, 42% in 1991, 59% in 1992, and 71% in 1993. Industry sources estimate that standard driver's side airbags were installed in approximately 90% of 1995 model year automobiles sold in the United States and, to a lesser extent, overseas. This high degree of penetration has been achieved in advance of the regulatory deadline as a result of consumer demand.

     Side-impact collisions comprise the second leading cause of injury and the leading cause of fatalities, accounting for approximately 25% of all injuries and 34% of all fatalities, which occur in automobile collisions, with a significant majority of such injuries caused by impact to the head and neck. Present United States side-impact safety standards address the use of foam padding and/or structural beams. However, NHTSA is currently examining head crash standards, measured in quantifiable HICs for side-impact collisions. Rollover injuries are the third leading cause of injury and second leading cause of fatalities, accounting for approximately 15% of all automobile injuries and 33% of fatalities. The Company's ITS is the only available product designed specifically to protect the head and neck of vehicle occupants in side-impact collisions and potentially provide containment of occupants in rollover and secondary impact collisions. See "Inflatable Restraint Systems -- Automobile Inflatable Restraint Systems."

EMERGING TECHNOLOGIES

     The Company believes that regulatory mandates and consumer demands will continue to drive the demand for advanced safety products and technologies, creating opportunities for the development of new technologies and products and providing additional markets for existing technologies. The Company believes that included among the products and technologies with significant present or future market potential in which the Company is developing capabilities are (i) sensor equipment for the deployment of airbags, (ii) remote sensing devices programmed to analyze the failure characteristics of vehicles and structures,
(iii) advanced lightweight composite materials, and (iv) other advanced materials, such as urethanes and polymers, with a wide variety of potential product applications, including high-performance windows for aircraft and automobiles, and protective lenses and visors.

THE COMPANY'S PRODUCTS AND EMERGING MARKETS

     The Company's growth to date has resulted principally from its core products and technologies involving energy-absorbing seating systems, armor, and seat repair and refurbishment. More recently the Company has introduced new products. The following table shows each of the Company's products currently in production and each of the products the Company expects to commence delivery of on the rollout schedule indicated.

                         PRODUCT AND TECHNOLOGY STATUS

           PRODUCT/TECHNOLOGY                          STATUS                  PRODUCT ROLLOUT
-----------------------------------------  -------------------------------  ----------------------
Energy Absorbing Seating
  Systems -- Military....................           In Production              1975 -- On-going
Composite Armor..........................           In Production              1985 -- On-going
Airliner Seat Repair and Refurbishment...           In Production              Acquired 1993 --
                                                                                   On-going
Rail and Transit Seating.................           In Production              Acquired 1994 --
                                                                                   On-going
New 16g Airliner Seats...................           In Production              1996 -- On-going
Inflatable Tubular Structure.............           In Production                    1997
Bulkhead Airbag System...................  Certified/Ready for Production            1997
Cockpit Airbag System....................       Ready for Production                 1997
Inflatable Body and Head Restraint
  System.................................       Ready for Production                 1997

SEATING SYSTEMS AND COMPONENTS

     Military Aircraft Seating Systems. The Company has been a major supplier of energy-absorbing seating systems for military helicopters and other military aircraft to various branches of the United States armed forces and their prime defense contractors for more than 20 years. The seating systems focus on reducing injury and increasing survivability in crashes involving aircraft. These crashworthy seating systems contain proprietary energy-absorbing components and devices that activate upon crash impact to absorb shock that otherwise would be absorbed by the seat occupant.

     Based on publicly available information and industry sources, the Company believes that it is the leading provider of crashworthy helicopter seats purchased by the United States armed forces, being the sole supplier for 11 helicopter programs. Military aircraft for which the Company has designed and manufactured seat assemblies for pilots, flight crews, troops, or SONAR operators include the AH-64A Apache attack helicopter; UH-60A Blackhawk transport and cargo helicopter; SH-60B Sea Hawk reconnaissance helicopter; SH-3 Sea King utility helicopter; CH-53 Sea Stallion transport and cargo helicopter; V-22 Osprey tilt-roar aircraft; Indian Hindustan Aeronautics, Ltd. ALH utility helicopter; and C-17 fixed wing utility aircraft.

Aircraft manufacturers in the Company's customer base include the Boeing Company, McDonnell Douglas Corporation, and Sikorsky Aircraft.

     Commercial Airliner Seating Systems. The Company, through its wholly owned subsidiary Airline Interiors, manufactures and sells commercial airline seating systems that comply with FAA-mandated 16g standards for airline seats ("16g seats") and repairs, refurbishes and retrofits existing commercial aircraft seats. With the acquisition of Airline Interiors in 1993, the Company obtained FAA certifications and an established customer base of commercial airlines as well as the operations to repair, refurbish, and retrofit commercial aircraft seats. The Company's entrance into the airline seating market is an outgrowth of both the Company's technologies and Airline Interiors' traditional core business -- the repair, refurbishment, and retrofitting of commercial aircraft seats.


     The 16g Seats are designed to absorb 16 times the force of gravity upon impact. The prices and features of the Company's new 16g Seats are competitive with more established 16g seat suppliers, but exceed existing and currently anticipated industry and regulatory standards for crashworthiness. The Company's 16g Seats have been tested, approved, and certified for use in numerous classes of commercial aircraft. The Company's customer base for its 16g Seats includes Air Transit, The Boeing Company, GATX Leasing, International Leasing Finance Corp., Onur Air, Flying Colors Airlines, and two major U.S. carriers. In the first quarter of 1997 the Company has received more than $25 million in orders and follow-on options and currently has in excess of $65 million in bid proposals outstanding for proposed seating contracts with international, national, and regional airlines. There can be no assurance, however, that the Company will be awarded these or other outstanding bids. See "Risk
Factors -- Entry into New Markets," "Risk Factors -- Competition," and
"Business -- Overview of Markets and Industry -- Commercial Airliner Safety Systems."


     The Company also repairs, refurbishes, and retrofits existing commercial aircraft seats. Its services include (i) the supply of seat components, including upholstery, cushioning, and fiber blocking; (ii) the overhaul and modification of seat assemblies, including arm rests and tray tables; and (iii) the design and integration of communication and entertainment systems into aircraft seats. Customers of Airline Interiors for such services include America West Airlines, Continental Airlines, Southwest Airlines, and United Airlines.

     The Company believes that various developments in the airline industry may increase the demand for new energy-absorbing seats and for the repair, refurbishment, and retrofitting of existing airliner seats. These factors include the potential for increased federal regulation requiring improvements in passenger seat crashworthiness, increased safety concerns by passengers, the growth of airline travel, restructurings and reorganizations of air carriers, the need to reconfigure and upgrade existing aircraft interiors, the delivery of new aircraft, and the growth of demand for communications and entertainment features in aircraft seats.

     Rail and Other Mass Transit Seats. The Company's acquisition of Coach and Car and Artcraft in 1994 brought to the Company an established seat manufacturing identification, contract backlog, and additional manufacturing capacity for airline seats. In addition to these synergies with Airline Interiors and its seat technology, the Company became, and continues to be, the leading North American provider of seating systems for rail and other mass transit vehicles. Through an integrated design, development, and production capability, the Company supplies seating in a variety of styles, materials, colors, configurations, and optional features. The Company produces stainless steel, plastic, and fiberglass seating systems for subways, cushioned and upholstered seating for other mass transit vehicles, and deluxe recliners for railroad cars. The seating systems feature lightweight construction; ease of installation and maintenance; vandal resistant, durable, and long-lasting components; reinforced structures for superior strength and support; fire and smoke resistance; sound and energy absorption; and passenger safety and comfort. Customers include Amtrak, ABB Traction, Inc., Bombardier, Inc., Amerail (formerly Morrison Knudsen Corporation), Siemens Duewag Corporation, Kawasaki Rail Car, Inc., and the metropolitan transit authorities in major North American cities.

     The Company believes that additional opportunities exist in its seating business as a result of the need to expand and modernize mass transit systems across the United States, the Company's pursuit of international business, and potentially the application of various aspects of the Company's energy-absorption and other safety technologies to rail and other mass transit vehicles, including high-speed trains.

INFLATABLE RESTRAINT SYSTEMS

     The Company developed its core inflatable restraint technology in the 1980s under a contract with the United States government and, commencing in late 1997, will use this technology to manufacture an inflatable body and head restraining system ("IBAHRS") for military helicopter crew members. As customary with government contracts, the Company retained the proprietary commercial rights to the IBAHRS technology and has expanded and developed such technology into numerous other applications in various products and industries. As an outgrowth of IBAHRS, the Company currently produces or is developing four types of inflatable restraint systems for automobiles and three systems for commercial and military aircraft.

     Automobile Inflatable Restraint Systems. The Company developed, patented, and is manufacturing an automobile inflatable restraint system known as the inflatable tubular structure ("ITS"). The ITS occupies a stored position above a side window and inflates upon impact to extend diagonally across the side window, which provides protection against head and neck injuries from side-impact collisions. An automobile may be equipped with an ITS at each side window. The Company's ITS technology comprised two of the 36 finalists out of 4,000 technology entrants submitted for Discovery Magazine's 1996 "Technology of the Year Award."

     The ITS provides protection in certain side-impact collisions beyond that provided by conventional airbags currently utilized in automobiles. Unlike a conventional airbag, which must be trapped by a structure such as a steering wheel, dashboard, or door, the ITS is attached to and supported by the structure of the vehicle frame and door pillars. During a side-impact crash, a tube located above the door inflates and becomes shorter in length, which causes it to drop out of its molding and form a tight diagonal structure across the side window. As a result, the ITS provides protection despite the window being open or breaking upon impact, while a conventional airbag would not have adequate support in these situations. Therefore, the ITS is able to substantially reduce head rotation to the side, preventing contact with vehicle components. Additionally, the diagonal arrangement of the activated ITS offers protection for occupants of different sizes, weights, and seating positions, and in different types of side-impact collisions, as well as in rollover, secondary impact, and ejection situations.

     Recent tests have shown that a side-impact collision at approximately 30 miles per hour with a combination of the most extensive safety protection systems available in 1996 model automobiles (consisting of a seat belt and shoulder harness along with conventional frontal and side impact airbags) results in a HIC of about 1500, which is an impact sufficient to cause a fatal injury to the vehicle occupant. Conversely, tests performed under the same conditions with the addition of an ITS resulted in a HIC of only approximately 560, which, barring injury to other parts of the anatomy not addressed by the ITS, would allow the occupant to survive the crash.

     The Company has developed various additional applications for the ITS. Through different configurations, the ITS provides protection to other parts of the body and in other types of collisions. Such applications include the inflatable tubular cushion ("ITC"), a seat mounted torso protection system, the inflatable tubular bolster ("ITB"), a system to protect knees and legs, and the inflatable tubular torso restraint ("ITTR") which utilizes the ITS in an inflatable restraint harness and seat belt application.

     The Company, through Autoliv GmbH, is providing the ITS to BMW, a major European automobile manufacturer, for inclusion in certain models of its automobiles to be delivered in 1997. The Company also has agreements with a first tier auto supplier to provide ITS to a second automobile manufacturer and to provide a different application of the ITS technology to an automobile manufacturer. The Company has a low-volume production facility in Phoenix and a high-volume European manufacturing plant, located in Northumberland County in the northeast of England.

     Alone and with Autoliv GmbH, Morton International, and other first tier component suppliers, the Company is actively pursuing ITS and other product applications with other automobile manufacturers. The Company has entered into strategic alliances with these first tier component suppliers because the Company is able to leverage off of the size and industry strength of such large manufacturers and benefit from their market contacts. Further, such relationships facilitate the marketing and distribution of the ITS and related products through the combined marketing and manufacturing efforts of the Company and the strategic partners.

Although the first tier component suppliers produce airbag products, the ITS and related technologies are unique proprietary products and not mere auto part commodities as are most forms of traditional airbags. The distinction between the ITS and traditional airbags recently has been highlighted by the increased governmental and public scrutiny of the effectiveness and possible risks associated with traditional airbags. There can be no assurance, however, that the Company will be successful in its efforts to expand the markets for ITS and other product applications. See "Risk Factors -- Entry into New Markets" and "Risk Factors-- Dependence on Industry Relationships."

     Aircraft Inflatable Restraint Systems. The Company has completed development of and is marketing various inflatable restraint systems for military and commercial aircraft. These systems include the IBAHRS for the protection of military helicopter crew members, a cockpit airbag system ("CABS") for the protection of the flight crew in military aircraft, and a bulkhead airbag system ("BABS") for the protection of passengers sitting immediately behind the bulkhead and other cabin partitions in commercial aircraft.

     Under a contract with the United States Army, the Company served as the prime contractor for the development of the IBAHRS. Following the completion of the initial development, the Company was awarded a contract to serve as the prime contractor to complete the development, perform production design, produce hardware, and perform testing procedures for the IBAHRS. During a crash, the airbags inflate between the aviator and the seat harness, causing the aviator to be pushed back into the seat and providing support under the aviator's chin to reduce the forward rotation of the head. The Company anticipates that it will commence production of the IBAHRS in late 1997.

     The Company is engaged in research and development efforts for CABS under a contract with the United States Army. CABS incorporates airbags in a configuration surrounding the aviator that inflate following sensor detection of crash impact from a variety of directions. CABS then retracts following deployment and thereby protects against mishaps caused by accidental deployment during the normal operations of the aircraft. The Company anticipates that it will complete the research and development project and commence production of CABS in late 1997.

     The Company developed BABS at its own expense to provide a product that satisfies FAA regulations requiring protection against head injuries to passengers sitting immediately behind the bulkhead and other cabin partitions in commercial aircraft certificated after 1988, which includes only complete new aircraft designs, representing a small percentage of aircraft currently in service. Prior to BABS, no other company had introduced a product that satisfied the FAA regulations, and newly certified aircraft have operated under FAA waivers from the regulations. In addition, the regulations have not been extended to aircraft certificated prior to 1988. Although the Company believes that BABS satisfies the FAA regulations, the Company cannot assess whether the FAA will withdraw its waivers as a result of the forthcoming availability of BABS and extend its regulations to apply to presently exempt commercial aircraft. The Company has an agreement with Jetstream Aircraft Ltd. ("Jetstream") to manufacture and sell BABS for implementation of the system in the Jetstream J-41. With its introduction of BABS in Jetstream aircraft in 1997, the Company believes that the FAA waiver policy will be reviewed by the agency. The Company is also discussing the introduction of BABS with other aircraft manufacturers. See "Inflatable Restraint Systems -- Aircraft Inflatable Restraint."

     The Company is also developing the related systems for sensors, electronics, and other applications for its inflatable restraint technology.

COMPOSITE MATERIALS

     As an outgrowth of its military aircraft seating systems, the Company developed an expertise in armor, which comprises a significant portion of both materials in and costs of such seating systems. In addition, the Company has developed a variety of other composite materials for integration in its existing and proposed products and for sale as raw material to customers. Composites are structures, typically made of layered materials, glues, resins, metal alloys, and ceramics, which provide advantages in terms of weight, flexibility, and strength over traditional metal components. Composite materials are often much lighter than conventional materials such as basic metals, and by their complex nature are generally more expensive than such materials. Composite materials have a wide variety of product applications, ranging from shaped or molded plastic structures to advanced, lightweight, protective ballistic armor systems. Advanced composite materials with which the Company has expertise include silicon carbide, aluminum, and ceramics matched with fiber reinforcements of Kevlar, carbon, Spectra, S-glass, E-glass, and hybrid weaves. The Company also has the capability to process thermoset resins including epoxies, polyesters, and vinyl esters.

     The Company's principal composite products are high-strength, lightweight armor systems that have been incorporated into a variety of United States armed forces vehicles, including aircraft, naval landing craft, and personnel carriers. The Company is a principal supplier of such lightweight armor systems in the United States. The Company develops and manufactures armor systems for seats as well as for structural and other vital components of military aircraft. Aircraft components incorporating armors developed or produced by the Company include V-22 Osprey crew seats; C-17 cockpit components; AH-64A Apache crew seats; Blackhawk crew seats and floor armor; CH-53 Sea Stallion crew seats; United States Navy landing craft air cushion pilot station armor; and high-mobility, multi-wheeled vehicles ("HMMWV") and transport vehicles ("HEMTT"). Other products include oil and cable armor and ballistic radomes. The Company has an on-site ballistics firing range, enabling it to conduct tests on armor products.

     The Company has recently developed a number of commercial applications for its composites technology, including high-strength transparent armors and portable armor kits for use in police cars and other vehicles, high-performance equipment such as archery bows, bicycle components, and 16g Seat backs. The Company believes that composite materials will increasingly be incorporated in a wide range of goods requiring strong, advanced, or lightweight components.

DEVELOPMENTAL STAGE TECHNOLOGIES

     Smart Structures. The Company has recently combined its composite technologies with its neural network computer capabilities as part of the development of products known as "smart structures." Smart structures contain sensors and fiber optics that communicate through computers to monitor the integrity or status of a system or structure. As an example, military vehicles equipped with sensors incorporating smart structure technology can be remotely monitored for battlefield status. Similarly, structures such as bridges and overpasses can be remotely monitored to detect early signs of deterioration in structural integrity. The Company is exploring the development of smart system sensors that have potential in a variety of product applications, including crash sensors for airbag and other safety systems in both automobiles and aircraft.

     Parachutes. Under contract with the United States Navy, the Company recently applied its technologies and overall knowledge of materials and structures to develop a parachute that solves numerous functional problems attendant to traditional military parachutes. Specifically, many parachutes traditionally used by the military have (i) been large and heavy, (ii) been unable to be worn during flight or by females, and (iii) had limited shelf life, requiring the labor intensive process of unpacking and repacking parachutes every six months. The parachute developed by the Company is small, lightweight, unisex, capable of being worn during flight, and vacuum-packed so that it maintains more than a five-year shelf life without repacking. The Company will commence initial production of its parachute in 1997 for Navy aircraft.

     Other Advanced Materials. As an outgrowth of its development of a proprietary "bladder" for the ITS, the Company has recently developed and tested a number of advanced proprietary materials, including polymers and urethanes, possessing a wide variety of potential product applications. Such materials are generally high strength and lightweight and can be developed to withstand extreme temperatures. Potential uses for such materials include laser protective aircraft canopies, high-performance windows for aircraft and automobiles, and protective lenses and visors.

PROPRIETARY TECHNOLOGY

     The Company maintains a design, development, research, testing, and engineering staff whose duties include the modification and improvement of existing products and the development of new products and applications. The Company regards its research, development, and engineering capabilities as a particular strength and intends to continue to emphasize this aspect of its business.

     The Company retains proprietary rights in the products and services it develops, including those initially financed under government contracts. As an integral component of its strategy, the Company seeks to transfer all of its technology to product applications. The Company's costs for research and development in 1996, 1995, and 1994 were approximately $10.5 million, $6.1 million, and $3.9 million, respectively. These amounts include government-funded, other customer-funded, and Company-funded research and development contracts.

     Since much of its research and development generates proprietary technology, the Company has patent protection on certain products. The Company's ability to compete effectively depends, in part, on its ability to maintain the proprietary nature of its technologies. The Company also relies on unpatented proprietary information and know-how, typically protecting such information as trade secrets, but there can be no assurance that others will not develop such information and know-how independently or otherwise obtain access to the Company's technology. See "Risk Factors -- Dependence on Proprietary Technology."

     The Company holds 13 patents, including those recently issued for its ITS and 16g Seat technologies. In addition, the Company has 35 patent applications pending for such items as its ITB and ITC technologies and various of its advanced materials. The Company is also currently developing five additional patent applications for filing. Patents protect inventions for up to a period of 20 years after the application is first filed. All of the Company's patents issued or applied for regarding its principal products, including ITS, ITC, ITB, and 16g Seats, have been issued or pending for three years or less. The Company does not presently own or maintain any trademarks which are material to its business.

PRODUCTION, MANUFACTURING, AND LICENSING

     The Company intends to consolidate certain operations, expand and upgrade its existing manufacturing capabilities, and establish new manufacturing facilities in connection with the expansion of its 16g Seat and inflatable restraint businesses. The Company began implementing its expansion plans in 1996 and has established a low-volume production facility in Phoenix and a high-volume manufacturing plant in England for the production of inflatable restraints. The Company currently is expanding its airline seat manufacturing capacity in its Chicago and San Diego facilities. In addition, in 1996 the Company consolidated its sewing and upholstery operations, and placed airline and train seat parts manufacturing in a central location. Such steps were taken for efficiency purposes and did not have a material effect on the Company's financial condition or results of operation. If demand for the Company's products grows faster than it is able to expand its manufacturing capacities, the Company may consider entering into licensing arrangements with third-party manufacturers of related products, pursuant to which it would receive a royalty on all items manufactured. See "Risk Factors -- Entry Into New Markets," "Risk Factors -- Management of Growth," and "Risk Factors -- Production Risks and Manufacturing Experience."

     The Company's production and manufacturing consist principally of the bending and welding, molding, ceramic and composites composition and processing, sewing, upholstery, component fabrication, and final assembly, along with airbag and restraint assembly. After assembly, products are functionally tested on a sample basis as required by applicable contracts. The Company's manufacturing capability features computer-integrated manufacturing programs which, among other things, schedule and track production, update inventories, and issue work orders to the manufacturing floor. Products manufactured for government programs must meet rigorous standards and specifications for workmanship, process, raw materials, procedures, and testing. Customers, and in some cases the United States government as the end user, perform periodic quality audits of the manufacturing process. Certain customers, including the United States government, periodically send representatives to the Company's facilities to monitor quality assurance.

MARKETING AND SALES

     Depending upon the product, the Company typically employs one of four methods for marketing: (i) direct sales, which it utilizes in the marketing of its 16g Seats, (ii) technical teams, typically comprised of a combination of administrative personnel and development engineers, which it utilizes in the marketing of inflatable restraints and advanced materials, (iii) strategic alliances with first tier component suppliers, which it utilizes in the marketing of inflatable restraints, and (iv) responses to formal requests for proposals in bidding for governmental contracts.


     In marketing its commercial seating and restraint products, the Company endeavors to maintain close relationships with existing customers and to establish new customer relationships. Ongoing relationships and repeat customers are an important source of business for the Company's current and new products. For example, the Company believes that its aircraft seat refurbishment customers are excellent prospects for its proposed new aircraft seats. Similarly, the Company will rely in part on forming strategic alliances to gain the established marketing capabilities of first tier component suppliers in connection with the distribution of the Company's automobile restraint systems. See "Risk
Factors -- Dependence on Industry Relationships."

     The Company's marketing and sales activities in the government sector focus primarily upon identifying research and development and other contract opportunities with various agencies of the United States government or with others acting as prime contractors on government projects. Key members of the Company's engineering, contracts, and project management staffs maintain close working relationships with representatives of the United States armed forces and their prime contractors. Through these relationships, the Company monitors needs, trends, and opportunities within current or potential military product lines.

     Approximately 24% of the Company's total revenue in 1996 resulted from products sold internationally, either directly by the Company or indirectly through sales made to the United States government or domestic prime contractors for export. These sales were predominantly to England, Germany, and Japan. Historically, as United States government contracts are awarded and filled, prime contractors have thereafter typically marketed their products to foreign military allies, resulting in sales of the Company's products abroad. The Company has also recently entered into development contracts directly with foreign military organizations. Accordingly, the Company anticipates that its international defense sales will continue to grow. The initial customer of the ITS is BMW, a European automobile manufacturer. The Company believes that there are opportunities for additional sales of the ITS, and for sales of commercial aircraft and rail seating systems, in foreign markets and is conducting marketing efforts internationally. Countries in which the Company is actively marketing include Germany, France, England, and other EU countries, as well as Japan, India, Korea, Italy, Singapore, Australia, Canada, and China. See "Risk Factors -- International Trade and Currency Exchange."

CUSTOMERS

     Sales of the Company's products to all branches of the United States armed forces represented approximately 27% of the Company's revenue in 1996. No other customer accounted for more than 10% of the Company's revenue during 1996.

     The Company's historical and acquired businesses have relied to a great extent on relatively few major customers, although the mix of major customers has varied from year to year depending on the status of then existing contracts. The Company believes that historical customers, such as the United States Army and other branches of the United States armed forces, to which the Company has supplied products for approximately 20 years, will continue to represent major customers although the percentage of the Company's revenue attributable to them can be expected to decrease as a result of the Company's expanding commercial operations. Other historical customers of the Company include the Boeing Company, McDonnell Douglas Corporation, and Sikorsky Aircraft. The loss of or reduction in sales to a major customer may have a more adverse effect on the Company's operations or financial condition than if the Company's revenue was less concentrated by customer. See "Risk Factors -- Reliance Upon Major Customers."

     As the Company has applied its technologies to additional products and markets and grown through strategic acquisitions, the list of customers for the Company's commercial products has expanded rapidly in recent years. Current customers of the Company include, in addition to its historical customers, America West Airlines, Amtrak, Autoliv GmbH, BMW, Continental Airlines, Morton International, Southwest Airlines, TRW, United Airlines, and the metropolitan transit authorities in major North American cities. Auotliv GmbH, Morton International, and TRW are first tier component suppliers. See "Risk
Factors -- Dependence on Industry Relationships."

COMPETITION

     The Company believes that it is the world's largest supplier of seating systems for military helicopters. The Company's principal competitors in the military seating market are Martin Baker (U.K.) and Israel Aircraft Industries, Ltd. (Israel). The Company does not have financial or market share data concerning these two competitors; however, based on internal market surveys and data, the Company believes that is it the supplier for a majority of the world's energy-absorbing seating programs under domestic and foreign military contracts. Numerous suppliers compete for government defense contracts as prime contractors or subcontractors. Competition relates primarily to technical know-how, cost, and marketing efforts. The competition for government contracts relates primarily to the award of contracts for the development of proposed products rather than for the supply of products that have been developed under contracts.

     Based on internal data, management believes that the Company also is the leading North American provider of seating systems for rail and other mass transit vehicles, with an approximate 70% to 80% market share. The Company has four principal competitors in the North American rail and mass transit seating market, comprising in the aggregate 20% to 30% of the market.


     Management believes that the Company achieved a 2.5% share of the worldwide commercial airline seating market in its full first year of production in 1996. The Company has 10 principal competitors in the commercial airline seating market, with BE Aerospace, Inc. having an approximate 50% market share.


     The worldwide automobile airbag market is currently dominated by TRW, Morton International, Inc., Allied Signal, Inc., Takata, Inc., and Autoliv GmbH, all of which are producing airbag systems in commercial quantities. The market served by the Company's inflatable restraint systems is intensely competitive. As a result of the proprietary nature of the Company's ITS and related technologies, the Company has entered into strategic alliances with a number of the largest suppliers of conventional automotive airbags, including Morton, Autoliv, and others, to market and produce the Company's products. Under these arrangements, the Company acts as licensor and supplier and, thus, does not compete with first tier automotive suppliers. The Company does not intend to compete as a first tier supplier of a broad range of safety devices. Autoliv and Morton recently announced a proposed business combination relating to their respective airbag operations. The Company does not believe that any such combination will adversely affect its business relationship with these companies.

     Most of the Company's competitors have greater marketing capabilities and financial resources than the Company. The Company's present or future products could be rendered obsolete by technological advances by one or more of its competitors or by future entrants into its markets. See "Risk
Factors -- Competition."

RAW MATERIALS AND SUPPLIES

     The Company purchases raw materials, components, devices, and subassemblies from a wide variety of sources. Principal raw materials used by the Company include urethanes, ceramics, Kevlar, aluminum, steel, upholstery and fabric products, and fire blocking foam. Components include restraints, harnesses, and gas generators for inflatable restraint products. The Company does not depend upon any single supplier. Because of multiple sources of supply, the Company has not experienced difficulties in obtaining components and raw materials for its manufacturing and assembly processes. The Company is not party to any formal contracts regarding the delivery of its supplies and components, but instead generally purchases such items pursuant to individual or blanket purchase orders. Blanket purchase orders usually provide for the purchase of a large amount of items at fixed prices for delivery and payment on specific dates.

BACKLOG

     The Company's backlog at December 31, 1996 and 1995 was approximately $63 million and $58 million, respectively. The backlog at December 31, 1996 consisted of approximately $17 million under defense contracts and approximately $46 million with commercial customers.

     The backlog includes contracts for major current products as well as for supplies and replacement components. Backlog includes only $3 million under the Company's agreement to supply the ITS for certain of BMW's models to be delivered in 1997. In the case of government contracts, backlog consists of aggregate contract values for firm product orders, exclusive of the portion previously included in operating revenue utilizing the percentage completion accounting method. All orders included in the backlog are believed to be firm and are expected to be filled over the period from the date of this Prospectus to December 31, 1997.

EMPLOYEES

     The Company has over 700 full-time employees at its locations in Arizona, California, Illinois, New York, North Carolina, Wisconsin, and the United Kingdom. This number includes engineers and research and development personnel, manufacturing personnel, and administrative and other personnel. The Company believes that its continued success depends on its ability to attract and retain highly qualified personnel.

                               PERSONNEL PROFILE

                                                                     APPROXIMATE NUMBER
                              CLASSIFICATION                            OF EMPLOYEES
        -----------------------------------------------------------  ------------------
        Research and Development; Scientists; Engineers; Technical
          Support..................................................          150
        Manufacturing..............................................          310
        Administration.............................................          190
        Other......................................................           65

     In connection with its 1994 acquisition of Coach and Car, the Company executed a collective bargaining agreement with the United Electrical Workers. The predecessor corporation's work force was similarly represented by the collective bargaining unit. The Company's other employees are not represented by a labor union, and the Company has no knowledge of any organizing activities. The Company has never suffered a work stoppage and considers its relations with employees to be excellent.

ENVIRONMENTAL REGULATIONS

     The Company's operations are subject to a variety of federal, state, and local environmental regulations, including laws regulating air and water quality and hazardous materials and regulations implementing those laws. The Company's principal environmental focus is the handling and disposal of paints, solvents, and related materials in connection with product finishes, welding, and composite fabrication. The Company contracts with a qualified waste disposal company for services. The Company regards its business as being subject to customary environmental regulations, but does not believe it faces unique or special problems. The cost to the Company of complying with environmental regulations is not significant. See "Risk Factors -- Environmental Regulations."

LITIGATION

     The Company is not a party to any material threatened or pending litigation. See Note 3 to the Consolidated Financial Statements regarding Coach and Car.

PROPERTIES

     The Company is currently expanding its manufacturing and administrative facilities in order to meet the expected demand for its products. Upon the completion of such expansion, the Company believes that its manufacturing and administrative facilities will be adequate for the foreseeable future. The following table summarizes the properties which the Company leased or owned as of December 31, 1996. See "Use of Proceeds."

                               FACILITIES PROFILE

                                                                                        SQUARE
         COMPANY                 LOCATION                        FUNCTION               FOOTAGE
-------------------------  ---------------------    ----------------------------------  -------
Simula, Inc. ............  Phoenix, AZ (1)          Corporate Headquarters               11,000

Simula Government
  Products, Inc. ........  Tempe, AZ (2)            Manufacturing and Administration     60,000
                           Tempe, AZ (2)            Manufacturing and Administration     24,000
                           Tempe, AZ (1)            Manufacturing and Administration     19,000
                           Tempe, AZ (1)            Manufacturing and Administration     14,000
                           Tempe, AZ (1)            Manufacturing and Administration     14,000

Simula Technologies,
  Inc. ..................  Phoenix, AZ (2)          Research and Development             25,000

Simula ASD, Inc. ........  Phoenix, AZ (1)          ITS Low Rate Production; Testing;     7,000
                                                    Administration
                           Phoenix, AZ (1)          ITS Low Rate Production; Testing     20,000

Simula ASD, Ltd. ........  Northumberland, U.K.     ITS Volume Production                30,000
                           (1)

Airline Interiors,
  Inc. ..................  San Diego, CA (1)        Airliner Seat Refurbishment and      44,000
                                                    New Seat Assembly; Administration
                           San Diego, CA (1)        Upholstery and Sewing                17,000
                           San Diego, CA (1)        Warehouse                             6,000

Coach and Car Equipment
  Corporation............  Chicago, IL (1)          Airline, Rail and Transit Seat       71,000
                                                    Manufacturing; Administration
                           Albany, NY (1)           Rail Seat Assembly                   20,000

Artcraft Industries
  Corp. .................  Milwaukee, WI (1)        Rail and Airline Seat                45,000
                                                    Refurbishment and Upholstery
                           Milwaukee, WI (1)        Warehouse                            20,000
                           Milwaukee, WI (1)        Warehouse                             5,000

ViaTech, Inc. ...........  Tempe, AZ (1)            Composites Research; Fabrication;    16,000
                                                    Administration

Safety Equipment,
  Inc. ..................  Asheville, NC (1)        Research and Development; Survival    5,000
                                                    Equipment Manufacturing; Parachute
                                                    Manufacturing

Sedona Scientific,
  Inc. ..................  Sedona, AZ (1)           Research and Development; Sensors,    5,000
                                                    Smart Systems, Fiber Optics
                           Sedona, AZ (1)           Warehouse                             2,000

---------------
(1) Denotes leased facility
(2) Denotes Company-owned facility

                                   MANAGEMENT

     The following sets forth certain information with respect to directors and executive officers of the Company.


             NAME              AGE                             POSITION
    -----------------------    ---     ---------------------------------------------------------
    Stanley P.
      Desjardins...........    66      Chief Executive Officer and Chairman of the Board of
                                       Directors
    Donald W. Townsend.....    57      President and Director
    Bradley P. Forst.......    44      Vice President, General Counsel, Secretary, and Director
    Sean K. Nolen..........    34      Vice President of Finance, Treasurer, and Director
    James C. Withers.......    63      Director
    Robert D. Olliver......    70      Director
    Scott E. Miller........    37      Director



     Stanley P. Desjardins founded the Company in 1975 and has served as its Chief Executive Officer and Chairman since that time. He was President from 1975 until October 1994. Mr. Desjardins pioneered crashworthy seating technology for the United States armed forces and continues to work on technology development as a recognized world expert in the field. He has over 38 years of experience in research and development of aerospace systems and components, including over 29 years in research and development of technology for improving survival in vehicle crashes. Prior to forming the Company, Mr. Desjardins was Manager of Aircraft Safety for a division of Ultrasystems, Inc., where he managed research programs involving the crashworthiness of aircraft seating and restraint systems. From 1958 to 1968, he held various positions in missile programs with Thiokol Chemical Corporation. His work has resulted in several United States patents related to energy-absorption and rocket nozzle design. He is the author or co-author of 26 technical articles related to his research. Mr. Desjardins is a member of the American Helicopter Society, the Survival and Flight Equipment Association, the Arizona Innovation Network, the Center for Aerospace Safety Education, and the Governor's Science and Technology Council (Arizona).


     Donald W. Townsend has served as President since October 1994 and a Director since 1989. He was Executive Vice President from 1989 to 1994 and Treasurer and Secretary from 1986 until 1994. Prior to joining the Company in 1985, Mr. Townsend was employed by Walled Lake Door Company, a manufacturer of wooden doors, in positions as Vice President of Finance, Chief Financial Officer, Director, and Controller. Mr. Townsend also acted as President of Pulsar Corporation, a research and development company affiliated with Walled Lake Door Company, at the same time as he served as Vice President of Finance for Walled Lake Door Company. Mr. Townsend is a Certified Public Accountant. Mr. Townsend also currently serves on the Board of Directors of Meadow Valley Corporation, a publicly held construction company specializing in highways, bridges and overpasses.

     Bradley P. Forst joined the Company as Vice President and General Counsel in early 1995 and became Secretary and a Director in August 1995. From 1985 until joining the Company in 1995, Mr. Forst was engaged in the private practice of law in Phoenix, Arizona. Included among his clients was the Company, for which he provided corporate, finance, and securities legal services for a number of years. Prior to entering private practice in Phoenix, Mr. Forst was an attorney in the head office legal department of Shell Oil Company based in Houston, Texas.

     Sean K. Nolen joined the Company as Vice President of Finance, Chief Financial Officer, Treasurer, and as a Director in April 1996. From 1984 until joining the Company in 1996, Mr. Nolen was employed by Deloitte & Touche LLP, most recently as an Audit Senior Manager, in which capacity Mr. Nolen provided auditing, planning, and other assistance and consultation to numerous privately and publicly held companies, including the Company. Mr. Nolen is a Certified Public Accountant.


     James C. Withers has served as a Director of the Company since 1992. Mr. Withers is the Chief Executive Officer of Materials and Electrochemical Research Corporation based in Tucson, Arizona. He has served in that capacity since 1985. From 1986 to 1988, Mr. Withers was President and Chief Executive Officer of Keramont Research Corporation, also based in Tucson, Arizona.



     Robert D. Olliver has served as a Director of the Company since 1992. Mr. Olliver is the Director of Risk Management Services for Acordia of Arizona based in Phoenix, Arizona. Mr. Olliver has over 47 years experience in the insurance business. Mr. Olliver, through his affiliates, has been the general agent for the Company's insurance program since 1987.


     Scott E. Miller has served as a Director of the Company since January 1995. Mr. Miller is a Director of Investment Banking of HD Brous & Co., Inc. From 1991 to 1994, Mr. Miller was Director of Investment Banking of W.B. McKee Securities, Inc., Phoenix, Arizona, which was the managing underwriter of the Company's initial public offering. From 1987 to 1991, Mr. Miller was the Director of Investments of Bellmar Partners, an investment fund. Mr. Miller also currently serves on the Board of Directors of Meadow Valley Corporation, a publicly held construction company specializing in highways, bridges, and overpasses. See "Certain Transactions."

     All members of the Board of Directors hold office until the next annual meeting of the shareholders of the Company or until their successors are duly elected and qualified. All officers are elected annually and serve at the discretion of the Board of Directors. The Board of Directors of the Company have several standing committees. The Audit Committee presently consists of Messrs. Withers, Miller and Olliver. The Audit Committee meets with appropriate Company financial and legal personnel and independent public accountants and reviews the internal controls of the Company and the objectivity of its financial reporting. This Committee recommends to the Board the appointment of independent public accountants to serve as auditors in examining the corporate accounts of the Company. The independent public accountants periodically meet privately with the Audit Committee and have access to the Committee at any time.

     The Compensation Committee reviews and advises management, makes recommendations to the Board, and reviews and approves proposals regarding the establishment or change of benefit plans, salaries, and compensation afforded the executive officers and other employees of the Company. Messrs. Miller, Olliver, and Withers currently serve as members of the Committee.

     The Company has identified James A. Saunders, Donald R. Rutter, Randall L. Taylor, and Joseph W. Coltman as key employees.

     James A. Saunders is a Vice President of the Company and President of its subsidiary, Simula Automotive Safety Devices, Inc. From 1989 to 1995, Mr. Saunders was Chief Executive Officer of SouthTech, Inc., a supplier of high-purity silicon carbide ceramics to the electronics industry. SouthTech was a subsidiary of the Company from 1994 to 1995.

     Donald R. Rutter is President of the Company's subsidiary Simula Transportation Equipment Corporation, a holding company for the Company's commercial passenger seat operating subsidiaries, Airline Interiors, Inc., Coach and Car Equipment Corporation, and Aircraft Industries Corp. From 1983 until joining the Company in 1993, Mr. Rutter was Vice President and General Manager for Burns Aerospace Corporation. From 1979 until 1982, Mr. Rutter was Vice President and General Manager for PTC Aerospace, a B.E. Aerospace, Inc. subsidiary. Mr. Rutter was also previously employed by United Airlines.


     Randall L. Taylor joined the Company in 1977 and serves as a Vice President. He coordinates certain aspects of corporate development and international programs. Prior to this position, Mr. Taylor held numerous positions with the Company's subsidiary, Simula Government Products, Inc. Mr. Taylor's past employment includes experience with Sperry Flight Systems, a division of Sperry Rand, and The Boeing Company Defense & Space Group.


     Joseph W. Coltman is President of the Company's subsidiary Simula Technologies, Inc., which operates as the Company's research and technology development organization. Mr. Coltman joined the Company in 1979 and prior to his present position, held numerous management and technical positions within the Company.

EXECUTIVE COMPENSATION

     The following table sets forth the total compensation received by the Company's Chief Executive Officer and other most highly compensated executive officers whose total remuneration exceeded $100,000 for services rendered in all capacities to the Company during the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG TERM
                                                                                        COMPENSATION
                                                                                           AWARDS
                                                    ANNUAL COMPENSATION                ---------------
                                         -----------------------------------------       SECURITIES
                                                                     OTHER ANNUAL        UNDERLYING
 NAME AND PRINCIPAL POSITION    YEAR     SALARY(1)     BONUS(2)     COMPENSATION(3)    OPTIONS/SARS(#)(6)
------------------------------  ----     ---------     --------     --------------     ---------------
Stanley P. Desjardins.........  1996     $ 200,000
  Chief Executive Officer and   1995       200,000
  Chairman of the Board         1994       158,000

Donald W. Townsend............  1996       200,000                  Tax Assistance(3)       70,000
  President                     1995       180,000     $40,000      Tax Assistance(3)       60,000
                                1994       108,000                                          75,000

Bradley P. Forst..............  1996       140,000                                          50,000
  Vice President, General       1995       140,000                                          56,250
  Counsel, and Secretary(4)

Sean K. Nolen.................  1996       120,000                                          25,000
  Vice President of Finance,
  Chief Financial Officer, and
  Treasurer(5)

---------------
(1) Included as salary are nominal amounts which the Company contributes to the 401(k) accounts of Messrs. Desjardins and Townsend. See
    "Management -- 401(k) Profit Sharing Plan."

(2) The Compensation Committee declared a bonus for Mr. Townsend for services in 1994 and 1995, which was paid in late 1995.

(3) In 1995, the Compensation Committee adopted policies to encourage executive management of the Company to exercise stock options and thereby become equity owners of the Company. In order to exercise such options, members of management were required to sell such underlying shares in the market to provide the funds to pay for the option exercises. Because of the immediate exercise and sale, incentive tax aspects of the options, under relevant IRS rules, were eliminated. Accordingly, taxes on such sales were immediately due and payable. As part of the policy, the Committee determined to pay such taxes for the accounts of the executives. Such payments by the Company were fully deductible as a compensation expense and such amounts did not accrue to the individuals, but were paid to state and federal taxing authorities. The amounts of such tax assistance on behalf of Mr. Townsend were $231,367 and $211,500 for the fiscal years 1995 and 1996, respectively.

(4) Mr. Forst was not employed by the Company for the entire fiscal year 1995. The salary figure contained in the column for 1995 reflects the salary Mr. Forst would have received had he been employed by the Company for the entire year. Mr. Forst's actual salary compensation for 1995 was $60,000.

(5) Mr. Nolen was not employed by the Company for the entire fiscal year 1996. The salary figure contained in the column for 1996 reflects the salary Mr. Nolen would have received had he been employed by the Company for the entire year. Mr. Nolen's actual salary compensation for 1996 was $80,000.

(6) Messrs. Townsend, Forst, and Nolen were granted 238,200, 93,750, and 150,000 additional options to purchase Common Stock, respectively, on January 1, 1997.

EMPLOYMENT AGREEMENTS

     The Company has a five-year employment agreement with Mr. Desjardins. The agreement requires Mr. Desjardins to devote his full time to the Company and provides for compensation of $200,000 annually, subject to annual increases upon the agreement of Mr. Desjardins and the majority of the disinterested members of the Board of Directors. The agreement is renewable annually for prospective one-year terms. The agreement may not be terminated unilaterally by the Company except for cause, which includes absence, disability, or failure of performance as determined by the Board.

     Mr. Desjardins' employment agreement provides that during the term thereof, including renewals, in the event of his resignation or a termination of his employment for any reason following a "change in control" of the Company, the compensation required to be paid by the Company to him under the employment agreement shall continue to be paid as though the agreement had not been terminated. This provision does not apply however to an early termination of the agreement upon Mr. Desjardins' death, termination following a conviction for the willful and intentional commission of a crime, or retirement. A "change of control" under the agreement is deemed to occur when any person acquires, directly or indirectly, beneficial ownership of equity securities of the Company representing in excess of 20% of the outstanding shares of any class, or when any person who has acquired, directly or indirectly, beneficial ownership of equity securities of the Company in excess of 10% of the outstanding shares of any class seeks to nominate and cause to be elected to the Board of Directors any person who has not been nominated for election of the board by the majority of the then incumbent directors. If Mr. Desjardins dies during the term of his employment, the Company under the agreement will pay to his estate compensation including any bonus which would otherwise be payable to the time of death and thereafter, for a period of three years.

     The Company also has an agreement with Mr. Townsend, under which the Company retains Mr. Townsend under the same terms as those contained in Mr. Desjardins' employment agreement.

     In addition to the foregoing, the Company has also entered into change in control employment agreements with six members of executive management, providing for severance pay, the immediate vesting of stock options, and tax assistance payments, in the event of a change in control of the Company. See "Executive Compensation -- Stock Options."

DIRECTOR COMPENSATION

     Directors who are not executive officers receive $5,000 annual cash compensation for their services in that capacity to cover expenses. Directors who are executive officers do not receive such additional compensation for their services as Directors. Directors are also awarded options to purchase 15,000 shares upon commencement of service on the Board and 1,500 additional shares on an annual basis thereafter.

STOCK OPTIONS

STOCK OPTION PLANS

     In 1992, the Company and its then sole shareholder adopted the 1992 Stock Option Plan. The 1992 Plan provided for the issuance of up to 360,000 shares of the Company's Common Stock pursuant to grants made under the 1992 Plan. As of January 1, 1997, all 360,000 options had been granted pursuant to the 1992 Plan. In August 1994, the Board of Directors adopted the 1994 Stock Option Plan, which was subsequently approved by the shareholders of the Company at the annual meeting in June 1995, and amended by the shareholders of the Company at the annual meeting in June 1996. The 1994 Plan reserves up to 1,545,000 shares of Common Stock for issuance under the Plan. Through December 31, 1996, 876,250 options had been granted pursuant to the 1994 Plan.

     The 1992 Plan and the 1994 Plan (together hereafter referred to as the "Plans") authorize the Company to grant to key employees of the Company (i) incentive stock options to purchase shares of Common Stock, and (ii) non-qualified stock options to purchase shares of Common Stock. The objectives of the Plans are to provide incentives to key employees to achieve financial results aimed at increasing shareholder value and attracting talented individuals to the Company. Although the Plans do not specify what portion of the shares may be awarded in the form of incentive stock options or non-statutory options, a substantially greater number of incentive stock options have been awarded under the Plans. The incentive stock options are qualified stock options under the Internal Revenue Code. Persons eligible to participate in the Plans are those employees and others of the Company whose performance can have significant effect on the success of the Company.

     The Plans are administered by the Compensation Committee of the Board of Directors, which has the authority to interpret the Plans' provisions, to establish and amend rules for their administration, to determine the types and amounts of awards made pursuant to the Plans, subject to the Plans' limitations, and to approve recommendations made by management of the Company as to who should receive awards. The Compensation Committee of the Board of Directors must consist of disinterested Directors.

     Incentive stock options may be granted under the Plans for terms of up to 10 years and at an exercise price at least equal to 100% of the fair market value of the Common Stock as of the date of grant, and 85% of the fair market value in the case of non-statutory options, except that incentive options granted to any person who owns stock possessing more than 10% of the combined voting power of all classes of the Company's stock or of any parent or subsidiary corporation must have an exercise price at least equal to 110% of the fair market value of the Company's Common Stock on the date of grant. The aggregate fair market value, determined as of the time an incentive stock option is granted, of the Common Stock with respect to which incentive stock options are exercisable by an employee for the first time during any calendar year may not exceed $100,000. There is no aggregate dollar limitation on the amount of non-statutory stock options which may be exercisable for the first time by an employee during any calendar year. Payment of the exercise price is to be in cash, although the Compensation Committee may, in its discretion, allow payment in the form of shares of the Company's Common Stock under certain circumstances. Any option granted under the Plans will expire at the time fixed by the Committee, which will not be more than 10 years after the date it is granted. Any employee receiving a grant must remain continuously employed by the Company for a period of 12 months after the date of the grant, as a condition to the exercise of the option. The Compensation Committee may also specify when all or part of an option becomes exercisable, but in the absence of such specification, the option will ordinarily be exercisable in whole or part at any time during its term. In addition, optionees who are directors or executive officers of the Company may not exercise any portion of an option within six months of the date of grant. Subject to the foregoing, the Compensation Committee may accelerate the exercisability of any option in its discretion.

     The Plans presently provide that options granted under the Plans are not assignable. Options may be exercised only while the optionee is employed by the Company or within 12 months after termination by reason of death, within 12 months after the date of disability, or within 10 days after termination for any other reason.

     The Company may assist optionees in paying the exercise price of options granted under the Plans by either the extension of a loan by the Company for payment by the optionee of the exercise price in installments, or a guarantee by the Company of a loan obtained by the optionee from a third party. The terms of any loan, installment payments or guarantees, including the interest rate and terms of repayment and collateral requirements, if any, will be determined by the Compensation Committee in its sole discretion.

     In addition to the foregoing, the 1994 Plan provides that in the event of a change in control of the Company, that all issued but unvested options become immediately vested and exercisable. The 1994 Plan also provides that in connection with such immediate exercises made by executive officers of the Company, the Company provide tax assistance to supply the funds necessary for those individuals to pay taxes resulting from the loss of tax incentives due to such accelerated exercises and sales. Any such payments by the Company would be fully deductible as a compensation expense and such amounts would not accrue to the individuals exercising the options, but would be paid to state and federal taxing authorities. See "Management -- Employment Agreements."

1992 RESTRICTED STOCK PLAN

     In February 1992, the Company adopted the 1992 Restricted Stock Plan ("Restricted Stock Plan") authorizing the Company to grant to key employees of the Company and other individuals who provide services to the Company the right to purchase up to an aggregate of 19,500 shares of Common Stock at $.01 per share. The Restricted Stock Plan is intended to allow the Company to provide awards of Common Stock to directors or long-term employees who have provided valuable past services to the Company. The Restricted Stock Plan authorizes disinterested members of the Board of Directors to determine the persons to whom awards under the Restricted Stock Plan will be granted and the terms and conditions and restrictions of such awards. To date, 4,500 shares have been awarded under the Restricted Stock Plan.

OPTIONS GRANTED UNDER PLANS

     In March 1996, October 1996, and January 1997, the Board of Directors approved recommendations of the Compensation Committee and granted certain incentive stock options under the Plans to key employees. The options granted are exercisable, or when vested will be exercisable, for a total of 1,875 shares under the 1992 Plan and 1,030,075 shares under the 1994 Plan.

     The following table sets forth information regarding options granted in fiscal 1996 to executive officers named in the Summary Compensation Table:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR
                              (Individual Grants)

                                                                                       POTENTIAL REALIZABLE
                                                PERCENT OF                               VALUE AT ASSUMED
                                  NUMBER OF       TOTAL                                    ANNUAL RATES
                                  SECURITIES     OPTIONS/                                 OF STOCK PRICE
                                  UNDERLYING       SARS       EXERCISE                   APPRECIATION FOR
                                   OPTIONS/     GRANTED TO    OR BASE                     OPTION TERM(2)
                                     SARS      EMPLOYEES IN    PRICE     EXPIRATION   -----------------------
              NAME                GRANTED(1)   FISCAL YEAR     ($/SH)       DATE        5%($)        10%($)
--------------------------------  ----------   ------------   --------   ----------   ----------   ----------
Donald W. Townsend(3)...........    70,000          20%        $12.75       2006      $1,453,883   $2,315,145
Bradley P. Forst(4).............    50,000          14%         12.75       2006       1,038,488    1,653,675
Sean K. Nolen(5)................    25,000           7%         16.13       2006         656,691    1,045,706

---------------
(1) All options contained in the table which were granted to named executive officers in 1996 become exercisable for the first time in March 1997. In addition to the options shown in the table, 215,250 options were granted to employees of the Company in 1996.

(2) Calculated from a base price equal to the exercise price of each option, which was the fair market value of the Common Stock on the date of grant. The amounts represent only certain assumed rates of appreciation. Actual gains, if any, on stock option exercises and Common Stock holdings cannot be predicted, and there can be no assurance that the gains set forth on the table will be achieved. Further, the number shown is the gross dollar value of the Common Stock, but does not give effect to the payment of the purchase price to exercise the option, and thus does not represent the net value or net gain. The amount also does not reflect the taxes payable on such gain.

(3) In addition to the 1996 option grant listed in the table, Mr. Townsend owns 334,800 options with various vesting periods.

(4) In addition to the 1996 option grant listed in the table, Mr. Forst owns 150,000 options with various vesting periods.

(5) In addition to the 1996 option grant listed in the table, Mr. Nolen owns 150,000 options with various vesting periods.

                       FISCAL YEAR END OPTION/SAR VALUES

                                           NUMBER OF UNEXERCISED          VALUE OF UNEXERCISED IN-THE-MONEY
                                      OPTIONS/SARS AT FISCAL YEAR END      OPTIONS/SARS AT FISCAL YEAR END
                NAME                   (#) EXERCISABLE/UNEXERCISABLE       ($)(1) EXERCISABLE/UNEXERCISABLE
------------------------------------  -------------------------------     ----------------------------------
Donald W. Townsend..................           96,600/70,000                       $ 240,938/52,500
Bradley P. Forst....................           56,250/50,000                             -0-/37,500
Sean K. Nolen.......................              -0-/25,000                                -0-/-0-

---------------

(1) Calculated by multiplying the number of shares underlying outstanding in-the-money options by the difference between the last sales price of the Company's Common Stock on December 31, 1996 ($13.50 per share) and the exercise prices for both exercisable and unexercisable shares. See also footnote (2) immediately above.


DEFINED BENEFIT PENSION PLAN

     The Company adopted a non-contributory defined benefit pension plan as of November 1, 1980. To be eligible, participants must have completed six months of continuous service and have attained the age of 21. Benefits are based on the length of service and the participants' final pay (averaged over the five highest consecutive years of his last 10 years of participation). The Company makes contributions to the plan based on actuarially determined amounts. Both Mr. Desjardins and Mr. Townsend are participants in the plan consistent with the normal terms and conditions of the plan.

     The following table sets forth the estimated annual benefits payable on retirement for specified earnings and years of service categories for participants.

                               PENSION PLAN TABLE

                                   YEARS OF SERVICE(1)
                 -------------------------------------------------------
REMUNERATION       15          20          25          30          35
------------     -------     -------     -------     -------     -------
  $ 50,000       $17,500     $17,500     $17,500     $17,500     $17,500
    75,000        26,250      26,250      26,250      26,250      26,250
   100,000        35,000      35,000      35,000      35,000      35,000
   150,000        52,500      52,500      52,500      52,500      52,500
   200,000        70,000      70,000      70,000      70,000      70,000

---------------
(1) As of December 31, 1996, Mr. Desjardins' and Mr. Townsend's credited years of service were 16 and 11, respectively.

(2) Benefits are calculated on a straight-life annuity basis. The compensation covered by the retirement plan includes all wages and salaries but excludes bonuses. Benefits under the retirement plan are not subject to deduction for Social Security or other offset amounts.

401(k) PROFIT SHARING PLAN

     The Company's 401(k) Profit Sharing Plan (the "PSP") is qualified under Sections 401(a) and 401(k) of the Internal Revenue Code. The PSP was adopted effective November 1, 1989. The PSP is administered under a trust, and the Company's directors are currently serving as its trustees. All employees of the Company who are 21 years or older, including its executive officers, are eligible to participate in the PSP after six months of employment with the Company.

     Under the PSP, participating employees have the right to elect their contributions to the PSP be made by reductions from compensation owed to them by the Company. In addition, the Company at its discretion can make contributions to the PSP of a percentage of a participant's annual compensation. Participating employees are entitled to full distribution of their share of the Company's contributions under the PSP upon death, disability or when they reach retirement age. If their employment is terminated earlier, their share of the Company's contributions will depend on the number of years of employment with the Company. All participating employees have the right to receive 100% of their own contributions to the PSP upon any termination of employment. Apart from the Company's and the employee's contributions, they may receive investment earnings related to the funds in their account under this plan.

EMPLOYEE STOCK PURCHASE PLAN

     At the 1996 Annual Meeting, the Company's Board of Directors and shareholders adopted the Employee Stock Purchase Plan ("ESPP" or "Plan"). The ESPP provides eligible employees with the opportunity to acquire a stock ownership interest in the Company through periodic payroll deductions. The purpose of the Plan is to provide incentive to employees of the Company to perform in a manner which enhances the value of the Company's Common Stock by providing a direct ownership stake in the Company's performance.

     The ESPP reserves 400,000 shares of the Company's Common Stock to be issued to employees eligible to participate in the Plan. Employees of the Company and its subsidiaries are eligible to participate in the Plan following 30 days of continuous service with the Company, provided that such employees work in excess of 20 hours per week and greater than five months per calendar year. The Company, at its discretion, need not include all of its operating subsidiaries in the ESPP.

     Eligible employees invest in the Plan through regular payroll deductions of up to 10% of their gross earnings, deducted net of taxes, for each semi-annual period of participation, provided that no employee may purchase greater than $25,000 worth of the Company's Common Stock in any given calendar year. At each semi-annual purchase date, payroll deductions are credited to an account established in each participating employee's name and shares of the Company's Common Stock are automatically purchased on behalf of participating employees on the last business day of each semi-annual period of participation at the lesser of (i) 85% of the market price per share of Common Stock on an individual's entry date into the Plan (subject to certain limitations), or (ii) 85% of the market price per share on the semi-annual purchase date.

     The Company commenced operation of the ESPP on October 1, 1996. The Plan provides for semi-annual purchase dates to occur on March 31 and September 30 of each year.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     The Company's Compensation Committee consists of Messrs. Miller, Olliver, and Withers, all of whom are non-employee directors for purposes of administering the stock option plans under SEC Rule 16b-3. These individuals do not serve on the compensation committees of other corporations.

                              CERTAIN TRANSACTIONS

     In August 1996, Mr. Desjardins loaned $1.65 million to the Company pursuant to two promissory notes. The notes contained arm's length terms and conditions and were approved by the disinterested members of the Board of Directors. One note bore interest at a rate of 8 3/4% per annum and the other bore interest at the rate of 10% per annum. All principal and interest have been repaid in full on the notes. Mr. Desjardins loaned the Company $2 million in 1994 on similar terms which was repaid by the Company in 1995.


     In 1995 it was determined by management that the regulatory burdens that were imposed on its subsidiary Comfab, Inc. ("Comfab") in connection with its role as a government subcontractor, were not reasonable under a cost-benefit analysis. In connection with this assessment, it was also determined that the business of Comfab no longer was completely aligned with the Company's overall strategic plan. Consequently, on November 1, 1995, Desjardins Engineering, a proprietorship owned and operated by Mr. Desjardins, purchased the assets of Comfab. The transaction was approved by the independent members of the Board of Directors. In June 1996, Desjardins Engineering sold the assets of Comfab to an unrelated third party for the price of approximately $1,050,000. No gain inured to the benefit of Mr. Desjardins in connection with the sale of Comfab.


     Mr. Miller, a director of the Company since 1995, is a Director of Investment Banking of HD Brous & Co, Inc., headquartered in Great Neck, New York. Mr. Miller is the principal in the office located in Phoenix, Arizona. HD Brous & Co.,Inc. is an Underwriter of this offering. See "Underwriting." HD Brous & Co., Inc. acted as an underwriter in the Company's offering of Common Stock in April 1995 and as a placement agent in the private placement issuance of $14.3 million principal amount of the Company's 10% Notes issued in September 1996. Prior to joining HD Brous & Co., Inc. in 1994, Mr. Miller was Director of Investment Banking of W.B. McKee Securities, Inc., Phoenix, Arizona, which served as the managing underwriter of the Company's initial public offering of Common Stock in 1992. Since that date, Mr. Miller has consulted with the Company as its investment banker in connection with equity and debt financing and mergers and acquisitions. See "Management."

     The Board of Directors has a policy that provides that all transactions between the Company and its executive officers, directors, employees, and affiliates are subject to the approval of a majority of disinterested directors of the Board of Directors and will be on terms that are no less favorable to the Company than those that could be negotiated with unaffiliated parties.

LIMITATION ON LIABILITY OF DIRECTORS

     The General Corporation Law of Arizona, under which the Company is incorporated, was amended in full effective January 1, 1996. Subsequent to such modification of the Arizona Corporate Code, the Company's Board of Directors recommended, and its shareholders approved, amended and restated Articles of Incorporation of the Company providing for the limitation or elimination of potential monetary liability of directors of the Company to the fullest extent permitted by Arizona law.

     The Arizona Corporate Code limits or eliminates the liability of a director of a corporation for money damages for any action taken or not taken as a director in all instances except (i) instances where a director receives financial benefits to which he is not entitled; (ii) any intentional infliction of harm on the corporation or its shareholders; (iii) the making of unlawful distributions; and (iv) intentional violations of criminal law.

                             PRINCIPAL SHAREHOLDERS


     The following table sets forth information with respect to the number of shares of Common Stock of the Company, as of April 17, 1997, beneficially owned by individual directors of the Company, the named executive officers, all directors and named executive officers of the Company as a group, as well as information regarding the ownership of such shares after this offering assuming the conversion of the Notes.


                                                                        SHARES BENEFICIALLY
                                        SHARES BENEFICIALLY OWNED              OWNED
                                            PRIOR TO OFFERING           AFTER OFFERING(10)
                                       ---------------------------     ---------------------
        NAME OF BENEFICIAL OWNER       NUMBER(1)     PERCENTAGE(2)      NUMBER       PERCENT
    ---------------------------------  ---------     -------------     ---------     -------
    Stanley P. Desjardins(3)......... 3,543,052            39%         3,543,052
    Donald W. Townsend(4)............   450,000             5%           450,000
    Bradley P. Forst(5)..............   151,050             2%           151,050
    Sean K. Nolen(6).................    25,000             *             25,000
    James C. Withers(7)..............    24,900             *             24,900
    Robert D. Olliver(8).............    24,922             *             24,922
    Scott E. Miller(9)...............    26,050             *             26,050
    All directors and executive
      officers as a group (nine
      persons)....................... 4,244,974            47%         4,244,974

---------------
  *  Less than 1% of the outstanding Common Stock


 (1) The number of shares shown in the table, including the notes thereto, have been rounded to the nearest whole share. Includes, when applicable, shares owned of record by such person's spouse and by other related individuals and entities over whose shares of Common Stock such person has custody, voting control, or power of disposition. Also includes shares of Common Stock that the identified person had the right to acquire within 60 days of April 17, 1997 by the exercise of stock options.



 (2) The percentages shown include the shares of Common Stock that the person will have the right to acquire within 60 days of April 17, 1997. In calculating the percentage of ownership, all shares of Common Stock that the identified person will have the right to acquire within 60 days of April 17, 1997 upon the exercise of stock options are deemed to be outstanding for the purpose of computing the percentage of shares of Common Stock owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of the shares of Common Stock owned by any other person.


 (3) The address of Mr. Desjardins and all other directors and executive officers named in the table above is 2700 North Central Avenue, Suite 1000, Phoenix, Arizona 85004.


 (4) Includes options to purchase 404,800 shares of Common Stock, which are presently exercisable, or which will be exercisable within 60 days of April 17, 1997.



 (5) Includes options to purchase 150,000 shares of Common Stock, which are presently exercisable, or which will be exercisable within 60 days of April 17, 1997, but does not include options to purchase 50,000 shares of Common Stock, which are not exercisable before January 1998.



 (6) Includes options to purchase 25,000 shares of Common Stock which are exercisable within 60 days of April 17, 1997, but does not include options to purchase 150,000 shares of Common Stock which have various vesting periods starting January 1998.



 (7) Includes options to purchase 24,000 shares of Common Stock, which are presently exercisable, or which will be exercisable within 60 days of April 17, 1997. Does not include options for 1,500 shares not exercisable before January 1998.



 (8) Includes options to purchase 21,687 shares of Common Stock, which are presently exercisable, or which will be exercisable within 60 days of April 17, 1997. Does not include options for 1,500 shares not exercisable before January 1998.

 (9) Includes options to purchase 24,000 shares of Common Stock, which are presently exercisable, or which will be exercisable within 60 days of April 17, 1997. Does not include options for 1,500 shares not exercisable before January 1998.



(10) Does not include up to 180,000 shares of Common Stock into which Notes may be converted if the over-allotment option is exercised in full. See "Underwriting."


SHARES ELIGIBLE FOR FUTURE SALE


     As of April 17, 1997, the Company had 9,022,348 outstanding shares of Common Stock, of which 3,669,349 shares are "restricted securities," as that term is defined in Rule 144 under the Act (the "Restricted Shares"). Such Restricted Shares may be subject to volume and other resale limitations described below.


     The directors and executive officers have agreed with the Company at the request of the Underwriters not to sell or otherwise dispose of any shares of Common Stock in the public market for a period of 90 days after the date of this Prospectus without the prior written consent of the Underwriters.


     In general, under Rule 144 as amended effective April 29, 1997, any person (or persons whose shares are aggregated for purposes of Rule 144) who beneficially owns restricted securities with respect to which at least one year has elapsed since the later of the date the shares were acquired from the Company or from an affiliate of the Company, is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of Common Stock of the Company or (ii) the average weekly trading volume in Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 also are subject to certain manner-of-sale provisions and notice requirements and to the availability of current public information about the Company. A person who is not an affiliate, has not been an affiliate within three months prior the sale, and who beneficially owns restricted securities with respect to which at least two years have elapsed since the later of the date the shares were acquired from the Company or from an affiliate of the Company, is entitled to sell such shares under Rule 144(k) without regard to any of the volume limitations or other requirements described above.



     In September 1996, the Company issued $14.3 million principal amount of 10% Notes in a private placement. Based upon the conversion prices for the 10% Notes fixed prior to December 31, 1996 and the average market price of the Company's Common Stock for the 10 days ended December 31, 1996 for the 10% Notes not yet fixed, the 10% Notes would be convertible into approximately 975,000 shares of the Company's Common Stock. The Company's registration statement covering resales by the holders of the Common Stock issuable upon conversion of the 10% Notes became effective on April 3, 1997. See "Risk Factors -- Recent Registration" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                              DESCRIPTION OF NOTES



     The following statements with respect to the      % Senior Subordinated
Convertible Notes are not complete and are qualified in all respects by the provisions of the Company's Amended and Restated Articles of Incorporation, Bylaws and the Indenture, which are included in, or are incorporated by reference into, the Registration Statement of which this Prospectus forms a part.


GENERAL


     The Notes will be issued under an Indenture (the "Indenture") to be dated as of April 1, 1997, between the Company and Bank One Trust Company, NA (the "Trustee"). A copy of the proposed form of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The summaries of certain provisions of the Indenture hereunder do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture including the definitions therein of certain terms and those terms made part of the Indenture by reference to the Trust Indenture Act of 1939 as in effect on the date hereof. The definitions of certain capitalized terms are set forth under "-- Certain Definitions" and throughout this description. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Indenture and such definitions are incorporated herein by reference.



     The Indenture authorizes an aggregate principal amount of $150,000,000 of notes. The initial issuance of notes thereunder will consist of the Notes which
will bear interest from the date of original issuance at the rate of   % per
annum payable semiannually on the 30th day of January and July commencing on July 30, 1997 and continuing semiannually thereafter until paid in full (each such date an "interest payment date") to holders of record at the close of business on the first day of the month of such interest payment date.



     The Notes will be due on             , 2004, will be issued in registered
form, without coupons, only in denominations of $1,000 and integral multiples thereof and will be unsecured obligations of the Company which will be subordinated to the Senior Indebtedness of the Company. The Notes may be presented for transfer and exchange at the office of the Trustee maintained for that purpose, provided that payment of interest may, at the option of the Company, be made by check mailed to the registered address of the person entitled thereto. No service charge will be made for any transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.


DEFINITIONS

     Set forth below is a summary of certain of the defined terms used in the covenants contained in the Indenture. Reference is made to the Indenture for the full definition of all such terms.

     "Asset Sale" means any sale, lease, transfer, exchange or other disposition (or series of related sales, leases, transfers, exchanges or dispositions) of shares of capital stock of a Subsidiary (other than directors' qualifying shares), or of property or assets or any interests therein by the Company or any of its Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction (other than (A) by the Company to a wholly owned subsidiary or by a Subsidiary to the Company or a wholly owned subsidiary,
(B) a sale of products, services, inventories and assets in the ordinary course of business of the Company's operations, and (C) the disposition of all or substantially all of the assets of the Company in compliance with the covenant captioned "Limitations on Mergers and Consolidations").


     "Change of Control" means any event or series of events by which (i) any person as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of 50% of more of the total voting power of the voting stock of the Company; (ii) the Company consolidates with or merges or amalgamates with or into another person or conveys, transfers, or leases all or substantially all of its assets to any person, or any person consolidates with, or merges or amalgamates with or into the Company, in any such event pursuant to the transaction in which the outstanding voting stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction where (A) the outstanding voting stock of the

Company is changed or exchanged for voting stock of the surviving corporation and (B) the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving corporation immediately after such transaction; or (iii) the shareholders of the Company approve any plan of liquidation or dissolution of the Company.



     "Indebtedness" means, without duplication, with respect to any person, (a) all obligations of such person (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services (other than accounts payable or other obligations arising in the ordinary course of business), (iv) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (v) for the payment of money relating to a capitalized lease obligation, or (vi) evidenced by a letter of credit or a reimbursement obligation of such person with respect to any letter of credit; (b) all net obligations of such person under interest rate swap obligations and foreign currency hedges; (c) all liabilities of others of the kind described in the preceding clauses (a) or (b) that such person has guaranteed or that are otherwise its legal liability; (d) with respect to such person, the liquidation preference or any mandatory redemption payment obligations in respect to disqualified stock; and (e) any and all deferrals, renewals, extensions, refinancings and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b), (c) and (d).


     "Net Available Proceeds" means, with respect to any Asset Sale of any person, cash proceeds received (including any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, and excluding any other consideration until such time as such consideration is converted into cash) therefrom, in each case net of all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state or local taxes required to be accrued as a liability as a consequence of such Asset Sale, and in each case net of all Indebtedness which was secured by such assets, in accordance with the terms of any lien upon or with respect to such assets, or which must, by its terms or in order to obtain a necessary consent to such Asset Sale or by applicable law, be repaid out of the proceeds from such Asset Sale and which is actually so repaid.


     "Senior Indebtedness" means any Indebtedness of the Company (whether outstanding on the date of issuance of the Notes or thereafter incurred), unless such Indebtedness is pari passu with or contractually subordinate or junior in right of payment to the Notes, except Indebtedness to any affiliate of the Company which shall be junior and subordinate to the Notes, and except Indebtedness evidenced by any series of notes authorized to be issued under the Indenture in addition to and on parity with the Notes.



     "Subordinated Indebtedness" means any Indebtedness of the Company (whether outstanding on the date of issuance of the Notes or thereafter incurred) which is contractually subordinate or junior in right of payment to the Notes.


SUBORDINATED INDEBTEDNESS


     The Indebtedness evidenced by the Notes will be subordinated to the prior payment when due of the principal of, and premium, if any, and accrued and unpaid interest on, all existing and future Senior Indebtedness of the Company. The Notes will be senior to, in right of payment of principal of, premium, if any, and accrued and unpaid interest on, any other and future Subordinated Indebtedness of the Company.



     The Notes and the Indenture provide that, upon any distribution of assets of the Company in any dissolution, winding up, liquidation, or reorganization of the Company, all holders of Senior Indebtedness of the Company must be paid in full before any payment or distribution is made with respect to the Notes. Because of these subordination provisions, unless sufficient sums are available to pay the holders of the Notes and the holders of Senior Indebtedness of the Company in full, holders of Senior Indebtedness of the Company, including certain creditors of the Company who are not holders of Senior Indebtedness of the Company, may recover more, ratably, than the holders of the Notes.

     The Indenture provides that, upon the maturity of any Senior Indebtedness of the Company by lapse of time, acceleration or otherwise, unless and until all principal thereof, premium, if any, and interest thereon and other amounts due thereon shall first be paid in full, no payment shall be made by or on behalf of the Company with respect to the principal of, premium, if any, or interest on the Notes. Upon the happening of any default in the payment of any principal of or interest on or other amounts due on any Senior Indebtedness of the Company, unless and until such default shall have been cured or waived or have ceased to exist, no payment shall be made by or on behalf of the Company with respect to the principal of or interest on the Notes.


SUBSIDIARY GUARANTEES


     Each of the Company's subsidiaries (the "Subsidiaries") will unconditionally and fully guarantee (the "Guarantees"), on a joint and several basis, the Company's obligations to pay principal of, premium, if any, and interest on the Notes. The Indenture also provides that each person that becomes a Subsidiary after the date of original issuance of the Notes shall guarantee the payment of the Notes. Under the terms of the Indenture, a Subsidiary Guarantor may be released from its Guarantee if such Subsidiary Guarantor is sold or disposed of by the Company, or sells or disposes of substantially all of its assets, to another person in accordance with the Indenture, as described below.



     Each Subsidiary Guarantor's Guarantee will be subordinate to Senior Indebtedness of such Subsidiary Guarantor, including such Subsidiary Guarantor's guarantees of Senior Indebtedness of the Company, generally on the same basis as the Company's obligations under the Indenture and the Notes will be subordinate to Senior Indebtedness of the Company. The Guarantees will, however, rank at least on a parity with claims of all other unsecured creditors of the respective Subsidiary Guarantors. However, because of the subordination provisions, unless sufficient sums are available to pay the full amounts required under the Guarantees and to pay the unsecured creditors of the respective Subsidiary Guarantors, such other unsecured creditors of the Subsidiary Guarantors may recover more, ratably, than the holders of the Notes would recover with respect to the Guarantees. Each Subsidiary Guarantor will be prohibited from making payments under its Guarantee if defaults and certain other events with respect to Senior Indebtedness of a Subsidiary Guarantor have occurred that prohibit the Subsidiary Guarantor from making payments on the Notes pursuant to the Guarantee.



     The obligations of each Subsidiary Guarantor are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal, state, or foreign law.



     Each Subsidiary Guarantor may consolidate with or merge into or sell its assets to the Company or another Subsidiary Guarantor without limitation. Each Subsidiary Guarantor may consolidate with or merge into or sell its assets to a corporation other than the Company or another Subsidiary Guarantor (whether or not affiliated with the Subsidiary Guarantor), provided, that (a) if the surviving corporation is not the Subsidiary Guarantor, the surviving corporation agrees to assume such Subsidiary Guarantor's Guarantee and all its obligations pursuant to the Indenture and (b) such transaction does not (i) violate any covenants under the Indenture or (ii) result in a Default or Event of Default immediately thereafter that is continuing. A Subsidiary Guarantor may be released from its Guarantee only if such Subsidiary Guarantor consolidates with, merges into or sells substantially all of its assets to, another person in accordance with the requirements of the Indenture. Except as provided in the preceding sentence, a Subsidiary Guarantor may not otherwise be released from its Guarantee.


CHANGE OF CONTROL


     Within 30 days following the occurrence of any Change of Control, the Company will offer (a "Change of Control Offer") to purchase all outstanding Notes at a purchase price equal to 100% of the aggregate principal amount of the Notes, plus accrued and unpaid interest to the date of purchase. The Change of Control Offer shall be deemed to have commenced upon mailing of the notice described in the next succeeding paragraph and shall terminate 20 business days after its commencement, unless a longer offering period is required by law. Promptly after the termination of the Change of Control Offer (the "Change of Control Payment Date"), the Company shall purchase and mail or deliver payment for all Notes tendered in response to the Change of Control Offer.



     It is expected that any bank credit facility or other Senior Indebtedness that the Company is a party to would prohibit the repurchase of Indebtedness subordinated to Indebtedness thereunder, which would include the Notes. Failure of the Company to repurchase the Notes in the event of a Change of Control would create an Event of Default with respect to the Notes. In addition, the subordination provisions of the Indenture prohibit, subject to certain conditions, the repurchase or repayment of the Notes if there is a default under Senior Indebtedness. As a result, the Company may be prohibited from making payment upon a Change of Control.



     The Company, to the extent applicable and if required by law, will comply with Section 14 of the Exchange Act and the provisions of Regulation 14E and any other tender offer rules under the Exchange Act and any other federal and state securities laws, rules and regulations which may then be applicable to any offer by the Company to purchase the Notes at the option of the holders of the Notes upon a Change of Control.


CONVERSION


     The Notes and the accrued interest payable thereon are convertible into shares of the Company's Common Stock, par value $.01 per share, at a conversion
price of $          per share (the "Conversion Price"), subject to adjustment on the Conversion Date as set forth below to protect against dilution of the Conversion Price. No accrued and unpaid interest will be convertible into Common Stock unless the conversion occurs after the record date for such accrued and unpaid interest. No other payment or adjustment will be made on conversion of any Note for interest accrued thereon or for dividends declared on the Common Stock. No fractional shares will be issued. In lieu of fractional shares, the Company will pay to the holder of the Notes at the time of conversion an amount in cash equal to the same fraction of the current market value of a share of Common Stock of the Company. This current market value will be deemed the closing price of the Common Stock on the NYSE on the last trading day preceding the Conversion Date. In the case of Notes called for redemption, conversion rights will expire at the close of business on the redemption date.



     A holder of Notes may convert his Notes by surrendering to the conversion agent each Note covering Notes to be converted together with a statement of the name or names in which the shares of Common Stock shall be registered upon issuance (the date of such surrender, the "Conversion Date"). Every such notice of election to convert will constitute a contract between the holder giving such notice and the Company whereby such holder will be deemed to subscribe for the shares of Common Stock he will be entitled to receive upon such conversion and, in payment and satisfaction of such subscription, to surrender the Notes to be converted and to release the Company from all further obligation thereon and whereby the Company will be deemed to accept the surrender of such Notes in full payment of the shares of Common Stock so subscribed for and to be issued upon such conversion. As promptly as practicable after the Conversion Date, the Company shall issue and deliver to the converting holder of the Notes a certificate representing the number of shares of Common Stock into which the Notes was converted together with cash in lieu of fractional shares, if any. If a holder of Notes elects to convert only a portion of his Notes, upon such conversion the Company shall also deliver to the holder of the Notes a new Note representing his unconverted Notes.



     To protect against dilution of the Conversion Price, the Conversion Price is subject to adjustment upon the occurrence of certain events, including the issuance of shares of Common Stock or other securities of the Company as a dividend or distribution on shares of Common Stock of the Company to the holders of all of its outstanding shares of Common Stock; subdivisions, combinations, or certain reclassifications of shares of Common Stock of the Company; the issuance of shares of Common Stock of the Company or of rights, options, or warrants to subscribe for or purchase shares of Common Stock of the Company at less than the effective Conversion Price of the Notes; or the distribution to the holders of shares of Common Stock of the Company generally of evidences of indebtedness or assets (excluding cash dividends and distributions made out of current or retained earnings) or rights, options, or warrants to subscribe for securities of the Company other than those mentioned above. No adjustment in the Conversion Price will be required to be made with respect to the Notes until cumulative adjustments amount to 1% or more; however, any such adjustment not required to be made will be carried forward and taken into account in any subsequent adjustment.



     In the event of any consolidation with or merger of the Company into another corporation, or sale of all or substantially all of the properties and assets of the Company to any other corporation, or in case of any reorganization of the Company, the Notes would thereupon become convertible only into the number of shares of stock or other securities, assets, or cash to which a holder of the number of shares or Common Stock of the Company issuable (at the time of such consolidation, merger, sale, or reorganization) upon conversion of such Notes would have been entitled upon such consolidation, merger, sale or reorganization.


REDEMPTION


     If not earlier converted or redeemed, the Notes may be redeemed upon at least 30 days' notice, at the Company's option, in whole or in part on a pro
rata basis, on and after           , 1999, at the following redemption prices
(expressed in percentages of the principal amount) if redeemed during the
twelve-month period beginning           of the year indicated below, in each
case together with accrued interest payable thereon to the redemption date:


YEAR                  REDEMPTION PRICE
-----  ----------------------------------------------
1999
2000
2001
2002
2003


     However, on or after           , 1999 and prior to           , 2000, the
Notes will not be redeemable unless the closing price of the Company's Common
Stock as quoted on the NYSE has equaled or exceeded $          for 20 trading
days within a period of 30 consecutive trading days.



     Concurrently with the notice of redemption provided by the Company, the Company will provide instructions as to the procedure to be followed to execute such redemption. If less than all of the Notes are to be redeemed, the Trustee shall select the Notes or the portion thereof to be redeemed on a pro rata basis.


CERTAIN COVENANTS


     Limitation on Incurrence of Indebtedness. The Indenture provides that the Company will not, and will not permit any of its subsidiaries, directly or indirectly, to issue, incur, guarantee, become liable, contingently or otherwise, or otherwise become responsible for the payment of any Indebtedness; provided, however, that if no Default or Event of Default with respect to the Notes shall have occurred and be continuing at the time of such incurrence, the Company or its Subsidiaries may incur Indebtedness if, on a pro forma basis, after giving effect to such incurrence and the application of the proceeds therefrom, the Consolidated Coverage Ratio would have been equal to or greater than 1.0 to 1.0 with respect to Indebtedness incurred thereafter. However, such Consolidated Coverage Ratio covenant shall not apply until on and after January 1, 1998. Notwithstanding the foregoing, (i) the Company may incur Indebtedness consisting of the Notes, and (ii) the Subsidiary Guarantors may incur Indebtedness consisting of the Guarantees of the Notes.



     The foregoing limitations will not apply to Indebtedness incurred or assumed in connection with any acquisition as long as the historic coverage ratio for the acquired company or the pro forma Consolidated Coverage Ratio for the Company and the acquired company is equal to or greater than 1.0 to 1.0. The foregoing limitations also will not apply to, nor include the effect of, $50 million aggregate principal amount of Indebtedness pursuant to senior credit facilities.


     For purposes of this covenant, "Consolidated Coverage Ratio" shall mean, for the preceding four quarter period, the ratio on a pro forma basis of (i) consolidated earnings before interest, taxes, depreciation and amortization, (as those terms are defined by GAAP) for such period, to (ii) consolidated interest expense (as that term is defined by GAAP) for such period.


     Limitation on Sale of Assets. The Indenture provides that the Company will not, and will not permit any Subsidiary to, make any Asset Sales which, in the aggregate, have a fair market value of $5 million or more in any 12-month period unless:


          (i) the Company (or its Subsidiaries, as the case may be) receives consideration at the time of such sale or other disposition at least equal to the fair market value thereof (as determined in good faith by the Company's Board of Directors and evidenced by a resolution of such Board in the case of any Asset Sales or series of related Asset Sales having a fair market value of $20 million or more); and

          (ii) not less than 35% of the proceeds received by the Company (or its Subsidiaries, as the case may be) from such Asset Sale consists of cash, cash equivalents, publicly traded stock of a person primarily engaged in the Company's principal business; or any combination of the foregoing; and

          (iii) the Net Available Proceeds received by the Company (or its Subsidiaries, as the case may be) from such Asset Sale are applied as described below.

     Notwithstanding the limitation on any Asset Sale, the Company and its Subsidiaries may dispose of property and assets of the Company or its Subsidiaries in exchange for capital property and capital assets (i) which are directly related to the Company's principal business; (ii) which are of the same type of property or assets, or which have the same function, as the properties or assets being disposed of; and (iii) which have an aggregate fair market value equal to or greater than the aggregate fair market value of the property and assets being disposed of; provided, however, that (A) in no event may the Company and its Subsidiaries, in any 12-month period, dispose of property or assets pursuant to this paragraph having an aggregate fair market value of $30 million or more and (B) with respect to any property or assets being disposed of having a fair market value of $20 million or more, the Board of Directors of the Company shall have determined in good faith that the aggregate fair market value of the property and assets being received by the Company and its Subsidiaries is equal to or greater than the aggregate fair market value of the property and assets being disposed of.


     The Company shall, within 270 days following the receipt of Net Available Proceeds from any Asset Sale, apply such Net Available Proceeds to: (i) the repayment of Indebtedness of the Company under the Company's bank credit facility or other Senior Indebtedness of the Company, or Senior Indebtedness of any Subsidiary Guarantor, provided that any such repayment shall result in a permanent reduction in the principal amount of such Senior Indebtedness in an amount equal to the principal amount so repaid; or (ii) make an investment in capital assets used in the principal business of the Company. If, upon completion of the 270-day period, any portion of the Net Available Proceeds of any Asset Sale shall not have been applied by the Company as described in the preceding sentence and such remaining Net Available Proceeds, together with any remaining net cash proceeds from any prior Asset Sale (such aggregate constituting "Excess Proceeds") exceeds $30 million, then the Company will be obligated to make an offer (the "Net Proceeds Offer") to purchase Notes having an aggregate principal amount equal to the Excess Proceeds (such purchase to be made pro rata or by lot if the amount available for such repurchase is less than the principal amount of the Notes tendered in such Net Proceeds Offer) at a purchase price of 100% of the principal amount thereof plus accrued interest, if any, to the date of repurchase (the "Net Proceeds Payment Date"). The paying agent will promptly mail or deliver to holders whose Notes have been accepted for repurchase payment in an amount equal to the purchase price, and the Company will execute and the Trustee will promptly authenticate and mail or make available for delivery to such holders a new Note equal in principal amount to any unpurchased portion of the Notes surrendered. Any Notes not so accepted will be promptly mailed or delivered to the holder thereof. Upon the completion of a Net Proceeds Offer, the amount of Excess Proceeds will be reset to zero.



     Notice of a Net Proceeds Offer to purchase the Notes will be made on behalf of the Company not less than 25 business days nor more than 60 business days before the Net Proceeds Payment Date. Notes tendered to the Company pursuant to a Net Proceeds Offer will cease to accrue interest after the Net Proceeds

Payment Date. For purposes of this covenant, the term "Net Proceeds Offer Amount" means the principal of outstanding Notes in an aggregate principal amount equal to any remaining Net Available Proceeds (rounded to the next lowest $1,000). If the Net Proceeds Payment Date is on or after an interest payment record date and on or before the related interest payment date, any accrued interest will be paid to the person in whose name an Exchange Note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender Notes pursuant to the Net Proceeds Offer.



     Limitation on Liens Securing Indebtedness. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any liens (other than as permitted) upon any of their respective properties securing (i) any Indebtedness of the Company (other than Senior Indebtedness of the Company), unless the Notes are equally and ratably secured or (ii) any Indebtedness of any Subsidiary Guarantor (other than Senior Indebtedness of such Subsidiary Guarantor) unless the Guarantors are equally and ratably secured; provided, that if such Indebtedness is expressly subordinated to the Notes or Guarantees, the lien securing such Indebtedness will be subordinated and junior to any lien securing the Notes or Guarantees, with the same relative priority as such Subordinated Indebtedness of the Company or Subordinated Indebtedness of a Subsidiary Guarantor will have with respect to the Notes or Guarantees. The terms and conditions of any lien securing the Notes must be acceptable to the Trustee and the Trustee is not required to foreclose on or realize on any such lien, if in the judgment of the Trustee, to do so would expose the Trustee to liability for which the Trustee would not be adequately indemnified.



     Limitation on Payment Restrictions Affecting Subsidiaries. The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Subsidiary of the Company to (i) pay dividends or make any other distributions on its capital stock or on any other interest or participation in the Company or a Subsidiary; (ii) pay any Indebtedness owed to the Company or a Subsidiary of the Company; (iii) make loans or advances to the Company or a Subsidiary of the Company; or (iv) transfer any of its properties or assets to the Company or a Subsidiary of the Company, except for (a) encumbrances or restrictions with respect to Senior Indebtedness; (b) consensual encumbrances or consensual restrictions binding upon any person at the time such person becomes a Subsidiary of the Company (unless the agreement creating such consensual encumbrance or consensual restriction was entered into in connection with, or in contemplation of, such entity becoming a Subsidiary); (c) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Subsidiary; (d) customary restrictions in security agreements or mortgages securing Indebtedness of a Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements and mortgages; (e) customary restrictions in purchase money obligations for property acquired in the ordinary course of business restricting the transfer of the property acquired thereby; (f) consensual encumbrances or restrictions under any agreement that refinances or replaces any agreement described in clauses (a),
(b) (c), (d) or (e) above, provided that the terms and conditions of any such restrictions are no less favorable to the holders of the Notes than those under the agreement so refinanced or replaced; and (g) customary non-assignment provision in leases, purchase money financings and any encumbrance or restriction due to applicable law.



     Limitation on Transactions with Affiliates. The Indenture provides that neither the Company nor any of its Subsidiaries shall (i) sell, lease, transfer or otherwise dispose of any of its properties, assets or securities to, (ii) purchase or lease any property, assets or securities from, (iii) make any investment in, or (iv) enter into or amend any contract or agreement with or for the benefit of, either an (A) affiliate of any of them, (B) any person or person who is a member of a group (as such term is used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) that, directly or indirectly, is the beneficial holder of 5% or more of any class of equity securities of the Company, (C) any person who is an affiliate of any such holder, or (D) any officers, directors, or employees of any of the above (each case under (A), (B), (C) and (D), an "Affiliate Transaction"), in one or a series of related transactions (to either party) per Affiliate Transaction in excess of $2,000,000, except for transactions evidenced by an officers' certificate addressed and delivered to the Trustee stating that such Affiliate Transaction is made in good faith, the terms of which are fair and reasonable to the Company and such Subsidiary, as the case may be, or, with respect to Affiliate Transactions between the Company and its Subsidiaries, to the Company; provided, that (x) transactions between or among the Company and its Subsidiaries shall not be deemed to constitute Affiliate Transactions and (y) with respect to any Affiliate Transaction with an aggregate value (to either party) in excess of $4,000,000, the Company must, prior to the consummation thereof, obtain a written favorable opinion as to the fairness of such transaction to itself from a financial point of view from an investment banking firm.



     Limitation on Future Senior Subordinated Indebtedness. The Indenture provides that the Company and its Subsidiaries will not incur any Indebtedness (other than the Notes) that is subordinated in right of payment to any other Indebtedness of the Company unless such Indebtedness, by its terms, is pari passu with or subordinated to the Notes. No Subsidiary Guarantor shall incur any Indebtedness other than the Guarantee that is subordinated in right of payment to any other Indebtedness of such Subsidiary Guarantor unless such Indebtedness, by its terms, is pari passu with or subordinated to the Guarantee of such Subsidiary Guarantor.



     Line of Business. For so long as the Notes are outstanding, the Company shall not, and shall not permit any of its Subsidiaries to, engage in any business or activity other than the principal business of the Company. Principal business of the Company means the business of crash resistant technology including seating systems and restraint systems for transportation vehicles, civilian and military aircraft components and services and any activity or business that is a reasonable extension, development or expansion thereof.



     Limitations on Mergers and Consolidations. The Company shall not consolidate with or merge into any other corporation or convey or transfer or lease its properties and assets substantially as an entirety to any person, unless: (1) the corporation formed by such consolidation or into which the Company is merged or the person which acquires by conveyance, transfer or lease the properties or assets of the Company substantially as an entirety shall be a corporation organized and existing under the laws of the United States of America or any State or the District of Columbia, and shall expressly assume the due and punctual payment of the principal of (and premium, if any) and interest on all Notes and the performance of every covenant of the Indenture on the part of the Company to be performed or observed; and (2) immediately before and after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have happened and be continuing.



     Upon any consolidation or merger, or any conveyance, transfer or lease of the properties and assets of the Company substantially as an entirety in accordance with the above, the successor corporation formed by such consolidation or into which the Company is merged or into which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named as the Company herein and thereafter (except in the case of a lease) the predecessor corporation will be relieved of all further obligations and covenants under the Indenture and the Notes.


EVENTS OF DEFAULT


     An Event of Default is defined in the Indenture as being: (i) default by the Company or any Subsidiary Guarantor in the payment of principal of, or premium, if any, on the Notes when due and payable at maturity, upon repurchase pursuant to a Change of Control Offer or a Net Proceeds Offer; (ii) default by the Company or any Subsidiary Guarantor for 30 days in payment of any interest on the Notes; (iii) the acceleration of the maturity of any other Indebtedness of the Company or any Subsidiary Guarantor having an outstanding principal amount of $10,000,000 or more individually or in the aggregate; (iv) default by the Company or any Subsidiary Guarantor in performance or breach of any other covenant or agreement in the Notes or the Indenture or Guarantees which shall not have been remedied within 60 days after written notice by the Trustee or by the holders of at least 25% in principal amount of the Notes then outstanding;
(v) judgments or orders for the payment of money in an aggregate amount in excess of $10,000,000 (net of applicable insurance coverage which is acknowledged in writing by the insurer) having been rendered against the Company or any Subsidiary Guarantor and such judgments or orders shall continue unsatisfied and unstayed for a period of 60 days from the entry thereof; (vi) a guarantee of a Subsidiary Guarantor shall cease to be in full force or effect or any Subsidiary Guarantor shall deny or disaffirm its obligations with respect thereto; or (vii) certain events involving bankruptcy, insolvency or reorganization of the Company or any Subsidiary Guarantor. The Indenture provides that the Trustee may withhold notice to the holders of the Notes of any default (except in payment of principal of, or premium, if any, or interest on the Notes) if the Trustee considers it in the interest of the holders of the Notes to do so.



     The Indenture provides that if an Event of Default occurs and is continuing with respect to the Indenture, the Trustee or the holders of not less than 25% in principal amount of the Notes outstanding may declare the unpaid principal of and premium, if any, and accrued but unpaid interest on all Notes to be due and payable immediately by notice in writing to the Company (and to the Trustee if given by the holders). Upon such a declaration, such principal, premium, if any, and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company or any Subsidiary occurs and is continuing, the principal of and premium, if any, and interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.



     The Indenture provides that no holder of a Note may pursue any remedy under the Indenture unless (i) the Trustee shall have received written notice of a continuing Event of Default from the holder, (ii) the Trustee shall have received a request from holders of at least 25% in principal amount of the Notes to pursue such remedy, (iii) the Trustee shall have been offered indemnity reasonably satisfactory to it and (iv) the Trustee shall have failed to act for a period of 60 days after receipt of such notice and offer of indemnity; however, such provision does not affect the right of a holder of a Note to sue for enforcement of any overdue payment thereon.



     The Notes and the Indenture provide that if an Event of Default occurs as defined above, a default rate of interest in the amount of 15% per annum shall accrue on the indebtedness evidenced by the Notes from such date for such period of time until the default is cured.



     The holders of a majority in principal amount of the Notes then outstanding have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee under the Indenture, subject to certain limitations specified in the Indenture. The Indenture requires the annual filing by the Company with the Trustee of a written statement as to compliance with the covenants contained in the Indenture.


MODIFICATION AND WAIVER


     The Indenture provides that modifications and amendments to the Indenture may be made by the Company and the Trustee with the consents of the holders of a majority in principal amount of the Notes then outstanding; provided that no such modification or amendment may, without the consent of the holder of each Note then outstanding affected thereby, (i) reduce the percentage of principal amount of Notes whose holders may consent to an amendment, supplement or waiver;
(ii) reduce the rate or change the time for payment of interest, including default interest, on any Note; (iii) reduce the principal amount of any Exchange Note or change the maturity date of the Notes; or (iv) reduce the redemption price, including premium, if any, payable upon redemption of any Note or change the time at which any Note may or shall be redeemed; (v) reduce the repurchase price, including premium, if any, payable upon the repurchase of any Note or change the time at which any Note may or shall be repurchased; (vi) increase the Conversion Price; (vii) make any Note payable in money other than that stated in the Note; (vii) impair the right to institute suit for the enforcement of any payment of principal of, or premium, if any, or interest on, any Note; (viii) make any change in the percentage of principal amount of Notes necessary to waive compliance with certain provisions of the Indenture; or (ix) waive a continuing Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes. The Indenture provides that modifications and amendments of the Indenture may be made by the Company and the Trustee without the consent of any holders of Notes in certain limited circumstances, including
(a) to cure any ambiguity, omission, defect or inconsistency, (b) to provide for the assumption of the obligations of the Company under the Indenture upon the merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company, (c) to comply with, and maintain the qualification of the Indenture under the Trust Indenture Act of 1939 or (d) to make any change that does not adversely affect the rights of any holder of Notes.

     The Indenture provides that the holders of a majority in aggregate principal amount of the Notes then outstanding may waive any past default under the Indenture, except a default in the payment of principal, premium, if any, or interest.


DISCHARGE AND TERMINATION


     The Company may at any time terminate its obligations under the Notes and the Indenture, with certain exceptions specified in the Indenture, by irrevocably depositing in trust cash or obligations of the United States government and its agencies for payment of principal of, premium, if any, and interest on, the Notes to redemption or maturity, subject to the satisfaction of certain conditions.



     Subject to the conditions described below, at the Company's option, either
(a) the Company will be deemed to have been discharged from its obligation with respect to the Notes on the 31st day after the applicable conditions set forth below have been satisfied or (b) the Company will cease to be under any obligation to comply with certain restrictive covenants, including those described under "Certain Covenants," at any time after the applicable conditions set forth below have been satisfied: (1) the Company has deposited or cause to be deposited irrevocably with the Trustee as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the holders of
(i) U.S. legal tender or (ii) United States government obligations, which through the payment of interest and principal in respect thereof in accordance with their terms will provide (without any reinvestment of such interest or principal), not later than one day before the due date of any payment, U.S. legal tender or (iii) a combination of (i) and (ii), in an amount sufficient, in the opinion (with respect to (ii) and (iii)) of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee at or prior to the time of such deposit, to pay and discharge each installment of principal of, premium, if any, and interest on, the outstanding Notes on the date such installments are due; (2) the Company has delivered to the Trustee an officers' certificate certifying whether the Notes are then listed on a national securities exchange; (3) if the Notes are then listed on a national securities exchange, the Company has delivered to the Trustee an officers' certificate to the effect that the Company's exercise of its option described above would not cause the Notes to be delisted; (4) no Default or Event of Default has occurred and is continuing on the date of such deposit or will occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or Subsidiary or Subsidiary Guarantor is a party or by which any of them is bound, as evidenced to the Trustee in an officers' certificate delivered to the Trustee concurrently with such deposit; (5) the Company has delivered to the Trustee an opinion of counsel to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of the Company's exercise of its option described above and will be subject to federal income tax on the same amount and in the same manner and at the same time as would have been the case if such option had not been exercised, and, in the case of the Notes being discharged, accompanied by a ruling to that effect received from or published by the Internal Revenue Service; (6) the Company has delivered to the Trustee an opinion of counsel to the effect that the Company's exercise of its option described above will not result in any of the Company, the Trustee or the trust created by the Company's deposit of funds hereunder becoming or being deemed to be an "investment company" under the Investment Company Act of 1940, as amended; (7) the Company has paid or duly provided for payment of all amounts then due to the Trustee pursuant to the terms of the Indenture; and (8) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.


THE TRUSTEE


     Bank One Trust Company, NA is the Trustee under the Indenture. Its address is Corporate Trust Client Service Group, 100 East Broad Street, Columbus, Ohio 43271-0181. The Company has also appointed the Trustee as the initial registrar and paying agent under the Indenture.



     The Indenture contains certain limitations on the right of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions;

however, if it acquires any conflicting interest (as defined in the Trust Indenture Act of 1939), it must eliminate such conflict or resign.



     The Indenture provides that in case an Event of Default shall occur (and be continuing), the Trustee is required to use the degree of care and skill of a prudent man in the conduct of his own affairs. The Trustee is under no obligation to exercise any of its powers under the Indenture at the request of any of the holders of the Notes, unless such holders shall have offered the Trustee indemnity reasonably satisfactory to it.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS



     The following discussion is a summary of certain federal income tax considerations relevant to the purchase, ownership, and disposition of the Notes by holders acquiring such Notes on original issue, but does not purport to be a complete analysis of all potential tax effects. The following discussion is based on the provisions of the Internal Revenue Code of 1986, as amended ("Code"), Treasury regulations, Internal Revenue Service ("Service") rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change. Any such changes may be retroactively applied in a manner that could adversely affect a holder of the Notes.



     The succeeding discussion, except as otherwise stated therein, represents the opinion of Streich Lang, a professional association formed under the laws of the State of Arizona ("Counsel"). In the opinion of such Counsel, the succeeding discussion accurately describes the material federal income tax consequences that can be determined at the time of the acquisition of a Note on original issue by a person who will hold the Note as a "capital asset," within the meaning of Section 1221 of the Code. While the opinions described herein are based on Counsel's best judgment, they are not binding on the Service or the courts and do not guarantee a particular tax treatment. The Company has not sought and will not seek any rulings from the Service with respect to the tax reporting positions of the Company described below. The tax treatment of certain aspects of the Notes is uncertain, and there can be no assurance that the Service will not take positions that are different from those described herein. No assurances can be given that the positions adopted by the Company will be sustained, if challenged by the Service.



     The tax treatment of a holder of Notes may vary depending on the taxpayer's particular situation. Certain holders (including S corporations, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, and others who do not hold the Notes as "capital assets," taxpayers subject to alternative minimum tax, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. In addition, the description does not consider the effect of any applicable foreign, state, local, or other tax laws or any estate or gift tax considerations.



CHARACTERIZATION OF NOTES



     The federal income tax treatment of the holder of a Note, will depend upon the characterization of the Note for tax purposes. Under Section 385 of the Code, the characterization of a financial instrument by its issuer at the time of issuance is binding upon both the issuer and all holders of such instrument, but is not binding upon the Service.



     The Company will take the position that the Notes will be treated as debt for federal income tax purposes. The determination of the tax classification of an instrument depends upon factors, including the issuer's financial condition, the ratio of the issuer's debt to equity, the issuer's earning power, whether the debt is subordinated to other creditors or convertible into stock, and other factors affecting the likelihood that the principal and interest on the instrument will be paid when due. The Notes will possess certain equity-like features, including the feature permitting the conversion of the Notes into Common Stock of the Company, subordination of the claims of holders of Notes to other creditors and the unsecured nature of the Notes. However, the Notes have a fixed term of approximately seven (7) years, payment of the Notes is guaranteed by the Company's subsidiaries, the Company expects to pay interest on the Notes currently and the principal on maturity. It is Counsel's opinion that it is more likely than not that the Notes will be recognized as debt for federal income tax purposes. If it were determined that any or all of the Notes constitute stock, some of the consequences would be that (a) the Company would not be entitled to deduct amounts characterized herein as interest; (b) payments of interest would be treated as dividends to the extent of the Company's current and/or accumulated earnings and profits; (c) the principal payment to be made on the maturity of the Notes would be tested for "sale or exchange" treatment under
Section 302 of the Code; and (d) corporate holders would be entitled to the dividends received deduction with respect to payments of interest to the extent of the Company's current and/or accumulated earnings and profits and provided the eligibility requirements for such deduction are otherwise met. The inability of the Company to deduct amounts paid or accrued with respect to the Notes that are designated as interest may impair the Company's ability to make payments on the Notes or to service its debt generally. The remainder of the discussion assumes that the Notes will be treated as debt for federal income tax purposes.



INTEREST ON NOTES



     Interest payments on the Notes will be treated as ordinary income to a holder and will be reported under the holder's method of accounting. The Company does not intend to issue the Notes with any discount. Consequently, the Notes will be issued without original issue discount.



GAIN OR LOSS ON SALE OR MATURITY OF NOTES



     Any gain or loss realized on the sale of Notes or upon retirement of the Notes at maturity will be capital gain or loss if the Notes are held as a capital asset, except ordinary income may be recognized to the extent the market discount rules discussed below require recognition of ordinary income. Any capital gain or loss will be long-term capital gain or loss if the holding period for the Notes exceeds one year. Gain or loss will be measured by the difference between the amount realized and the holder's adjusted basis in the Notes.



     Currently, net capital gains and ordinary income of corporations are taxable at the same maximum rate (35%), whereas net long-term capital gains of individuals are taxable at a maximum rate (28%) that is lower than the maximum rate applicable to ordinary income (39.6%). In the case of both individuals and corporations, capital losses generally may be used to offset only capital gains, subject to a de minimis $3,000 per annum exception in the case of individuals.



AMORTIZABLE BOND PREMIUM



     In the case of a holder of Notes who acquires such Notes at a cost that exceeds the stated redemption price at maturity of such Notes, such excess amount may be treated as "amortizable bond premium," within the meaning of
Section 171 of the Code. In that event and except as otherwise may be provided in final Treasury regulations, such amortizable bond premium will be allocated among the interest payments on the Notes on a constant interest rate basis over the remaining term of the Notes (based upon circumstances existing on the date the Notes are acquired and not on the issue date), and the amount allocated to each such interest payment will be applied against and reduce the amount of such interest payment that is required to be included in the income of the holder. The interest offset will be available only if an election under Section 171 of the Code is made or is in effect. This election, once made, would apply to all debt instruments held by the electing holder on, or acquired after, the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the Service.



CONVERSION OF NOTES INTO COMMON STOCK



     The Notes are convertible into Common Stock on the basis described in "Description of Notes -- Conversion" above. Generally, no gain or loss will be recognized for federal income tax purposes on the conversion of or a Note solely into Common Stock of the Company. Taxable gain will be realized upon the receipt of cash paid in lieu of a fractional share of Common Stock. Taxable gain also may be realized in the amount of any unpaid interest at the time of the conversion. In general, the tax basis for Common Stock received on conversion will be equal to the tax basis of the Notes converted and, provided that such Notes were held as a capital asset, the holding period of the shares of Common Stock received will include the holding period of such Notes.



BACKUP WITHHOLDING



     Under Section 3406 of the Code and applicable Treasury regulations, a holder of Notes may be subject to backup withholding at the rate of 31% with respect to interest paid and with respect to the proceeds of certain sales, exchanges or redemptions, unless such holder (a) is a corporation or is otherwise exempt from backup withholding or (b) provides a taxpayer identification number, certifies that such number is correct and otherwise complies with applicable requirements of the backup withholding rules.

MARKET DISCOUNT



     Investors should note that in the event they acquire Notes other than upon original issue, that the market discount provisions of Sections 1276 through 1278 of the Code may apply. Under the market discount rules, if a holder of a Note receives or purchases it at a market discount (i.e., at a price below its stated redemption price at maturity) in excess of a statutorily-defined de minimis amount and thereafter recognizes gain upon a disposition or retirement of the Note, then the lesser of the gain recognized or the portion of the market discount that accrued on a ratable basis (or, if elected, on a constant interest rate basis) generally will be treated as ordinary income at the time of the disposition, including its redemption. Moreover, any market discount on a Note may be taxable to an investor to the extent of appreciation at the time of certain otherwise non-taxable transactions (e.g. gifts). Any accrued market discount not previously taken into income prior to a conversion of a Note, however, should carry over to the Common Stock received on conversion and be treated as ordinary income upon a subsequent disposition of such Common Stock to the extent of any gain recognized on such disposition. In addition, absent an election to include market discount in income as it accrues, a holder of a market discount debt instrument may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or maintained to purchase or carry such debt instrument until the holder disposes of the debt instrument in a taxable transaction.

             DESCRIPTION OF OTHER CAPITAL STOCK AND DEBT SECURITIES

COMMON STOCK


     The Company is authorized to issue 50,000,000 shares of Common Stock, par value $.01 per share, of which 9,022,348 shares were issued and outstanding as of April 17, 1997.



     Holders of the Common Stock are entitled to one vote for each share owned for all matters to be voted on by the Common Stock shareholders. As required under Arizona law, there is cumulative voting in the election of directors. Accordingly, each shareholder is entitled to vote the number of shares owned by him for as many persons as there are directors to be elected, or to cumulate his votes by giving one candidate as many votes as the number of such directors multiplied by the number of his shares, or by distributing votes on the same principle among any number of candidates. Holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor and, in the event of liquidation, dissolution, or winding up of the Company, to share ratably in all assets remaining after payment of liabilities. The holders of Common Stock have no preemptive or conversion rights. The holders of Common Stock are not subject to further calls or assessments. There are no redemption or sinking fund provisions applicable to the Common Stock. The rights of the holders of the Common Stock are subject to any rights that may be fixed for holders of preferred stock. The Common Stock currently outstanding is, and the Common Stock underlying the Notes offered by the Company hereby will, when issued, be validly issued, fully paid, and nonassessable.


PREFERRED STOCK


     The Company is authorized to issue 50,000,000 shares of preferred stock, par value $.05 per share. No preferred stock is issued or outstanding. The preferred stock may, without action by the shareholders of the Company, be issued by the Board of Directors from time to time in one or more series for such consideration and with such relative rights, privileges, and preferences as the Board may determine. Accordingly, the Board has the power to fix the dividend rate and to establish the provisions, if any, relating to voting rights, redemption rate, sinking fund, liquidation, preferences, and conversion rights for any series of preferred stock issued in the future.


SENIOR SUBORDINATED NOTES

     In December 1993, the Company issued $5.7 million principal amount of 12% Notes. The 12% Notes were issued pursuant to an Indenture dated December 17, 1993. The 12% Notes are not convertible and are non-callable. The 12% Notes are listed on the NYSE. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." In September 1996, the Company issued, in a private placement, $14.3 million principal amount of 10% Notes. The 10% Notes were issued pursuant to the Company's Indenture dated December 17, 1993 and a supplemental indenture dated September 12, 1996. The 10% Notes were sold pursuant to exemptions from registration under the Securities Act, Section 4(2), and Regulation D in reliance on Rule 506 thereunder, and comparable provisions of states' securities laws. The 10% Notes were sold solely to accredited investors as defined in Regulation D. The proceeds were used to repay indebtedness under the Company's bank line of credit, and for working capital. The 10% Notes are convertible into Common Stock of the Company at a conversion price which may be fixed by each Noteholder at the equivalent of 98% of the average closing price of the Company's Common Stock on the NYSE for the 10 day period immediately preceding notice to the Company of such an election to fix the conversion price. If not earlier converted, the 10% Notes are redeemable by the Company in whole or in part on a pro rata basis, at par value plus all accrued interest payable through the date of redemption, at any time upon 30 days written notice to the Noteholders in accordance with the following: (i) from September 12, 1996 until December 15, 1997, the 10% Notes may be redeemed by the Company after the closing price of the Company's Common Stock as quoted on the NYSE has equaled or exceeded $25.00 for any 10 consecutive trading days and (ii) after December 15, 1997, the Company may redeem the 10% Notes at any time at par value plus all accrued interest payable through the date of redemption. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." As of the date of this Prospectus, no 10% Notes have been converted into Common Stock.

ARIZONA ANTI-TAKEOVER STATUTE

     The Arizona Corporate Takeover Act (the "Takeover Act") was adopted in 1987. The policy of the Takeover Act is to prevent unfriendly corporate takeover attempts by third parties. Article I of the Takeover Act deals with, among other things, the prohibition of "green mail." Article II deals with limitation on voting rights of certain individuals acquiring shares in the market, and Article III regulates certain business combinations respecting corporate transactions proposed by insiders and as part of a takeover plan. Arizona corporations may elect to not be governed by Articles II or III of the Takeover Act and by doing so may elect to not be subject to the considerable restrictions on a possible tender offer or other takeovers. Pursuant to a 1995 amendment to the Company's Articles of Incorporation, the Company affirmatively approved its coverage under Articles II and III of the Takeover Act.

TRANSFER AGENT AND REGISTRAR


     The Company's Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company, New York, New York.


LISTING


     The Common Stock is currently listed and traded on the NYSE under the symbol "SMU". The Notes have been approved for listing on the NYSE, subject to
official notice of issuance, under the symbol "SMU-          ".

                                  UNDERWRITING


     The Underwriters named below (the "Underwriters"), have severally agreed, subject to the terms and conditions set forth in the underwriting agreement (the form of which is filed as an exhibit to the Company's Registration Statement of which this Prospectus is a part) among the Company and the Underwriters (the "Underwriting Agreement"), to purchase from the Company and the Company has agreed to sell to the Underwriters, the principal amount of Notes set forth opposite their names below:



                                                                     PRINCIPAL AMOUNT
                               NAME                                      OF NOTES
-------------------------------------------------------------------  ----------------
HD Brous & Co., Inc................................................    $
Brean Murray & Co., Inc............................................
L.H. Friend, Weinress, Frankson & Presson, Inc.....................



     The Underwriting Agreement provides that the obligations of the Underwriters to purchase the Notes are subject to certain conditions. The Underwriters are committed to purchase all of the Notes offered hereby (other than the principal amount of Notes covered by the over-allotment option described below) if any are purchased.



     The Company has been advised that the Underwriters propose to offer the Notes to the public at the public offering price set forth on the cover page of this Prospectus, and to certain securities dealers at such price less a
concession not in excess of           % of the principal amount of the Notes.
The Underwriters may allow and such dealers may re-allow to other dealers,
including any Underwriter, a discount not in excess of             % of the
principal amount of the Notes. After the public offering, the public offering price and concessions and discounts may be changed by the Underwriters.



     The Company has agreed to indemnify the Underwriters and their controlling persons against certain liabilities in connection with the offer and sale of the Notes, including liabilities under the Securities Act and to contribute to payments the Underwriters may be required to make in respect thereof.



     The Underwriters have obtained an option from the Company, exercisable during the 45-day period after the date of this Prospectus, under which they may
purchase up to $          in principal amount of additional Notes at the same
public offering price, less the underwriting discount set forth on the cover page of this Prospectus. The Underwriters may exercise the option only to cover over-allotments. To the extent that the Underwriters exercise such option, each of the Underwriters will be committed, subject to certain conditions, to purchase approximately the same percentage thereof as the principal amount of Notes to be purchased by it shown in the above table bears to the total offering.



     The Underwriters have informed the Company that the Underwriters do not intend to confirm sales of Notes offered hereby to accounts over which they exercise discretionary authority.


     The Company, its directors, and executive officers have agreed not to offer, issue, sell, grant any option for the sale of or otherwise dispose of (or announce any offer, issuance, sale, grant of option to purchase or other disposition) of any shares of Common Stock, or any securities convertible into an exercisable or exchangeable for shares of Common Stock shares for the 90 day period from the date of this Prospectus unless released earlier by the Underwriters.

     Mr. Miller, a director of the Company since 1995, is a Director of Investment Banking of HD Brous & Co, Inc. headquartered in Great Neck, New York. Mr. Miller is the principal in the office located in Phoenix, Arizona. HD Brous & Co., Inc. is an Underwriter of this offering. See "Certain Transactions."

                                 LEGAL OPINIONS


     The validity of the shares being offered hereby has been passed upon for the Company by Streich Lang, a professional association, Phoenix, Arizona and for the Underwriters by O'Connor, Cavanagh, Anderson, Killingsworth & Beshears, a professional association, Phoenix, Arizona.


                                    EXPERTS

     The consolidated financial statements as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 included and incorporated by reference in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are included and incorporated by reference herein and have been so included and incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated herein by reference: (1) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996; and (2) the Company's Registration Statement on Form 8-A under the Securities Exchange Act of 1934 with respect to the Common Stock, including any amendment or reports filed for the purpose of updating such description.


     All documents filed by the Company with the Commission (the "Commission") pursuant to Section 13(a), 13(c), 14 or 15(d) (the "Exchange Act") of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Notes registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statements. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


     The Company will provide without charge to each person to whom this Prospectus is delivered, upon a written request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be delivered to the Simula, Inc. Investor Relations Department, 2700 North Central Avenue, Suite 1000, Phoenix, Arizona 85004, phone number (602) 631-4005.

                             ADDITIONAL INFORMATION

     The Company is subject to the informational requirements of the Securities and Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy and information statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, New York, New York 10048, and Chicago Regional Office, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the prescribed fees. The Commission also maintains a Web site that contains reports, proxy and information statements and other materials that are filed through the Commission's Electronic Data Gathering Analysis, and Retrieval system. This Web site can be accessed at http://www.sec.gov. The Common Stock is listed on the NYSE. The foregoing information concerning the Company may be inspected at the NYSE at 20 Broad Street, New York, New York 10005.

     The Company will distribute to holders of the securities being offered hereby, annual reports containing audited financial statements and quarterly reports containing unaudited summary financial information for each of the first three fiscal quarters of each fiscal year.

     This Prospectus constitutes a part of a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is hereby made to the Registration Statement. Statements contained herein concerning the provisions of any document are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission.

                                  SIMULA, INC.

                         INDEX TO FINANCIAL STATEMENTS


Independent Auditors' Report......................................................        F-2
Consolidated Balance Sheets as of December 31, 1996 and 1995......................        F-3
Consolidated Statements of Operations for the three years ended December 31,
  1996............................................................................        F-4
Consolidated Statements of Shareholders' Equity for the three years ended December
  31, 1996........................................................................        F-5
Consolidated Statements of Cash Flows for the three years ended December 31,
  1996............................................................................    F-6-F-7
Notes to Consolidated Financial Statements........................................   F-8-F-24

                          INDEPENDENT AUDITORS' REPORT

Directors and Shareholders
Simula, Inc. and Subsidiaries
Phoenix, Arizona

We have audited the accompanying consolidated balance sheets of Simula, Inc. and subsidiaries (the "Company") as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Simula, Inc. and subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

March 20, 1997
Phoenix, Arizona

                         SIMULA, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                            DECEMBER 31,
                                                                      -------------------------
                                                                         1996          1995
                                                                      -----------   -----------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.........................................  $ 1,298,741   $ 3,175,172
  Contract and trade receivables -- Net (Notes 4 and 16)............   25,164,350    24,814,754
  Inventories (Note 5)..............................................   15,644,157     8,104,194
  Income taxes receivable (Note 10).................................    1,089,564
  Deferred income taxes (Note 10)...................................    3,763,000
  Prepaid expenses and other........................................    1,050,215       762,836
                                                                      -----------   -----------
          Total current assets......................................   48,010,027    36,856,956
PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS -- Net (Notes 6 and
  9)................................................................   23,356,025    15,778,819
DEFERRED INCOME TAXES (Note 10).....................................    1,782,000       812,000
DEFERRED COSTS (Notes 2 and 7)......................................      928,728     6,385,328
INTANGIBLES -- Net (Notes 3 and 7)..................................   10,964,139    11,455,005
OTHER ASSETS........................................................    1,647,537     1,848,028
                                                                      -----------   -----------
          TOTAL.....................................................  $86,688,456   $73,136,136
                                                                      ===========   ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Revolving line of credit (Note 8).................................  $ 6,900,000
  Trade accounts payable............................................    9,200,214   $ 7,884,141
  Other accrued liabilities.........................................    4,019,534     2,607,849
  Advances on contracts.............................................      148,194     3,920,533
  Deferred income taxes (Note 10)...................................                      8,000
  Current portion of long-term debt (Note 9)........................    4,536,508     1,367,187
                                                                      -----------   -----------
          Total current liabilities.................................   24,804,450    15,787,710
LONG-TERM DEBT -- Less current portion (Notes 9 and 14).............   24,696,509    11,261,365
                                                                      -----------   -----------
          Total liabilities.........................................   49,500,959    27,049,075
COMMITMENTS AND CONTINGENCIES (Note 14)
SHAREHOLDERS' EQUITY (Notes 11 and 15)
  Preferred stock, $.05 par value -- authorized, 50,000,000 shares;
     no shares issued or outstanding................................
  Common stock, $.01 par value -- authorized, 50,000,000 shares;
     issued, 8,992,598 and 8,970,627 shares.........................       89,926        89,706
  Additional paid-in capital........................................   39,031,453    37,981,759
  Retained (deficit) earnings.......................................   (1,966,296)    8,295,434
  Currency translation adjustment...................................       32,414
  Treasury stock -- at cost, 82,500 shares..........................                   (279,838)
                                                                      -----------   -----------
          Total shareholders' equity................................   37,187,497    46,087,061
                                                                      -----------   -----------
          TOTAL.....................................................  $86,688,456   $73,136,136
                                                                      ===========   ===========

                See notes to consolidated financial statements.

                         SIMULA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                 YEARS ENDED DECEMBER 31,
                                                         ----------------------------------------
                                                             1996          1995          1994
                                                         ------------   -----------   -----------
Revenue (Notes 3, 16 and 18)...........................  $ 65,761,957   $59,088,613   $41,157,794
Cost of revenue........................................    55,239,176    39,036,471    27,708,610
                                                         ------------   ------------  ------------
Gross margin...........................................    10,522,781    20,052,142    13,449,184
Administrative expenses (Note 17)......................    19,748,851    15,609,005     8,264,864
                                                         ------------   ------------  ------------
Operating (loss) income................................    (9,226,070)    4,443,137     5,184,320
Interest expense (Notes 8 and 9).......................    (2,376,607)   (2,029,854)   (1,831,505)
Interest income........................................        51,711       440,076        21,608
                                                         ------------   ------------  ------------
(Loss) income before taxes.............................   (11,550,966)    2,853,359     3,374,423
Income tax benefit (expense) (Note 10).................     4,741,000      (196,000)   (1,260,000)
                                                         ------------   ------------  ------------
(Loss) earnings before cumulative effect of a change in
  accounting principle.................................    (6,809,966)    2,657,359     2,114,423
Cumulative effect on prior years (to December 31, 1995)
  of changing accounting for pre-contract costs -- Net
  of the related income tax benefit of $2,160,000 (Note
  2)...................................................    (3,239,948)
                                                         ------------   ------------  ------------
Net (loss) earnings....................................  $(10,049,914)  $ 2,657,359   $ 2,114,423
                                                         ============   ============  ============
Per share amounts:
  (Loss) earnings before cumulative effect of a change
     in accounting principle...........................  $      (0.76)  $      0.31   $      0.37
  Cumulative effect on prior years (to December 31,
     1995) of changing accounting for pre-contract
     costs (Note 2)....................................         (0.36)
                                                         ------------   ------------  ------------
  Net (loss) earnings..................................  $      (1.12)  $      0.31   $      0.37
                                                         ============   ============  ============
Weighted average shares outstanding....................     8,947,060     8,576,817     5,704,926
                                                         ============   ============  ============
Pro forma amounts (Note 2):
  Net earnings.........................................                 $   193,735   $ 1,675,722
                                                                        ============  ============
  Net earnings per share...............................                 $       .02   $       .29
                                                                        ============  ============

                See notes to consolidated financial statements.

                         SIMULA, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                      THREE YEARS ENDED DECEMBER 31, 1996

                                           CLASS A
                                         COMMON STOCK      ADDITIONAL      RETAINED      CURRENCY                   TOTAL
                                      ------------------     PAID-IN      (DEFICIT)     TRANSLATION  TREASURY    SHAREHOLDERS'
                                       SHARES    AMOUNT      CAPITAL       EARNINGS     ADJUSTMENT     STOCK        EQUITY
                                      ---------  -------   -----------   ------------   ----------   ---------   ------------
BALANCE, January 1, 1994............. 5,073,440  $50,735   $ 4,100,086   $  4,207,178                $(279,838)  $  8,078,161
  Net earnings.......................                                       2,114,423                               2,114,423
  Conversion of Series B 9% Senior
    Subordinated Convertible Notes...   967,236    9,672     5,721,578                                              5,731,250
  Issuance of common shares for
    warrants and options.............   158,525    1,585       610,361                                                611,946
  Issuance of common shares in
    connection with:
    Acquisition of SOUTHtech.........   178,582    1,786        44,388       (683,526)                               (637,352)
    Acquisition of Artcraft..........    67,228      672       464,328                                                465,000
    Acquisition of Sedona Scientific,
      Inc............................    23,834      238       285,762                                                286,000
                                      ---------  -------   -----------    -----------     -------     --------   ------------
BALANCE, December 31, 1994........... 6,468,845   64,688    11,226,503      5,638,075                 (279,838)    16,649,428
  Net earnings.......................                                       2,657,359                               2,657,359
  Secondary offering of common
    shares........................... 2,328,750   23,288    25,544,534                                             25,567,822
  Issuance of common shares for
    warrants and options.............   173,032    1,730       847,256                                                848,986
  Tax benefit from exercise of stock
    options..........................                          363,466                                                363,466
                                      ---------  -------   -----------    -----------     -------     --------   ------------
BALANCE, December 31, 1995........... 8,970,627   89,706    37,981,759      8,295,434                 (279,838)    46,087,061
  Net loss...........................                                     (10,049,914)                            (10,049,914)
  Issuance of common shares for
    options..........................   104,471    1,045       953,891                                                954,936
  Tax benefit from exercise of stock
    options..........................                          163,000                                                163,000
  Currency translation adjustment....                                                      32,414                      32,414
  Retirement of treasury stock.......   (82,500)    (825)      (67,197)      (211,816)                 279,838
                                      ---------  -------   -----------    -----------     -------     --------   ------------
BALANCE, December 31, 1996........... 8,992,598  $89,926   $39,031,453   $ (1,966,296)   $ 32,414    $           $ 37,187,497
                                      =========  =======   ===========    ===========     =======     ========   ============

                See notes to consolidated financial statements.

                         SIMULA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              YEARS ENDED DECEMBER 31,
                                                    ---------------------------------------------
                                                        1996             1995            1994
                                                    ------------     ------------     -----------
OPERATING ACTIVITIES:
  Net (loss) earnings.............................  $(10,049,914)    $  2,657,359     $ 2,114,423
  Adjustments to reconcile net (loss) earnings to
     net cash used by operating activities:
     Depreciation and amortization................     3,278,433        3,064,833       1,651,118
     Deferred income taxes........................    (4,578,000)      (1,126,000)        256,000
     Currency translation adjustment..............        32,414
     Cumulative effect of change in accounting....     5,399,948
  Changes in net assets and liabilities -- net of
     effects from acquisitions:
     Contract and trade receivables, net of
       advances...................................    (4,121,935)     (12,859,956)     (1,358,328)
     Inventories..................................    (7,042,562)      (1,372,151)     (2,681,370)
     Income taxes receivable......................    (1,089,564)
     Prepaid expenses and other...................      (287,379)        (363,817)         94,635
     Deferred costs...............................                     (5,572,295)     (1,083,476)
     Other assets.................................       168,598       (1,089,933)         40,035
     Trade accounts payable.......................     1,316,073        1,769,254        (146,991)
     Other accrued liabilities....................     1,411,685          378,526      (1,538,783)
                                                    ------------     ------------     -----------
          Net cash used by operating activities...   (15,562,203)     (14,514,180)     (2,652,737)
                                                    ------------     ------------     -----------
INVESTING ACTIVITIES:
  Purchase of property and equipment..............    (8,770,586)      (3,843,133)     (1,256,852)
  Proceeds from sale of property and equipment....                        743,671
  Costs incurred to obtain intangibles............      (522,909)        (342,528)       (271,212)
  Cash paid to acquire Coach and Car..............                                     (5,352,982)
  Cash paid to acquire SOUTHtech..................                                         (4,606)
  Cash paid to acquire Artcraft -- net of cash
     acquired.....................................                                       (628,948)
  Cash paid to acquire Sedona Scientific, Inc.....             0                0         (93,000)
                                                    ------------     ------------     -----------
          Net cash used in investing activities...    (9,293,495)      (3,441,990)     (7,607,600)
                                                    ------------     ------------     -----------
FINANCING ACTIVITIES:
  Net borrowings (repayments) under short-term
     debt and line of credit agreement............     6,900,000       (3,050,000)      2,000,000
  Borrowings under other debt arrangements........     3,153,296        4,407,628      10,799,940
  Principal payments under other debt
     arrangements.................................    (1,685,465)      (7,694,271)     (3,611,047)
  Issuance of Series C Notes -- net of expenses...    13,656,500
  Issuance of common shares -- net of expenses....       954,936       26,416,808         611,946
                                                    ------------     ------------     -----------
     Net cash provided by financing activities....    22,979,267       20,080,165       9,800,839
                                                    ------------     ------------     -----------
NET (DECREASE) INCREASE IN CASH AND CASH
  EQUIVALENTS.....................................    (1,876,431)       2,123,995        (459,498)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR......     3,175,172        1,051,177       1,510,675
                                                    ------------     ------------     -----------
CASH AND CASH EQUIVALENTS, END OF YEAR............  $  1,298,741     $  3,175,172     $ 1,051,177
                                                    ============     ============     ===========

                         SIMULA, INC. AND SUBSIDIARIES

                                                              YEARS ENDED DECEMBER 31,
                                                        1996             1995            1994
                                                    ------------     ------------     -----------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid...................................  $  1,657,995     $  1,691,712     $ 1,515,844
                                                    ============     ============     ===========
  Taxes paid......................................  $    352,575     $  1,365,826     $   441,700
                                                    ============     ============     ===========
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES:
  Property and equipment acquired under capital
     leases.......................................  $    836,634     $    924,324
                                                    ============     ============
  Tax benefits from exercise of stock options.....  $    163,000     $    363,466
                                                    ============     ============
  Purchase accounting adjustments related to the
     acquisitions of Coach and Car:
     Additional liabilities offset against seller
       note payable...............................                   $  1,438,000
                                                                     ============
  Conversion of notes:
     Conversion of $6,475,000 Series B 9% Senior
       Subordinated Convertible Notes and accrued
       interest of $136,600 less deferred note
       issuance costs of $880,350 for 967,236
       shares.....................................                                    $ 5,731,250
                                                                                      ===========
  Coach and Car acquisition:
     Fair value of assets acquired................                                    $11,422,148
     Liabilities assumed..........................                                     (7,069,166)
     Seller note payable..........................                                     (1,500,000)
     Covenants not to compete.....................                                      2,500,000
                                                                                      -----------
  Cash paid to acquire Coach and Car..............                                    $ 5,352,982
                                                                                      ===========
  SOUTHtech acquisition:
     Fair value of assets acquired................                                    $   378,014
     Liabilities assumed..........................                                     (1,010,760)
     Common stock issued..........................                                        637,352
                                                                                      -----------
  Cash paid to acquire SOUTHtech..................                                    $     4,606
                                                                                      ===========
  Aircraft acquisition:
     Fair value of assets acquired................                                    $ 4,103,924
     Liabilities assumed..........................                                     (2,988,924)
     Common stock issued..........................                                       (465,000)
     Cash acquired................................                                        (21,052)
                                                                                      -----------
  Cash paid to acquire Artcraft -- net of cash
     acquired.....................................                                    $   628,948
                                                                                      ===========
  Sedona Scientific, Inc. acquisition:
     Fair value of assets acquired................                                    $   471,277
     Liabilities assumed..........................                                        (92,277)
     Common stock issued..........................                                       (286,000)
                                                                                      -----------
  Cash paid to acquire Sedona Scientific, Inc.....                                    $    93,000
                                                                                      ===========

                See notes to consolidated financial statements.

                         SIMULA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      THREE YEARS ENDED DECEMBER 31, 1996

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION -- The consolidated financial statements include the accounts of Simula, Inc. ("Simula") and its subsidiaries (collectively the "Company"). All of the subsidiaries are wholly owned. All intercompany transactions are eliminated in consolidation.

     The Company announced a 3 for 2 split of its common stock to shareholders of record as of September 15, 1995; which shares were issued on September 28, 1995. As a result, all shares and related references have been restated for all prior periods and transactions.

     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- These consolidated financial statements are prepared in accordance with generally accepted accounting principles. Described below are those accounting principles particularly significant to the Company, including those selected from acceptable alternatives.

     a. Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     b. Revenue related to government contracts and most commercial contracts results principally from long-term fixed price contracts and is recognized on the percentage-of-completion method calculated utilizing the cost-to-cost approach. The percent deemed to be complete is calculated by comparing the costs incurred to date to estimated total costs for each contract. This method is used because management considers costs incurred to be the best available measure of progress on these contracts. However, adjustments to this measurement are made when management believes that costs incurred materially exceed effort expended. Contract costs include all direct material and labor costs, along with certain overhead costs related to contract production.

       Provisions for any estimated total contract losses on uncompleted contracts are recorded in the period in which it is concluded that such losses will occur. Changes in estimated total contract costs will result in revisions to contract revenue. These revisions are recognized when determined.

       Revenue derived from sales of some commercial products is recognized at contractual amounts when the product is shipped.

     c. Inventories include raw materials, work-in-process and finished goods applicable to commercial products. Inventories are recorded at cost and are carried at the lower of cost or net realizable value. Amounts are removed from inventory using the estimated average cost per unit.

     d. Property, equipment and leasehold improvements are stated at cost. Amortization of capital leases and leasehold improvements is calculated on a straight-line basis over the life of the asset or term of the lease, whichever is shorter. Depreciation on equipment and buildings is calculated on a straight-line basis over the estimated useful lives of three to thirty years.

                         SIMULA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               THREE YEARS ENDED DECEMBER 31, 1996 -- (CONTINUED)

     e. Intangibles are recorded at cost. The Company acquires intangible assets in the normal course of business and in business combinations. The Company periodically reviews for changes in circumstances to determine whether there are conditions that indicate that the carrying amount of such assets may not be recoverable. If such conditions are deemed to exist, the Company will determine whether estimated future undiscounted cash flows are less than the carrying amount of such assets, in which case the Company will calculate an impairment loss. Impairment losses, if any, will be recorded as a component of operating earnings. Intangibles are amortized on a straight-line basis over the following periods:

        Goodwill........................................................   10-25 years
        Covenants not to compete........................................      10 years
        Other...........................................................    7-17 years

     f. Net (loss) earnings per common and equivalent share has been computed using the weighted average number of common shares and common share equivalents outstanding during each period. Stock options and warrants have been included in the computations as common equivalent shares utilizing the treasury stock method only when their effect is dilutive. Weighted average shares used to compute per share amounts for the year ended December 31, 1996 do not include common stock equivalents because their effect would be anti-dilutive. In addition, fully diluted earnings per share reflecting the effect of the convertible notes discussed in
        Note 9 is not presented because the effect would also be anti-dilutive.

     g. Foreign currency assets and liabilities are translated into United States dollars using the exchange rates in effect at the balance sheet date. The effects of exchange rate fluctuations on translation of assets and liabilities are reported as a separate component of equity.

     h. Statements of Cash Flows -- Cash and cash equivalents presented in the statements of cash flows consist of cash on hand and highly liquid investments with an original maturity of three months or less.

2. ACCOUNTING CHANGE

     During the second quarter of 1996, the Company adopted a new method of accounting for pre-contract costs. Pre-contract costs represent amounts applicable to products and technologies which represent adaptations of existing capabilities to the particular requirements of the Company's customers. These costs were previously deferred and recovered over the revenue streams from these customers. The Company will now expense these costs as they are incurred. Due to current industry trends and anticipated accounting changes, the new policy is considered preferable to the previous policy. Both policies are currently in accordance with generally accepted accounting principles.

     The $3.2 million cumulative effect of the change on prior years (after reduction for income taxes of $2.2 million) is included in operations of the year ended December 31, 1996. The effect of the change on the year ended December 31, 1996 was to decrease earnings before cumulative effect of a change in accounting principle $3.2 million ($.36 per share) and net earnings by $6.4 million ($.72 per share).

                         SIMULA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               THREE YEARS ENDED DECEMBER 31, 1996 -- (CONTINUED)

     The effect of the change on the first quarter of 1996 was as follows:

                                                                              THREE MONTHS
                                                                                 ENDED
                                                                             MARCH 31, 1996
                                                                             --------------
    Net income as originally reported......................................   $    685,179
    Effect of change in accounting for pre-contract costs..................       (563,247)
                                                                               -----------
    Income before cumulative effect of a change in accounting principle....        121,932
    Cumulative effect on prior years (to December 31, 1995)                     (3,239,948)
      of changing accounting for pre-contract costs........................
                                                                               -----------
    Net loss as restated...................................................   $ (3,118,016)
                                                                               ===========
    Per share amounts:
      Net income as originally reported....................................   $       0.08
      Effect of change in accounting for pre-contract costs................          (0.07)
                                                                               -----------
      Income before cumulative effect of a change in accounting                       0.01
         principle.........................................................
      Cumulative effect on prior years (to December 31, 1995)                        (0.36)
         of changing accounting for pre-contract costs.....................
                                                                               -----------
      Net loss as restated.................................................   $      (0.35)
                                                                               ===========

     The pro forma amounts reflect the effect of retroactive application on pre-contract costs, net of amortization, and the related income tax benefits.

     Pro forma amounts for the years ended December 31, 1995 and 1994 assuming the change in accounting had been applied retroactively are as follows. Actual net earnings per share amounts are presented for comparative purposes.

                                                                     1995          1994
                                                                   --------     ----------
    Pro forma:
      Net earnings...............................................  $193,735     $1,675,722
      Net earnings per share.....................................  $   0.02     $     0.29
    Actual:
      Net earnings per share.....................................  $   0.31     $     0.37

3. ACQUISITIONS

     On June 14, 1994, the Company purchased covenants not to compete and substantially all of the assets of Coach and Car Equipment Corporation ("Coach and Car") for cash, an installment seller carryback note and the assumption of substantially all of the Coach and Car liabilities. Coach and Car is a manufacturer of seats for trains, subways, mass transit and other vehicles which are principally operated by local government authorities. The acquisition of Coach and Car has been accounted for using the purchase method of accounting, and the results of operations of Coach and Car have been included in the consolidated financial statements subsequent to the acquisition. The excess of purchase price over the fair value of net assets acquired of $5,281,038 is being amortized over 25 years, and covenants not to compete of $2,500,000 are being amortized over 10 years.

                         SIMULA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               THREE YEARS ENDED DECEMBER 31, 1996 -- (CONTINUED)

     Consideration for this transaction consisted of the following:

    Cash paid...............................................................  $ 3,000,000
    Seller note.............................................................    1,500,000
    Liabilities assumed -- including $2,352,982 of bank debt paid at
      closing...............................................................    9,422,148
                                                                              -----------
              Total.........................................................  $13,922,148
                                                                              ===========

     The assets acquired have been recorded as follows:

    Current assets..........................................................  $ 2,923,585
    Intangibles.............................................................    7,781,038
    Property and equipment..................................................    3,217,525
                                                                              -----------
              Total.........................................................  $13,922,148
                                                                              ===========

     On July 1, 1994, the Company purchased SOUTHtech, Inc. ("SOUTHtech") which was a corporation owned by the Company's Chairman (the "Chairman") (96%), and two unrelated minority shareholders (4%). SOUTHtech is a ceramics manufacturer that provides parts for silicon wafer manufacturing by the semiconductor industry. In determining the acquisition consideration, the Company obtained a valuation opinion from an independent investment banker and the transaction was approved by the disinterested members of the board of directors of the Company. The acquisition consideration consisted of 178,582 shares of the Company's common stock, of which 171,472 shares were issued to the Chairman and 7,110 shares were issued to one of the unrelated minority shareholders, and $4,606 cash, in lieu of stock, to the other unrelated minority shareholder. Because the Company and SOUTHtech were entities under the common control of the Chairman, the shares issued to the Chairman were recorded at the basis of his investment in SOUTHtech and the shares issued to minority shareholders were recorded at fair value. The excess of the Chairman's basis over his proportionate share of SOUTHtech's net assets of $683,526 was recorded as a reduction in retained earnings. The accounts of SOUTHtech have been included in the consolidated financial statements subsequent to the acquisition.

     Assets acquired and liabilities assumed in connection with the SOUTHtech transaction were as follows:

    Assets acquired.........................................................  $   378,014
    Liabilities assumed.....................................................   (1,010,760)
                                                                              -----------
              Net liabilities assumed.......................................  $  (632,746)
                                                                              ===========

     Consideration was recorded as follows:

    Shares issued to the Chairman...........................................  $  (682,383)
    Shares issued to minority shareholders..................................       45,031
    Cash issued to minority shareholders....................................        4,606
                                                                                ---------
              Total.........................................................  $  (632,746)
                                                                                =========

     During 1995, the ceramics technology used in the semiconductor industry and associated assets of SOUTHtech were sold to a third party effective August 31, 1995. As a result, the Company received cash of $1,328,720 and is entitled to guaranteed payments of $1,500,000 and contingent payments up to a maximum of $1,750,000 based upon the future sales of the SOUTHtech ceramic product within the semiconductor industry. The Company retained the ceramics technology and assets associated with government and defense applications, and certain key employees. In connection with this transaction, the Company reported $1,977,000 of technology sales and royalty revenue in 1995.

                         SIMULA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               THREE YEARS ENDED DECEMBER 31, 1996 -- (CONTINUED)

     On September 30, 1994, the Company purchased all of the operating assets of Artcraft Industries Corp. ("Artcraft") for 67,228 shares of common stock valued at $465,000 and the assumption of certain liabilities. Artcraft is engaged in the manufacture, assembly and sale of railway and mass transit seating systems. The acquisition has been accounted for using the purchase method of accounting, and results of operations of Artcraft have been included in the consolidated financial statements subsequent to the acquisition. The excess of the purchase price over the fair value of net assets acquired of $734,531 is being amortized over 25 years.

     Consideration for the transaction consisted of the following:

    67,228 shares of common stock............................................  $  465,000
    Liabilities assumed -- including $650,000 bank debt paid at closing......   3,638,924
                                                                               -----------
              Total..........................................................  $4,103,924
                                                                               ===========

     The assets acquired have been recorded as follows:

    Current assets..........................................................  $ 1,669,393
    Intangibles.............................................................      734,531
    Property and equipment..................................................    1,700,000
                                                                               ----------
              Total.........................................................  $ 4,103,924
                                                                               ==========

     In addition, the Company acquired another small company for $93,000 in cash and 23,833 shares of common stock.

     During 1995, the Company completed its identification and quantification of certain preacquisition contingencies related to its acquisition of Coach and Car. As a result, the Company adjusted the original purchase allocation of this acquisition resulting in a net increase in accrued liabilities and advances on contracts and a decrease in debt owed to seller of $1,438,000. The Coach and Car Asset Purchase Agreement ("Agreement") specifically provided to the Company the right to offset against the purchase price any losses resulting from the failure of seller to specifically disclose a liability. The Company has asserted an offset for an undisclosed indemnifiable liability of $2.4 million. The Company has continued to make the required payments pursuant to the terms of the seller carryback note payable into an escrow account. As of December 31, 1996, the payments made into this escrow account were $866,000. This amount is included in other assets because the Company believes that the possibility is remote that the seller will overturn the offset and believes that it is probable the funds will be returned to the Company. The Agreement provides for arbitration to settle disputes. During the fourth quarter of 1996, the seller completed the formal procedures to dispute the Company's offset and seek arbitration, however, the steps necessary to invoke arbitration proceedings have not been taken.

     The following summarizes unaudited pro forma operating results for the Company for the year ended December 31, 1994, assuming the acquisitions had occurred on January 1, 1994.

                                                                                 1994
                                                                              -----------
    Revenues................................................................  $55,512,000
                                                                              ===========
    Net earnings............................................................  $ 2,362,000
                                                                              ===========
    Net earnings per share..................................................  $       .37
                                                                              ===========

                         SIMULA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               THREE YEARS ENDED DECEMBER 31, 1996 -- (CONTINUED)

4. RECEIVABLES

     At December 31, receivables include the following:

                                                                   1996            1995
                                                                -----------     -----------
    United States Government:
      Billed receivables......................................  $ 1,627,288     $ 2,926,891
      Costs and estimated earnings in excess of billings......    3,448,055       4,541,878
                                                                -----------     -----------
    Total United States Government............................    5,075,343       7,468,769
                                                                -----------     -----------
    Other contracts:
      Billed receivables......................................    5,405,940       2,942,647
      Costs and estimated earnings in excess of billings......   11,732,859      10,244,769
                                                                -----------     -----------
    Total other contracts.....................................   17,138,799      13,187,416
    Other trade receivable....................................    3,113,208       4,301,569
    Less allowance for doubtful accounts......................     (163,000)       (143,000)
                                                                -----------     -----------
    Contract and trade receivables -- net.....................  $25,164,350     $24,814,754
                                                                ===========     ===========

     Costs and estimated earnings in excess of billings on uncompleted contracts represent revenue recognized on long-term contracts in excess of billings because amounts were not billable at the balance sheet date. Amounts receivable from the United States Government or receivable under United States Government related subcontracts will generally be billed in the following month or when the contract and all options thereunder are completed. Amounts due on other contracts are generally billed as shipments are made, subject to retainages. It is estimated that substantially all of such amounts will be billed and collected within one year, although contract extensions may delay certain collections beyond one year.

5. INVENTORIES

     At December 31, inventories consisted of the following:

                                                                   1996             1995
                                                                -----------      ----------
    Raw materials.............................................  $ 4,959,810      $3,319,958
    Work-in-process...........................................    9,822,859       4,711,256
    Finished goods............................................      861,488          72,980
                                                                -----------      ----------
              Total inventories...............................  $15,644,157      $8,104,194
                                                                ===========      ==========

6. PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     At December 31, property, equipment and leasehold improvements consisted of the following:

                                                                   1996            1995
                                                                -----------     -----------
    Land......................................................  $ 3,022,819     $ 3,022,819
    Buildings and leasehold improvements......................    5,533,291       4,467,697
    Equipment.................................................   21,934,491      13,408,041
                                                                -----------     -----------
    Total.....................................................   30,490,601      20,898,557
    Less accumulated depreciation.............................   (7,134,576)     (5,119,738)
                                                                -----------     -----------
              Property, equipment and leasehold
                improvements -- net...........................  $23,356,025     $15,778,819
                                                                ===========     ===========

                         SIMULA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               THREE YEARS ENDED DECEMBER 31, 1996 -- (CONTINUED)

7. INTANGIBLES AND DEFERRED COSTS

     At December 31, intangibles consisted of the following:

                                                                   1996            1995
                                                                -----------     -----------
    Covenants not to compete..................................  $ 4,989,356     $ 4,989,356
    Excess of cost over net assets acquired...................    7,125,110       7,125,110
    Patents and licenses......................................      661,696         518,644
    Other.....................................................      783,963         435,163
                                                                -----------     -----------
    Total.....................................................   13,560,125      13,068,273
    Less accumulated amortization.............................   (2,595,986)     (1,613,268)
                                                                -----------     -----------
              Intangibles -- net..............................  $10,964,139     $11,455,005
                                                                ===========     ===========

     At December 31, deferred costs included the following:

                                                                   1996           1995
                                                                 --------      -----------
    Deferred financing costs -- net............................  $928,728      $   487,980
    Deferred product and bid costs.............................                  5,897,348
                                                                 --------       ----------
              Total deferred costs.............................  $928,728      $ 6,385,328
                                                                 ========       ==========

8. REVOLVING LINE OF CREDIT

     The Company has a $20,000,000 unsecured Revolving Line of Credit with a bank, interest at LIBOR plus 2% or prime. There was $6,900,000 outstanding on this line of credit as of December 31, 1996. The loan agreement encompassing this line of credit and the $5,000,000 amortizing term loan (Note 9) contains certain covenants that require the maintenance of a minimum tangible net worth and certain defined financial ratios. The Company was in compliance with all of the covenants of this loan agreement at December 31, 1996.

9. DEBT

     Long-term debt at December 31 consisted of the following:

                                                                   1996            1995
                                                                -----------     -----------
    10% Senior Subordinated Convertible Notes.................  $14,300,000
    12% Senior Subordinated Notes.............................    5,700,000     $ 5,700,000
    Mortgage notes payable, interest at 9% and 10.4%, secured     2,918,243       2,990,329
      by land and buildings with a carrying amount of
      $6,172,885, due through 2017............................
    Various loans payable, secured by property and                4,951,898       3,020,703
      equipment...............................................
    Obligations under capital leases, interest at 10% (Note       1,362,876         917,520
      13).....................................................
                                                                -----------     -----------
              Total...........................................   29,233,017      12,628,552
    Less current portion......................................   (4,536,508)     (1,367,187)
                                                                -----------     -----------
    Long-term debt............................................  $24,696,509     $11,261,365
                                                                ===========     ===========

     In September 1996, the Company issued $14.3 million of Series C 10% Senior Subordinated Convertible Notes (the "10% Notes") in a private placement to accredited investors. The 10% Notes bear interest at 10% payable semi-annually and are due in September 1999. The notes are convertible into common stock of the Company at 103% of the average closing price of the Company's common stock as quoted on the New York Stock Exchange for the 10 consecutive trading days immediately preceding notice by the individual holder

                         SIMULA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               THREE YEARS ENDED DECEMBER 31, 1996 -- (CONTINUED)

fixing the conversion price. Based upon the conversion prices fixed prior to December 31, 1996 and the average market price of the Company's common stock for the 10 days ended December 31, 1996 for the 10% Notes not yet fixed, the 10% Notes would be convertible into approximately 930,000 shares of the Company's common stock. The Company has the right to call the 10% Notes at par plus accrued interest through the date of redemption any time after June 15, 1997 and earlier under certain circumstances.

     In December 1993, the Company issued $5.7 million of 12% Senior Subordinated Notes ("12% Notes"), due in 1998. The 12% Notes are not subject to redemption prior to maturity.

     The Indenture relating to the 10% Notes and the 12% Notes contains certain covenants including limitations on incurrence of additional indebtedness, limitation on sale of assets, transactions with affiliates and payment of dividends. In accordance with the Indenture, the Company may incur indebtedness based upon the specified ratio of cash flow, as defined, to interest expense. The Company was in compliance with all of the covenants of the Indenture at December 31, 1996.

     Subsequent to December 31, 1996, the Indenture was amended to eliminate the covenants limiting additional indebtedness and restricted dividend payments. In consideration for the consent of the holders of the 10% Notes, the 10% Notes were amended to change the conversion ratio from 103% to 98% or reduce the conversion price for the 10% Notes previously fixed by $.75 per share. In addition, the Company's optional redemption date was extended from June 15, 1997 to December 15, 1997 and certain fees to be paid to the holders of the 10% Notes were eliminated. Based on the revised terms of the 10% Notes and the average market price for the Company's common stock for the 10 days ended December 31, 1996, the 10% Notes would be convertible into approximately 975,000 shares of the Company's common stock.

     The Company has a $5,000,000 amortizing term loan under the same loan agreement encompassing the revolving line of credit (Note 8) for the financing of U.S. based equipment with an outstanding balance at December 31, 1996 of $3,682,479. Interest is payable at the LIBOR rate in effect at the time of the drawdown plus 2%. The average interest rate on the outstanding balance at December 31, 1996 is 7.8%.

     The aggregate principal payments required for the five years subsequent to December 31, 1996 are:

            1997..................................................    $ 4,536,508
            1998..................................................      7,368,178
            1999..................................................     15,506,173
            2000..................................................        804,617
            2001..................................................        766,973
            Thereafter............................................        250,568
                                                                      -----------
                      Total.......................................    $29,233,017
                                                                      ===========

     Interest expense for the years ended December 31 is comprised of the following:

                                                        1996           1995           1994
                                                     ----------     ----------     ----------
    Interest.......................................  $2,141,963     $1,679,086     $1,651,881
    Amortization of deferred financing costs.......     234,644        350,768        179,624
                                                     ----------     ----------     ----------
              Interest expense.....................  $2,376,607     $2,029,854     $1,831,505
                                                     ==========     ==========     ==========

     Based on borrowing rates currently available to the Company and the quoted market price for the 12% Notes, the fair value of long-term debt at December 31, 1996 is approximately $29,500,000.

                         SIMULA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               THREE YEARS ENDED DECEMBER 31, 1996 -- (CONTINUED)

10. INCOME TAXES

     The income tax (benefit) provision for the years ended December 31 are as follows:

                                                      1996            1995            1994
                                                   -----------     -----------     ----------
    Current......................................  $(2,160,000)    $ 1,322,000     $1,004,000
    Deferred.....................................   (4,741,000)     (1,126,000)       256,000
                                                   -----------     -----------     ----------
              (Benefit) provision for income
                taxes............................  $(6,901,000)    $   196,000     $1,260,000
                                                   ===========     ===========     ==========

     The Company's effective income tax rate differs from the federal statutory tax rate at December 31 as follows:

                                                                     1996     1995     1994
                                                                     ----     ----     ----
    Federal statutory income tax rate..............................  34.0%    34.0%    34.0%
    State income taxes.............................................   5.3      6.0      4.6
    Tax credits and other..........................................   1.4      0.7     (1.2)
    Utilization of tax losses......................................     0     (33.8)      0
                                                                     ----     ----     ----
    Effective rate.................................................  40.7%     6.9%    37.4%
                                                                     ====     ====     ====

     The provision for deferred income taxes consists of the following:

                                                            1996          1995         1994
                                                         -----------   -----------   --------
    Accruals and reserves..............................  $(1,157,000)  $  (946,000)  $216,000
    Depreciation and amortization expense..............      560,000       268,000     40,000
    Net operating loss carryforwards...................   (3,867,000)
    Minimum tax credit carryforwards...................     (277,000)
    Change in valuation allowance for tax loss
      carryforwards....................................                   (448,000)
                                                         -----------   -----------   --------
              Total....................................  $(4,741,000)  $(1,126,000)  $256,000
                                                         ===========   ===========   ========

     The significant tax effected temporary differences comprising deferred taxes at December 31 are as follows:

                                                                       1996        1995
                                                                    ----------   ---------
    Current:
      Net operating loss carryforwards............................  $2,970,000
      Accrued vacation and self insurance.........................     324,000   $ 177,000
      Inventory and warranty reserves.............................     334,000
      Other.......................................................     135,000    (185,000)
                                                                    ----------   ---------
              Total current deferred tax asset (liability)........   3,763,000      (8,000)
                                                                    ----------   ---------
    Long-term:
      Excess of tax over book depreciation and amortization.......    (906,000)   (346,000)
      Recognition of contract revenue.............................     970,000     804,000
      Net operating loss carryforwards............................   1,345,000     448,000
      Minimum tax credit carryforward.............................     287,000
      Deferred start-up costs.....................................     352,000
      Other.......................................................    (266,000)    (94,000)
                                                                    ----------   ---------
              Total long-term deferred tax asset..................   1,782,000     812,000
                                                                    ----------   ---------
              Net deferred tax asset..............................  $5,545,000   $ 804,000
                                                                    ==========   =========

                         SIMULA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               THREE YEARS ENDED DECEMBER 31, 1996 -- (CONTINUED)

     The valuation allowances associated with tax loss carryforwards as of December 31 are as follows:

                                                                       1996        1995
                                                                    ----------   ---------
    Tax asset for loss carryforward...............................  $4,536,000   $ 669,000
    Valuation allowance...........................................    (221,000)   (221,000)
                                                                    ----------   ---------
              Net deferred tax asset..............................  $4,315,000   $ 448,000
                                                                    ==========   =========

     At December 31, 1996, the Company had approximately $10,600,000 of net operating loss carryforwards including $1,500,000 of net operating loss carryforwards of an acquired subsidiary which expires through 2008.

     The Company believes based on historical operating results and expectations for the future that taxable income will more likely than not be sufficient to utilize all of its recorded net operating loss carryforwards prior to their expiration. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

     The income tax receivable at December 31, 1996 represents estimated refunds of income taxes paid in 1992 through 1995. The Company is in the process of amending prior tax returns for the change in accounting (Note 2) and preparing applications for net operating loss carrybacks.

11. SHAREHOLDERS' EQUITY

     During 1996, the Company retired 82,500 shares of treasury stock which had been acquired for a cost of $279,838.

     The Company completed a secondary offering of common stock which closed and was funded the second quarter of 1995. As a result of this offering, 2,328,750 shares were sold by the Company at $12 per share. The net proceeds from the offering totaled $25,567,822.

12. BENEFIT PLANS

     The Company has a noncontributory defined benefit pension plan (the "Plan") for employees. To be eligible to participate, employees must have completed six months of continuous employment and have attained the age of 21. Benefits are based on length of service and the employee's final pay (averaged over the five highest consecutive years of the last ten years of participation). The Company makes contributions to the Plan based upon actuarially determined amounts.

     Net periodic pension cost includes the following:

                                                             1996        1995        1994
                                                           ---------   ---------   --------
    Service cost -- benefit earned during the year.......  $ 235,167   $ 169,835   $205,195
    Interest cost on projected benefit obligation........    147,852     116,660    113,496
    Actual return on Plan assets.........................   (262,676)   (257,497)   (70,053)
    Net amortization and deferral........................    159,328     172,970     15,907
                                                           ---------   ---------   --------
              Net periodic pension cost..................  $ 279,671   $ 201,968   $264,545
                                                           =========   =========   ========

                         SIMULA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               THREE YEARS ENDED DECEMBER 31, 1996 -- (CONTINUED)

     The Plan's funded status and amounts recognized in the Company's balance sheet at December 31 are as follows:

                                                                     1996           1995
                                                                  ----------     ----------
    Actuarial present value of benefit obligation:
      Vested benefits...........................................  $1,503,283     $1,310,868
      Nonvested benefits........................................     243,064        237,163
                                                                  ----------     ----------
    Accumulated benefit obligation..............................   1,746,347      1,548,031
    Effect of projected future compensation increases...........     453,626        364,997
                                                                  ----------     ----------
    Projected benefit obligation................................   2,199,973      1,913,028
    Plan assets at fair value...................................   1,729,919      1,375,252
                                                                  ----------     ----------
    Plan assets less than projected benefit obligation..........     470,054        537,776
    Unrecognized prior service cost.............................      19,811         24,383
    Unrecognized loss...........................................    (185,107)      (293,362)
    Unrecognized transition liability...........................      90,442         96,094
                                                                  ----------     ----------
      Accrued pension cost......................................  $  395,200     $  364,891
                                                                  ==========     ==========

     Assumptions at December 31 used in the accounting for the Plan were as follows:

                                                                     1996     1995     1994
                                                                     ----     ----     ----
    Discount or settlement rate....................................  7.50%    7.25%    8.25%
    Rate of increase in compensation levels........................  3.50%    3.50%    4.00%
    Expected long-term rate of return on Plan assets...............  8.00%    8.00%    8.00%

     The Plan's assets consist of money market accounts and investments in common stocks, mutual funds, and corporate bonds.

     In addition, the Company has 401(k) plans for substantially all employees and one subsidiary has a union sponsored pension plan for union employees to which the Company makes contractual contributions.

13. RELATED PARTY TRANSACTIONS

     The Company has entered into various transactions with the Chairman. These transactions are further described as follows:

          a. The Company acquired SOUTHtech from the Chairman in 1994 as described in Note 3.

          b. The Chairman loaned the Company $1,650,000 in 1996 that was repaid by the Company in 1996 and $2,000,000 in 1994 which was repaid by the Company in 1995.

14. COMMITMENTS AND CONTINGENCIES

     The Company leases certain equipment under capital lease agreements and certain facilities under noncancellable operating leases with various renewal options. Leased assets totaling $2,274,565 and $1,042,604 (net of accumulated depreciation of $681,283 and $248,683) are included in property and equipment as of December 31, 1996 and 1995, respectively.

                         SIMULA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               THREE YEARS ENDED DECEMBER 31, 1996 -- (CONTINUED)

     The following is a schedule, by year, of minimum rental payments due under the leases described above and for other operating leases for the years ending December 31:

                                                              CAPITAL LEASES     OPERATING LEASES
                                                              --------------     ----------------
    1997....................................................    $  633,610          $1,933,506
    1998....................................................       551,616           1,329,296
    1999....................................................       362,399           1,287,976
    2000....................................................        31,947           1,075,645
    2001....................................................         2,340             862,872
    Thereafter..............................................                         2,786,158
                                                                ----------          ----------
    Total minimum lease payments............................     1,581,912          $9,275,453
                                                                                    ==========
    Less amounts representing interest......................      (219,036)
                                                                ----------
    Present value of net minimum lease payments.............    $1,362,876
                                                                ==========

     Rent expense was $1,966,271, $1,109,402, and $578,079 for the years ended December 31, 1996, 1995 and 1994, respectively.

     In connection with its decision to establish a facility in the United Kingdom for the production of inflatable restraints for automobiles, the Company negotiated certain grants with local and national authorities in the United Kingdom. The total grant of approximately $3 million is anticipated to be received through January 1999 as certain levels of capital expenditures and the creation of jobs are met. These grants will be recognized as income in accordance with the purpose of the grants in the periods in which such grants are received.

15. STOCK OPTIONS

     In 1992, the Company adopted the 1992 Stock Option Plan which provided for the issuance of up to 360,000 shares of common stock. All options available under the 1992 Plan have been granted. In August 1994, the Company adopted the 1994 Stock Option Plan which reserves up to 1,545,000 shares of common stock for issuance under the Plan. In accordance with the terms of the 1994 Plan, 876,250 options have been granted. Information with respect to the Plans is as follows:

                                                                 OPTION      WEIGHTED AVERAGE
                                                                 SHARES        OPTION PRICE
                                                                --------     ----------------
    Outstanding at January 1, 1994............................   245,250          $ 3.25
      Granted.................................................   161,250          $ 7.70
      Exercised...............................................   (24,075)         $ 3.25
      Canceled................................................    (1,500)         $ 3.25
                                                                --------
    Outstanding at December 31, 1994..........................   380,925          $ 5.22
      Granted.................................................   478,125          $13.62
      Exercised...............................................  (135,500)         $ 4.93
      Canceled................................................    (6,300)         $ 3.25
                                                                --------
    Outstanding at December 31, 1995..........................   717,250          $10.85
      Granted.................................................   360,550          $12.99
      Exercised...............................................  (104,471)         $ 9.14
      Canceled................................................   (51,400)         $12.77
                                                                --------
    Outstanding at December 31, 1996..........................   921,929          $11.78
                                                                ========

                         SIMULA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               THREE YEARS ENDED DECEMBER 31, 1996 -- (CONTINUED)

     Options are exercisable after one year from the date of grant for up to ten years at a price equal to 100% of the fair market value at the date of grant or 85% of fair market value in the case of non-statutory options. As of December 31, 1996, 1995,and 1994, exercisable options were 612,179, 239,125, and 219,675, respectively.

     The following information, aggregated by option price ranges, is applicable to those shares outstanding at December 31, 1996:

    Range of exercise prices..............................  $3.25 - $6.92     $12.50 - $16.13
    Shares outstanding in range...........................        170,354             751,575
    Weighted-average exercise price.......................  $        4.92     $         13.34
    Weighted-average remaining contractual life...........      5.7 years             4 years
    Shares currently exercisable..........................        170,354             441,825
    Weighted-average exercise price of shares currently
      exercisable.........................................  $        4.92     $         13.56


     The estimated fair value of options granted during 1996 was $5.27 per share. The Company applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its stock option plans. Accordingly, no compensation cost has been recognized for its fixed stock option plans. Had compensation cost for the Company's stock option plans been recognized based on the fair value at the grant dates for awards under those plans consistent with the method of Statement of Financial Accounting Standards No. 123, the Company's net (loss) earnings and net (loss) earnings per share for the years ended December 31, 1996 and 1995 would have been reduced to the pro forma amounts indicated below:


                                                                    1996            1995
                                                                ------------     ----------
    Net (loss) income -- as reported..........................  $(10,049,914)    $2,657,359
                                                                ============     ==========
    Net (loss) income -- pro forma............................  $(12,074,645)    $  293,848
                                                                ============     ==========
    (Loss) income per share -- as reported....................  $      (1.12)    $      .31
                                                                ============     ==========
    (Loss) income per share -- pro forma......................  $      (1.35)    $      .03
                                                                ============     ==========

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes options pricing model with the following weighted-average assumptions used for grants: no dividend yield; expected volatility of 36%, risk-free interest rate of 7%; and expected lives of five years.

     In 1992, the Company adopted the 1992 Restricted Stock Plan authorizing the Company to grant to key employees of the Company the right to purchase up to an aggregate of 19,500 shares of common stock at $.01 per share. The Company has reserved 19,500 shares of common stock for issuance pursuant to the Restricted Stock Plan, of which 4,500 shares have been awarded.

  Employee Stock Purchase Plan

     On June 20, 1996, the Company adopted the Employee Stock Purchase Plan (Purchase Plan) to allow eligible employees of the Company to acquire shares of the Company's common stock at periodic intervals, paid for with accumulated payroll deductions over a six month offering period. A total of 400,000 shares of the Company's common stock have been reserved for issuance under the Purchase Plan. The first offering period under the Purchase Plan began October 1, 1996.

16. MAJOR CUSTOMERS

     Revenue from four major customers accounted for approximately 48%, 29%, and 66% of total revenue for the years ended December 31, 1996, 1995 and 1994. Contract and trade receivables from these customers

                         SIMULA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               THREE YEARS ENDED DECEMBER 31, 1996 -- (CONTINUED)

accounted for approximately 15%, 29%, and 39% of the total contract and trade receivables at December 31, 1996, 1995 and 1994. The major customers included all branches of the United States armed forces which accounted for 27%, 18% and 24% of total revenue for the years ended December 31, 1996, 1995 and 1994, respectively. The Company has performed work for these customers since 1975 and has no reason to believe that there will be any change in these customer relationships.

     For the years ended December 31, 1996 and 1995 export sales were $15,826,109 and $6,760,819, respectively. For 1996, the export sales were principally comprised of sales to customers in Canada, the United Kingdom, Japan, and Turkey of $9,124,647, $2,278,212, $1,191,468, and $721,180. For 1995,
the export sales were principally comprised of sales to customers in Japan, Canada, the United Kingdom and Korea of $2,522,419, $2,091,965, $1,105,558 and $775,091. For the year ended December 31, 1994, export sales were less than 10% of consolidated revenue.

17. OTHER

     The Company's research and development efforts arise from funded development contracts and proprietary research and development.

     Amounts arising from such efforts for the years ended December 31 were as follows:

                                                     1996            1995            1994
                                                  -----------     -----------     -----------
    Research and development expenses classified
      as general and administrative expenses....  $ 1,915,649     $ 1,419,340     $   687,686
                                                  ===========     ===========     ===========
    Funded contracts:
      Revenues funded by customers..............  $ 6,518,818     $ 3,901,662     $ 3,290,146
      Research and development expenses
         classified as cost of such revenue.....   (8,587,658)     (4,721,858)     (3,165,130)
                                                  -----------     -----------     -----------
    Funded contract (deficiency) margin.........  $(2,068,840)    $  (820,196)    $   125,016
                                                  ===========     ===========     ===========

     The above amounts do not include pre-contract costs which the Company began expensing in 1996 (See Note 2). Pre-contract costs expended for the years ended December 31, 1996, 1995 and 1994 were approximately $6,420,000, $4,438,000 and
$645,000, respectively.

18. SEGMENT REPORTING

     During 1996, 1995 and 1994, the Company operated in three industry segments. The Government and Defense segment, principally comprised of Simula Government Products, Inc., includes the design and manufacture of crash resistant components, energy absorbing devices, ballistics and composites principally in connection with branches of the United States armed forces procurement. The Simula Transportation Equipment Corporation
("SimTec" -- formerly known as Intaero) segment includes operations which primarily manufacture seating systems for domestic and foreign passenger airlines, rail other mass transit. The remaining segment, entitled Other, includes general corporate operations and other subsidiaries engaged in technology development and sales. Included in Other is Simula Automotive Safety Devices, Inc. ("Simula ASD"), the entity which conducts substantially all of the Company's operations encompassing inflatable

                         SIMULA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               THREE YEARS ENDED DECEMBER 31, 1996 -- (CONTINUED)

restraints for automobiles. Through 1996, Simula ASD has not had any significant revenue. Segment disclosures are as follows:

                                                                   1996
                                        -----------------------------------------------------------
                                        GOVERNMENT
                                            AND
                                          DEFENSE         SIMTEC           OTHER           TOTAL
                                        -----------     -----------     -----------     -----------
Revenue:
  Contract revenue....................  $31,372,051     $23,636,852                     $55,008,903
  Product sales.......................      685,218       8,965,719     $   847,467      10,498,404
  Technology sales and royalties......      254,650                                         254,650
                                        -----------     -----------     -----------     -----------
          Total revenue...............  $32,311,919     $32,602,571     $   847,467     $65,761,957
                                        ===========     ===========     ===========     ===========
Operating (loss) income...............  $ 1,355,917     $(6,327,689)    $(4,254,298)    $(9,226,070)
Identifiable assets...................   28,217,854      43,971,150      14,499,452      86,688,456
Depreciation and amortization.........      909,619       1,967,959         400,855       3,278,433
Capital expenditures..................    2,916,342       2,470,336       4,220,542       9,607,220

                                                                   1995
                                        -----------------------------------------------------------
                                        GOVERNMENT
                                            AND
                                          DEFENSE         SIMTEC           OTHER           TOTAL
                                        -----------     -----------     -----------     -----------
Revenue:
  Contract revenue....................  $24,753,600     $23,936,070                     $48,689,670
  Product sales.......................                    5,673,264     $ 1,968,879       7,642,143
  Technology sales and royalties......      779,347                       1,977,453       2,756,800
                                        -----------     -----------     -----------     -----------
          Total revenue...............  $25,532,947     $29,609,334     $ 3,946,332     $59,088,613
                                        ===========     ===========     ===========     ===========
Operating income......................  $ 3,294,791     $   651,695     $   496,651     $ 4,443,137
Identifiable assets...................   26,629,708      36,273,362      10,233,066      73,136,136
Depreciation and amortization.........      564,842       1,899,899         600,142       3,064,833
Capital expenditures..................    1,829,664       1,459,651       1,478,142       4,767,457

                                                                    1994
                                         ----------------------------------------------------------
                                         GOVERNMENT
                                             AND
                                           DEFENSE         SIMTEC          OTHER           TOTAL
                                         -----------     -----------     ----------     -----------
Revenue:
  Contract revenue.....................  $21,587,963     $12,126,010                    $33,713,973
  Product sales........................                    5,966,839     $1,031,379       6,998,218
  Technology sales and royalties.......      445,603                                        445,603
                                         -----------     -----------     ----------     -----------
          Total revenue................  $22,033,566     $18,092,849     $1,031,379     $41,157,794
                                         ===========     ===========     ==========     ===========
Operating income.......................  $ 3,037,566     $ 2,168,567     $  (21,813)    $ 5,184,320
Identifiable assets....................   19,761,764      24,654,688      3,274,511      47,690,963
Depreciation and amortization..........      516,510         763,418        371,190       1,651,118
Capital expenditures...................      586,178               0        670,674       1,256,852

     For the years ended December 31, 1996 and 1995, inter-segment sales were insignificant and total intercompany sales of $7,547,039 and $4,065,201, respectively, have been eliminated. All revenue in 1994 was generated from sales to unaffiliated customers.

                         SIMULA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               THREE YEARS ENDED DECEMBER 31, 1996 -- (CONTINUED)

19. UNAUDITED QUARTERLY FINANCIAL INFORMATION

                                                                   1996
                                        -----------------------------------------------------------
                                           FIRST          SECOND           THIRD          FOURTH
                                        -----------     -----------     -----------     -----------
Revenue...............................  $16,742,512     $19,615,830     $12,914,643     $16,488,972
Cost of revenue.......................   12,316,453      15,478,516      10,765,168      16,679,039
Gross margin..........................    4,426,059       4,137,314       2,149,475        (190,067)
(Loss) earnings before cumulative
  effect of an accounting change......      121,932        (305,428)     (2,087,492)     (4,538,978)
Cumulative effect of an accounting
  change..............................   (3,239,948)
Net (loss)............................   (3,118,016)       (305,428)     (2,087,492)     (4,538,978)
Net (loss) per common and equivalent
  share...............................  $      (.35)    $      (.03)    $      (.23)    $      (.51)

                                                                   1995
                                        -----------------------------------------------------------
                                           FIRST          SECOND           THIRD          FOURTH
                                        -----------     -----------     -----------     -----------
Revenue...............................  $13,580,842     $15,030,715     $14,694,204     $15,782,852
Cost of revenue.......................    8,954,807       9,632,276      11,811,431       8,637,957
Gross margin..........................    4,626,035       5,398,439       2,882,773       7,144,895
Net earnings (loss)...................      616,077         936,995        (305,818)      1,410,105
Net earnings (loss) per common and
  equivalent share....................  $       .09     $       .11     $      (.04)    $       .15

                                                                    1994
                                         ----------------------------------------------------------
                                            FIRST          SECOND          THIRD          FOURTH
                                         -----------     ----------     -----------     -----------
Revenue................................  $ 6,900,072     $7,558,741     $12,875,330     $13,823,651
Cost of revenue........................    4,370,264      4,667,947       9,157,490       9,512,909
Gross margin...........................    2,529,808      2,890,794       3,717,840       4,310,742
Net earnings...........................      334,798        513,707         603,372         662,546
Net earnings per common and equivalent
  share................................  $       .07     $      .10     $       .10     $       .10


20. SUBSIDIARY SUMMARY COMBINED FINANCIAL INFORMATION



                                                                           DECEMBER 31,
                                                                    ---------------------------
                                                                       1996            1995
                                                                    -----------     -----------
Balance Sheet Data:
Current assets....................................................  $42,633,627     $33,549,956
Noncurrent assets.................................................   35,303,018      35,133,898
Current liabilities...............................................   65,076,973      43,931,292
Noncurrent liabilities............................................      861,634       4,183,615
Subsidiary equity.................................................   11,998,038      20,568,947

                         SIMULA, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               THREE YEARS ENDED DECEMBER 31, 1996 -- (CONTINUED)


                                                                YEAR ENDED DECEMBER 31,
                                                      -------------------------------------------
                                                         1996            1995            1994
                                                      -----------     -----------     -----------
Income Statement Data:
Revenue.............................................  $65,761,957     $59,088,613     $41,059,321
Gross margin........................................   10,522,781      19,731,851      13,851,527
(Loss) earnings before cumulative effect of change
  in accounting principle...........................   (5,066,920)      3,626,339       3,148,581
Net (loss) earnings.................................   (8,289,385)      3,626,339       3,148,581



     The above summary combined financial information ("the Combined Financial Information") of Simula's subsidiaries ("the Subsidiaries") are presented because the Subsidiaries have guaranteed the Notes contemplated to be issued as set forth in this Registration Statement. The Subsidiaries included in the Combined Financial Information presented above are all wholly-owned and constitute all of the Company's direct and indirect subsidiaries. The guarantees of the Subsidiaries of the Notes are full, unconditional, and joint and several. Separate financial statements of the Subsidiaries are not presented because management has determined that they would not be material to investors. There are no significant restrictions on the Company's ability to obtain funds from the Subsidiaries by dividend or loan.

                        GOVERNMENT AND DEFENSE PRODUCTS

Photo of crashworthy              Photo of cockpit airbag system        Photo of crashworthy
armored CH-53 Sea Stallion        ("CABS") for military helicopters.    energy- absorbing Osprey
helicopter seat.                  Photo of inflatable body and head     tilt-rotor aircraft seat.
                                  restraint system ("IBAHRS") for
                                  military helicopters.

                             TECHNOLOGY DEVELOPMENT

Photo of drop tower test facility and two computer animations of crash dummies.

     Through the use of crash tests conducted at the Company's facilities and computer simulations of crash events, the Company's biomechanical engineers study human body dynamics in crash situations in order to develop safety technologies and products.

======================================================

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. UNDER NO CIRCUMSTANCES SHALL THE DELIVERY OF THIS PROSPECTUS OR ANY SALE MADE PURSUANT TO THIS PROSPECTUS CREATE ANY IMPLICATION THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    8
Use of Proceeds.......................   17
Price Range of Common Stock...........   17
Capitalization........................   18
Dividend Policy.......................   18
Selected Consolidated Financial
  Data................................   19
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   21
Business..............................   29
Management............................   43
Certain Transactions..................   51
Principal Shareholders................   52
Description of Notes..................   54
Certain Federal Income Tax
  Considerations......................   65
Description of Other Capital Stock and
  Debt Securities.....................   68
Underwriting..........................   70
Legal Opinions........................   71
Experts...............................   71
Incorporation of Certain Documents by
  Reference...........................   71
Additional Information................   71
Index to Financial Statements.........  F-1


======================================================

======================================================


                                  $30,000,000


                              SIMULA LOGO W/O NAME

                                  SIMULA, INC.


                                 % SENIOR SUBORDINATED


                               CONVERTIBLE NOTES


                          DUE                  , 2004


                              --------------------
                                   PROSPECTUS
                              --------------------
                              HD BROUS & CO., INC.

                            BREAN MURRAY & CO., INC.

                             L.H. FRIEND, WEINRESS,
                            FRANKSON & PRESSON, INC.

                                           , 1997

======================================================

                                  SIMULA, INC.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following is an itemized statement of all expenses in connection with the issuance and distribution of the securities to be registered. These expenses will be deducted from the gross proceeds of the offering. The information contained below is subject to future contingencies. An asterisk to the right of a dollar figure denotes that the figure is an estimate and the exact amount to be expended for that category is not yet known.

        Registration Fee..................................................  $ 12,000
        Transfer Agent's Fee..............................................    10,000
        Legal Fees........................................................   150,000
        New York Stock Exchange Listing Fee...............................    30,000
        Accounting Fees...................................................    75,000
        Printing and Engraving Costs......................................    90,000
        Other.............................................................    33,000
                                                                            --------
                  Total...................................................  $400,000
                                                                            ========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     ARTICLE 10 of the Company's Amended and Restated Articles of Incorporation provides that the personal liability of the directors to the Company and its shareholders for monetary damages by reason of their conduct as directors shall be limited or eliminated to the fullest extent permitted by Arizona law. In A.R.S. Sec. 10-202(B) (1), Arizona corporate law limits or eliminates the liability of a director of a corporation for money damages for any action taken or not taken as a director in all instances except: (i) where a director receives financial benefits to which he is not entitled; (ii) any intentional infliction of harm on the corporation or its shareholders; (iii) the making of unlawful distributions; and (iv) intentional violations of criminal law.

     Section 12.01 of the Company's Bylaws further provides that the Company shall indemnify and pay the expenses of directors, officers, employees, trustees or agents of or for the Company to the fullest extent permitted by Arizona law. In A.R.S. Sec. 10-850 et seq., Arizona corporate law provides that a corporation may provide indemnification if: (i) the director's conduct was in good faith;
(ii) the director reasonably believed: (x) in the case of conduct in an official capacity with the corporation, that the conduct was in its best interests, or
(y) in all other cases, that the conduct was at least not opposed to its best interests; and (iii) in the case of criminal proceedings, the director had no reasonable cause to believe the conduct was unlawful.

     Directors may not be indemnified in connection with proceedings brought by or in the right of the Company in which the director was adjudged liable to the Company or in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in the director's official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by the director. Under Arizona law, indemnification in connection with a proceeding by or in the right of the Company is limited to reasonable expenses incurred in connection with the proceeding.

     Arizona law also provides for mandatory and court-ordered indemnification in certain instances, including on behalf of officers, employees and agents of the Company who are not also directors.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     In June 1994, the Company sold $6.5 million in aggregate principal amount of its Series B 9% Senior Subordinated Convertible Notes ("Convertible Notes"). The Convertible Notes were sold pursuant to exemptions from registration under the Securities Act of 1933 (" '33 Act"), Section 4(2), and Regulation D thereunder, and comparable provisions of states' securities laws. The Convertible Notes were convertible to

Common Stock, and 947,562 shares of the Company's Common Stock were registered and offered pursuant to a Prospectus dated July 26, 1994 for shares of Common Stock issuable upon the conversion of the Convertible Notes. In addition, 19,674 shares of the Company's Common Stock were registered and offered pursuant to a Prospectus dated December 28, 1994 for remaining shares of Common Stock issuable for accrued interest. As of the date of this Registration Statement, all Convertible Notes have been converted into Common Stock.

     In September 1996, the Company sold $14.3 million in aggregate principal amount of its Series C 10% Senior Subordinated Convertible Notes ("10% Notes"). The 10% Notes were issued pursuant to the Company's Indenture dated December 17, 1993 and Supplemental Indenture dated September 12, 1996. The private placement was made through HD Brous & Co., Inc., a NASD member firm, and other selected dealers. The 10% Notes were sold pursuant to exemptions from registration under the '33 Act, Section 4(2), and Regulation D in reliance on Rule 506 thereunder, and comparable provisions of states' securities laws. The 10% Notes are convertible to Common Stock of the Company at a conversion price which may be fixed by each Noteholder at the equivalent of 98% of the average closing price of the Company's Common Stock on the NYSE for the 10 day period immediately preceding notice to the Company of such an election to fix the conversion price. If not earlier converted, the 10% Notes are redeemable by the Company in whole or in part on a pro rata basis, at par value plus all accrued interest payable through the date of redemption, at any time upon 30 days written notice to the Noteholders in accordance with the following: (i) from September 12, 1996 until December 15, 1997, the 10% Notes may be redeemed by the Company after the closing price of the Company's Common Stock as quoted on the NYSE has equaled or exceeded $25.00 for any 10 consecutive trading days and (ii) after December 15, 1997, the Company may redeem the 10% Notes at any time at par value plus all accrued interest payable through the date of redemption. Of the 1,931,140 shares of the Company's Common Stock being registered pursuant to this Registration Statement, 1,430,000 shares are being registered to account for the prospective issuance of Common Stock in the full amount of principal and interest on the 10% Notes outstanding at any given time upon notice of the Noteholders of such holders' election to convert their 10% Notes into Common Stock at 98% of the prices which they may have fixed for conversion. As of the date of this Registration Statement, no 10% Notes have been converted into Common Stock.

     Other than the foregoing transactions, the Registrant has not offered or sold any unregistered securities within the last three years.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     a. Exhibits.  The following Exhibits are included pursuant to Regulation
S-K.


  NO.                                    DESCRIPTION                                  REFERENCE
-------  ---------------------------------------------------------------------------  ---------
 *1      Form of Underwriting Agreement
++3.1    Articles of Incorporation of Simula, Inc., as amended and restated
  3.2    Bylaws of Simula, Inc., as amended and restated............................      (1)
++4.1    Specimen of Common Stock Certificate
  4.2    Indenture dated December 17, 1993 (including cross-reference sheet to Trust
         Indenture Act), as amended.................................................      (3)
++4.5    Supplemental Indenture No. 2 dated September 12, 1996, entered into in connection with the Registrant's issuance of Series C 10% Senior
         Subordinated Convertible Notes
  4.6    Form of Supplemental Indenture No. 3, effective March 14, 1997, amending
         the Indenture of Simula, Inc. dated December 17, 1993......................     (11)
 *4.7    Form of Indenture in connection with the issuance of the   % Senior
         Subordinated Convertible Notes
 *5.1    Opinion of Counsel
  8.     Re tax matters, see 5.1 above
 10.8    Employment Agreement between Registrant and Stanley P. Desjardins..........      (1)

  NO.                                    DESCRIPTION                                  REFERENCE
-------  ---------------------------------------------------------------------------  ---------
 10.9    Employment Agreement between Registrant and Donald W. Townsend.............      (1)
 10.11   1992 Stock Option Plan.....................................................      (1)
 10.12   1992 Restricted Stock Plan.................................................      (1)
 10.15   Asset Purchase Agreement dated August 2, 1993 between Simula, Inc. and
         Airline Interiors, Inc.....................................................      (2)
 10.16   Asset Purchase Agreement dated June 14, 1994, among Simula, Inc., CCEC
         Acquisition Corp. and Coach and Car Equipment Corporation..................      (4)
 10.18   Asset Purchase Agreement dated September 30, 1994, among Simula, Inc.,
         Artcraft Acquisition Corp., and Artcraft Industries Corp. .................      (5)
 10.21   1994 Stock Option Plan.....................................................      (6)
 10.22   Agreements dated January 27, 1995 with Autoliv AB, including license
         agreement, frame supply agreement and joint development agreement..........      (7)
 10.23   Agreement with Jetstream Aircraft Limited..................................      (7)
 10.24   Amended Loan Agreement with Wells Fargo Bank, N.A. dated December 20,
         1996.......................................................................     (11)
 10.25   Asset Purchase Agreement dated November 1, 1995, between Comfab, Inc. and
         Stanley P. Desjardins, d/b/a Desjardins Engineering; Services Agreement
         dated November 1, 1995, between Simula, Inc. and Comfab, Inc.; Promissory
         Note of Stanley P. Desjardins, d/b/a Desjardins Engineering, dated November
         1, 1995, for the purchase price of Comfab, Inc. ...........................      (8)
 10.26   Simula, Inc. Employee Stock Purchase Plan..................................      (9)
++10.27  Promissory Note representing $650,000 loan from Stanley P. Desjardins dated
         August 12, 1996
++10.28  Promissory Note representing $1,000,000 loan from Stanley P. Desjardins dated August 14, 1996
 10.29   Form of Change of Control Agreements Between the Company and Key Management
         Personnel..................................................................     (11)
@11.     Earnings Per Share
@12.     Ratio of Earnings to Fixed Charges
 18.     Preference Letter re: change in accounting principles......................     (10)
@21.     Subsidiaries of Registrant
*23.     Consent of Independent Auditors
 24.     Powers of Attorney -- Directors............................................     (11)
 25.     Statement of Eligibility of Trustee on Form T-1 for Indenture dated
         December 17, 1993 (without Indenture) (bound separately)...................      (3)


---------------
*   Filed herewith.

+   To be filed by amendment.

++   Filed with original Registration Statement on Form S-3, dated October 4,
     1996.


@ Filed with Amendment No. 2 to Registration Statement on Form S-3, dated March 31, 1997.


(1) Filed with Registration Statement on Form S-18, No. 33-46152-LA, under the Securities Act of 1933, effective April 13, 1992.

(2) Filed with current Report on Form 8-K, dated August 2, 1993.

(3) Filed with Registration Statement on Form SB-2, No. 33-61028 under the Securities Act of 1933, effective December 10, 1993.

(4) Filed with current Report on Form 8-K, dated June 14, 1994.

(5) Filed with current Report on Form 8-K, dated September 30, 1994.

(6) Filed with Registration Statement on Form SB-2, No. 33-87582, under the Securities Act of 1933, effective December 28, 1994.

(7) Filed with Registration Statement on Form S-1, No. 33-89186, under the Securities Act of 1933, effective March 28, 1995, as amended by Post-Effective Amendment No. 1, effective March 31, 1995.

(8) Filed with Report on Form 10-K for the year ended December 31, 1995.

(9) Filed with Definitive Proxy on May 14, 1996, for the Company's Annual Meeting of Shareholders held on June 20, 1996.

(10) Filed with Report on Form 10-Q/A for the quarter ended June 30, 1996.

(11) Filed with Report on Form 10-K for the year ended December 31, 1996.

     b.1. Financial Statements. The financial statements of the Company are included in the Prospectus beginning at page F-1.

     b.2. Financial Statement Schedules. All schedules are included in the financial statements of the Company or are included in Part II of the Registration Statement.

ITEM 17.  UNDERTAKINGS

RULE 415

     a. The undersigned registrant hereby undertakes:

          a.1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of Securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          a.2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the Securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          a.3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     e. Incorporated Annual and Quarterly Reports.

          The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     h. Request for acceleration of effective date.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Phoenix, State of Arizona on April 18, 1997.


                                          SIMULA, INC.

                                          By /s/  DONALD W. TOWNSEND
                                            ------------------------------------
                                            Donald W. Townsend, President

     Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


            SIGNATURE AND TITLE                                     DATE
--------------------------------------------    --------------------------------------------

/s/  DONALD W. TOWNSEND                                        April 18, 1997
--------------------------------------------
Donald W. Townsend, President, Chief
Operating Officer, and Director

/s/  BRADLEY P. FORST                                          April 18, 1997
--------------------------------------------
Bradley P. Forst, Vice President, General
Counsel, Secretary and Director

/s/  SEAN K. NOLEN                                             April 18, 1997
--------------------------------------------
Sean K. Nolen, Vice President, Treasurer,
Chief Financial Officer, and Director

*                                                              April 18, 1997
--------------------------------------------
Stanley P. Desjardins, Chairman

*                                                              April 18, 1997
--------------------------------------------
James C. Withers, Director

*                                                              April 18, 1997
--------------------------------------------
Robert D. Olliver, Director

*                                                              April 18, 1997
--------------------------------------------
Scott E. Miller, Director

*By: /s/  BRADLEY P. FORST                                     April 18, 1997
     ---------------------------------------
     Bradley P. Forst,
     Attorney-in-Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Phoenix, State of Arizona on April 18, 1997.



                                          SIMULA HOLDINGS, INC.



                                          By /s/  STANLEY P. DESJARDINS

                                            ------------------------------------

                                            Stanley R. Desjardins, President



                               POWER OF ATTORNEY



     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Bradley P. Forst or Sean K. Nolen, or either of them, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments and any and all new registration statements filed pursuant to Rule 462 under the Securities Act in connection with or related to the offering contemplated by this Registration Statement, as amended, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


            SIGNATURE AND TITLE                                     DATE
--------------------------------------------    --------------------------------------------

/s/  STANLEY P. DESJARDINS                                     April 18, 1997
--------------------------------------------
Stanley P. Desjardins, President, and
Director

/s/  BRADLEY P. FORST                                          April 18, 1997
--------------------------------------------
Bradley P. Forst, Assistant Secretary and
Director

/s/  SEAN K. NOLEN                                             April 18, 1997
--------------------------------------------
Sean K. Nolen, Secretary, Treasurer and
Director

/s/  DONALD W. TOWNSEND                                        April 18, 1997
--------------------------------------------
Donald W. Townsend, Director

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Phoenix, State of Arizona on April 18, 1997.



                                          SIMULA GOVERNMENT PRODUCTS, INC.



                                          By /s/  STANLEY P. DESJARDINS

                                            ------------------------------------

                                            Stanley P. Desjardins, President



                               POWER OF ATTORNEY



     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Bradley P. Forst or Sean K. Nolen, or either of them, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments and any and all new registration statements filed pursuant to Rule 462 under the Securities Act in connection with or related to the offering contemplated by this Registration Statement, as amended, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


            SIGNATURE AND TITLE                                     DATE
--------------------------------------------    --------------------------------------------

/s/  STANLEY P. DESJARDINS                                     April 18, 1997
--------------------------------------------
Stanley P. Desjardins, President, Chief
Operating Officer, and Director

/s/  MIKE HAERLE                                               April 18, 1997
--------------------------------------------
Mike Haerle, Secretary and Tresurer, and
Chief Financial Officer

/s/  BRADLEY P. FORST                                          April 18, 1997
--------------------------------------------
Bradley P. Forst, Assistant Secretary

/s/  SEAN K. NOLEN                                             April 18, 1997
--------------------------------------------
Sean K. Nolen, Assistant Treasurer

/s/  DONALD W. TOWNSEND                                        April 18, 1997
--------------------------------------------
Donald W. Townsend, Director

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Phoenix, State of Arizona on April 18, 1997.



                                          SIMULA TECHNOLOGIES, INC.



                                          By /s/  JOSEPH COLTMAN

                                            ------------------------------------

                                            Joseph Coltman, President



                               POWER OF ATTORNEY



     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Bradley P. Forst or Sean K. Nolen, or either of them, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments and any and all new registration statements filed pursuant to Rule 462 under the Securities Act in connection with or related to the offering contemplated by this Registration Statement, as amended, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


            SIGNATURE AND TITLE                                     DATE
--------------------------------------------    --------------------------------------------

/s/  JOSEPH COLTMAN                                            April 18, 1997
--------------------------------------------
Joseph Coltman, President and Director

/s/  BRADLEY P. FORST                                          April 18, 1997
--------------------------------------------
Bradley P. Forst, Assistant Secretary and
Director

/s/  SEAN K. NOLEN                                             April 18, 1997
--------------------------------------------
Sean K. Nolen, Secretary, Treasurer and
Director

/s/  STANLEY P. DESJARDINS                                     April 18, 1997
--------------------------------------------
Stanley P. Desjardins, Director

/s/  DONALD W. TOWNSEND                                        April 18, 1997
--------------------------------------------
Donald Townsend, Director

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Phoenix, State of Arizona on April 18, 1997.



                                          SAFETY EQUIPMENT, INC. (SEI)



                                          By /s/  STANLEY P. DESJARDINS

                                            ------------------------------------

                                            Stanley P. Desjardins, President



                               POWER OF ATTORNEY



     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Bradley P. Forst or Sean K. Nolen, or either of them, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments and any and all new registration statements filed pursuant to Rule 462 under the Securities Act in connection with or related to the offering contemplated by this Registration Statement, as amended, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


            SIGNATURE AND TITLE                                     DATE
--------------------------------------------    --------------------------------------------

/s/  STANLEY P. DESJARDINS                                     April 18, 1997
--------------------------------------------
Stanley P. Desjardins, President and
Director

/s/  BARRY SHOPE                                               April 18, 1997
--------------------------------------------
Barry Shope, Secretary and Director

/s/  BRADLEY P. FORST                                          April 18, 1997
--------------------------------------------
Bradley P. Forst, Assistant Secretary

/s/  SEAN K. NOLEN                                             April 18, 1997
--------------------------------------------
Sean K. Nolen, Treasurer

/s/  DONALD W. TOWNSEND                                        APRIL 18, 1997
--------------------------------------------
DONALD W. TOWNSEND, DIRECTOR

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Phoenix, State of Arizona on April 18, 1997.



                                          SEDONA SCIENTIFIC, INC.



                                          By /s/  VERN DORRELL

                                            ------------------------------------

                                            Vern Dorrell, President



                               POWER OF ATTORNEY



     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Bradley P. Forst or Sean K. Nolen, or either of them, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments and any and all new registration statements filed pursuant to Rule 462 under the Securities Act in connection with or related to the offering contemplated by this Registration Statement, as amended, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


            SIGNATURE AND TITLE                                     DATE
--------------------------------------------    --------------------------------------------

/s/  VERN DORRELL                                              April 18, 1997
--------------------------------------------
Vern Dorrell, President and Director

/s/  BRADLEY P. FORST                                          April 18, 1997
--------------------------------------------
Bradley P. Forst, Assistant Secretary

/s/  SEAN K. NOLEN                                             April 18, 1997
--------------------------------------------
Sean K. Nolen, Treasurer

/s/  DONALD W. TOWNSEND                                        April 18, 1997
--------------------------------------------
Donald W. Townsend, Director

/s/  RANDALL TAYLOR                                            April 18, 1997
--------------------------------------------
Randall Taylor, Director

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Phoenix, State of Arizona on April 18, 1997.


                                          INTERNATIONAL CENTER FOR SAFETY
                                          EDUCATION



                                          By /s/  STANLEY P. DESJARDINS

                                            ------------------------------------

                                            Stanley P. Desjardins, President



                               POWER OF ATTORNEY



     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Bradley P. Forst or Sean K. Nolen, or either of them, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments and any and all new registration statements filed pursuant to Rule 462 under the Securities Act in connection with or related to the offering contemplated by this Registration Statement, as amended, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


            SIGNATURE AND TITLE                                     DATE
--------------------------------------------    --------------------------------------------

/s/  STANLEY P. DESJARDINS                                     April 18, 1997
--------------------------------------------
Stanley P. Desjardins, President and
Director

/s/  BRADLEY P. FORST                                          April 18, 1997
--------------------------------------------
Bradley P. Forst, Secretary

/s/  SEAN K. NOLEN                                             April 18, 1997
--------------------------------------------
Sean K. Nolen, Treasurer

/s/  DONALD W. TOWNSEND                                        April 18, 1997
--------------------------------------------
Donald W. Townsend, Director

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Phoenix, State of Arizona on April 18, 1997.



                                          SIMULA TRANSPORTATION EQUIPMENT
                                          CORPORATION



                                          By /s/  DONALD RUTTER

                                            ------------------------------------

                                            Donald Rutter, President



                               POWER OF ATTORNEY



     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Bradley P. Forst or Sean K. Nolen, or either of them, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments and any and all new registration statements filed pursuant to Rule 462 under the Securities Act in connection with or related to the offering contemplated by this Registration Statement, as amended, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


            SIGNATURE AND TITLE                                     DATE
--------------------------------------------    --------------------------------------------

/s/  DONALD RUTTER                                             April 18, 1997
--------------------------------------------
Donald Rutter, President and Director

/s/  INAM KHAN                                                 April 18, 1997
--------------------------------------------
Inam Khan, Secretary, Treasurer

/s/  BRADLEY P. FORST                                          April 18, 1997
--------------------------------------------
Bradley P. Forst, Assistant Secretary and
Director

/s/  SEAN K. NOLEN                                             April 18, 1997
--------------------------------------------
Sean K. Nolen, Vice President, Assistant
Treasurer

/s/  DONALD W. TOWNSEND                                        April 18, 1997
--------------------------------------------
Donald W. Townsend, Director

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Phoenix, State of Arizona on April 18, 1997.



                                          AIRLINE INTERIORS, INC.



                                          By /s/  WILLIAM BEASLEY

                                            ------------------------------------

                                            William Beasley, President



                               POWER OF ATTORNEY



     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Bradley P. Forst or Sean K. Nolen, or either of them, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments and any and all new registration statements filed pursuant to Rule 462 under the Securities Act in connection with or related to the offering contemplated by this Registration Statement, as amended, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


            SIGNATURE AND TITLE                                     DATE
--------------------------------------------    --------------------------------------------

/s/  WILLIAM BEASLEY                                           April 18, 1997
--------------------------------------------
William Beasley, Chief Operating Officer and
Director

/s/  BRUCE MERATI                                              April 18, 1997
--------------------------------------------
Bruce Merati, Secretary, Treasurer

/s/  BRADLEY P. FORST                                          April 18, 1997
--------------------------------------------
Bradley P. Forst, Assistant Secretary

/s/  SEAN K. NOLEN                                             April 18, 1997
--------------------------------------------
Sean K. Nolen, Assistant Treasurer

/s/  DONALD RUTTER                                             April 18, 1997
--------------------------------------------
Donald Rutter, Director

/s/  RANDALL TAYLOR                                            APRIL 18, 1997
--------------------------------------------
RANDALL TAYLOR, DIRECTOR

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Phoenix, State of Arizona on April 18, 1997.



                                          COACH & CAR EQUIPMENT CORPORATION



                                          By /s/  EUGENE GERMAINE

                                            ------------------------------------

                                            Eugene Germaine, President



                               POWER OF ATTORNEY



     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Bradley P. Forst or Sean K. Nolen, or either of them, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments and any and all new registration statements filed pursuant to Rule 462 under the Securities Act in connection with or related to the offering contemplated by this Registration Statement, as amended, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


            SIGNATURE AND TITLE                                     DATE
--------------------------------------------    --------------------------------------------

/s/  EUGENE GERMAINE                                           April 18, 1997
--------------------------------------------
Eugene Germaine, President and Secretary

/s/  BRADLEY P. FORST                                          April 18, 1997
--------------------------------------------
Bradley P. Forst, Assistant Secretary

/s/  SEAN K. NOLEN                                             April 18, 1997
--------------------------------------------
Sean K. Nolen, Treasurer

/s/  DONALD RUTTER                                             April 18, 1997
--------------------------------------------
Donald Rutter, Director

/s/  RANDALL TAYLOR                                            April 18, 1997
--------------------------------------------
Randall Taylor, Director

/s/  DONALD W. TOWNSEND                                        April 18, 1997
--------------------------------------------
Donald W. Townsend, Director

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Phoenix, State of Arizona on April 18, 1997.



                                          AIRCRAFT INDUSTRIES CORPORATION



                                          By /s/  DONALD RUTTER

                                            ------------------------------------

                                            Donald Rutter, President



                               POWER OF ATTORNEY



     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Bradley P. Forst or Sean K. Nolen, or either of them, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments and any and all new registration statements filed pursuant to Rule 462 under the Securities Act in connection with or related to the offering contemplated by this Registration Statement, as amended, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


            SIGNATURE AND TITLE                                     DATE
--------------------------------------------    --------------------------------------------

/s/  DONALD RUTTER                                             April 18, 1997
--------------------------------------------
Donald Rutter, Chief Operating Officer and
Director

/s/  CAROL SANCHEZ                                             April 18, 1997
--------------------------------------------
Carol Sanchez, Secretary, Treasurer

/s/  JOSEPH APPELMAN                                           April 18, 1997
--------------------------------------------
Joseph Appelman, General Manager

/s/  BRADLEY P. FORST                                          April 18, 1997
--------------------------------------------
Bradley P. Forst, Assistant Secretary

/s/  SEAN K. NOLEN                                             April 18, 1997
--------------------------------------------
Sean K. Nolen, Assistant Treasurer and
Director

/s/  DONALD W. TOWNSEND                                        April 18, 1997
--------------------------------------------
Donald W. Townsend, Director

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Phoenix, State of Arizona on April 18, 1997.



                                          INTAERO, LTD.



                                          By /s/  DONALD RUTTER

                                            ------------------------------------

                                            Donald Rutter, President



                               POWER OF ATTORNEY



     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Bradley P. Forst or Sean K. Nolen, or either of them, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments and any and all new registration statements filed pursuant to Rule 462 under the Securities Act in connection with or related to the offering contemplated by this Registration Statement, as amended, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


            SIGNATURE AND TITLE                                     DATE
--------------------------------------------    --------------------------------------------

/s/  DONALD RUTTER                                             April 18, 1997
--------------------------------------------
Donald Rutter, President and Director

/s/  INAM KHAN                                                 April 18, 1997
--------------------------------------------
Inam Khan, Secretary, Treasurer

/s/  JAMES CAIN                                                April 18, 1997
--------------------------------------------
James Cain, General Manager

/s/  BRADLEY P. FORST                                          April 18, 1997
--------------------------------------------
Bradley P. Forst, Assistant Secretary and
Director

/s/  SEAN K. NOLEN                                             April 18, 1997
--------------------------------------------
Sean K. Nolen, Assistant Treasurer and
Director

/s/  DONALD W. TOWNSEND                                        April 18, 1997
--------------------------------------------
Donald W. Townsend, Director

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Phoenix, State of Arizona on April 18, 1997.



                                          VIATECH, INC.



                                          By /s/  HARRY JONES

                                            ------------------------------------

                                            Harry Jones, President



                               POWER OF ATTORNEY



     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Bradley P. Forst or Sean K. Nolen, or either of them, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments and any and all new registration statements filed pursuant to Rule 462 under the Securities Act in connection with or related to the offering contemplated by this Registration Statement, as amended, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


            SIGNATURE AND TITLE                                     DATE
--------------------------------------------    --------------------------------------------

/s/  HARRY JONES                                               April 18, 1997
--------------------------------------------
Harry Jones, President, and Chief Operating
Officer

/s/  DONALD W. TOWNSEND                                        April 18, 1997
--------------------------------------------
Donald W. Townsend, Secretary, Treasurer and
Director

/s/  BRADLEY P. FORST                                          April 18, 1997
--------------------------------------------
Bradley P. Forst, Assistant Secretary

/s/  SEAN K. NOLEN                                             April 18, 1997
--------------------------------------------
Sean K. Nolen, Assistant Treasurer

/s/  STANLEY P. DESJARDINS                                     April 18, 1997
--------------------------------------------
Stanley P. Desjardins, Director

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Phoenix, State of Arizona on April 18, 1997.


                                          SIMULA AUTOMOTIVE SAFETY DEVICES
                                          (ASD-Simula), INC.



                                          By /s/  JAMES SAUNDERS

                                            ------------------------------------

                                            James Saunders, President



                               POWER OF ATTORNEY



     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Bradley P. Forst or Sean K. Nolen, or either of them, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments and any and all new registration statements filed pursuant to Rule 462 under the Securities Act in connection with or related to the offering contemplated by this Registration Statement, as amended, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


            SIGNATURE AND TITLE                                     DATE
--------------------------------------------    --------------------------------------------

/s/  JAMES SAUNDERS                                            April 18, 1997
--------------------------------------------
James Saunders, President, Chief Operating
Officer, and Director

/s/  BRADLEY P. FORST                                          April 18, 1997
--------------------------------------------
Bradley P. Forst, Secretary

/s/  SEAN K. NOLEN                                             April 18, 1997
--------------------------------------------
Sean K. Nolen, Treasurer and Director

/s/  DONALD W. TOWNSEND                                        April 18, 1997
--------------------------------------------
Donald W. Townsend, Director

/s/  RANDALL TAYLOR                                            April 18, 1997
--------------------------------------------
Randall Taylor, Director

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Phoenix, State of Arizona on April 18, 1997.



                                          SIMULA AUTOMOTIVE SAFETY DEVICES
                                          LIMITED



                                          By /s/  ALAN DORWARD

                                            ------------------------------------

                                             Alan Dorward, General Manager,
                                             Operating Officer



                               POWER OF ATTORNEY



     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Bradley P. Forst or Sean K. Nolen, or either of them, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement, including post-effective amendments and any and all new registration statements filed pursuant to Rule 462 under the Securities Act in connection with or related to the offering contemplated by this Registration Statement, as amended, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each said attorney-in-fact or his substitute or substitutes may do or cause to be done by virtue hereof.


     Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


            SIGNATURE AND TITLE                                     DATE
--------------------------------------------    --------------------------------------------

/s/  ALAN DORWARD                                              April 18, 1997
--------------------------------------------
Alan Dorward, General Manager, Operating
Officer and Director

/s/  DAVID LINKLATER                                           April 18, 1997
--------------------------------------------
David Linklater, Finance Manager, Financial
Officer

/s/  DONALD W. TOWNSEND                                        April 18, 1997
--------------------------------------------
Donald W. Townsend, Director

/s/  RANDALL TAYLOR                                            April 18, 1997
--------------------------------------------
Randall Taylor, Director

/s/  JAMES SAUNDERS                                            April 18, 1997
--------------------------------------------
James Saunders, Director

/s/  BRADLEY FORST                                             April 18, 1997
--------------------------------------------
Bradley Forst, Secretary